                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MICROPOLIS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            MICROPOLIS CORPORATION
                             21211 NORDHOFF STREET
                         CHATSWORTH, CALIFORNIA 91311

                          NOTICE AND PROXY STATEMENT
                   FOR ACTION TO BE TAKEN BY WRITTEN CONSENT
                     IN LIEU OF A MEETING OF STOCKHOLDERS

To Our Stockholders:

  Attached hereto is a Proxy Statement which solicits the written consent of the stockholders of Micropolis Corporation, a Delaware corporation (the "Company"), for the following action:

  To authorize and approve: (i) the sale (the "Sale") of substantially all of the Company's assets (other than cash and accounts receivable) related to its disk drive business, to ST Chatsworth Pte Ltd, a Singapore corporation and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation, pursuant to the terms of an Asset Purchase Agreement dated as of January 24, 1996 (the "Purchase Agreement"), a copy of which is attached as Appendix C to the Proxy Statement, and (ii) an amendment to the Company's Certificate of Incorporation to change the name of the Company to StreamLogic Corporation (the "Name Change").

  The Sale and the Name Change are being presented to the stockholders as a single unified proposal (the "Proposal") and approval of the Proposal will constitute approval of both the Sale and the Name Change. The Proposal is described in detail in the Proxy Statement attached to this notice and incorporated herein by this reference.

  On March 6, 1996, the Board of Directors received the opinion of Salomon Brothers Inc, an investment banking and advisory firm, that the consideration to be received by the Company in the Sale is fair, from a financial point of view, to the Company. After consideration of, among other things, the terms and conditions of the Purchase Agreement and the opinion of Salomon Brothers Inc, the Board of Directors determined that the proposed Sale is fair to and in the best interests of the Company's stockholders and has unanimously approved the proposed Sale and the Name Change and recommends that stockholders approve the Proposal. The Board of Directors believes that it is in the best interests of the Company and its stockholders to solicit such approval as of the earliest possible date. In order to accomplish this objective, the Board of Directors is hereby soliciting the approval of the Proposal by stockholders by written consent, in lieu of a meeting of stockholders.

                                              By Order of the Board of
                                              Directors

                                                    Ericson M. Dunstan
                                                        Secretary

Chatsworth, California
March 7, 1996

 In order to ensure your representation in the action to be taken by written consent, you are requested to sign and date the enclosed Consent Card as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

                            MICROPOLIS CORPORATION
                             21211 NORDHOFF STREET
                         CHATSWORTH, CALIFORNIA 91311

           PROXY STATEMENT FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

  This Proxy Statement is furnished to the stockholders by the Board of Directors of Micropolis Corporation, a Delaware corporation (the "Company" or "Micropolis"), for solicitation of the written consent of stockholders to approve (i) the sale (the "Sale") of substantially all of the Company's assets (other than cash and accounts receivable) related to its disk drive business, to ST Chatsworth Pte Ltd, a Singapore corporation and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation, pursuant to the terms of an Asset Purchase Agreement dated as of January 24, 1996 (the "Purchase Agreement"), a copy of which is attached as Appendix C to this Proxy Statement, and (ii) an amendment to the Company's Certificate of Incorporation to change the name of the Company to StreamLogic Corporation (the "Name Change"). The Sale and the Name Change are being presented to the stockholders as a single unified proposal (the "Proposal") and approval of the Proposal will constitute approval of both the Sale and the Name Change.

  It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed Consent Card will commence on or about March 8, 1996. The procedure for indicating approval of the Proposal is described in detail in this Proxy Statement.

                              GENERAL INFORMATION

VOTING SHARES AND VOTING RIGHTS

  Stockholders of record at the close of business on February 16, 1996 (the "Record Date") are entitled to approve the Proposal. There were 15,580,413 shares of Common Stock of the Company issued and outstanding on that date. Each share of the Common Stock is entitled to one vote. The Proposal must be approved by the holders of a majority of the outstanding shares of the Common Stock of the Company.

  The beneficial ownership of the Company's Common Stock by certain beneficial owners and by each of the Company's directors, certain of its most highly-compensated executive officers and all executive officers and directors as a group is set forth below under "Security Ownership of Certain Beneficial Owners and Management."

  Under the Company's Bylaws and pursuant to applicable Delaware law, any action which may be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The matter being considered by the stockholders is being submitted for action by written consent, rather than by votes cast at a meeting. A copy of the Purchase Agreement pursuant to which the proposed Sale is to be made is attached to this Proxy Statement as Appendix C, and the text of the proposed amendment to the Company's Certificate of Incorporation effecting the Name Change is set forth in full under "The Name Change." The Proposal will be deemed to have been approved upon receipt by the Company of Consent Cards which have not previously been revoked representing the approval of a majority of the shares of Common Stock issued and outstanding on the Record Date, provided that such approval is received on or prior to March 28, 1996 (the "Termination Date"). If, however, sufficient written consents have not been received by the Termination Date, the Company reserves the right to extend the solicitation of written consents made hereby except that, under Delaware law, such solicitation may not be extended beyond the date 60 days after the earliest dated consent received by the Company. Any election to extend this consent solicitation will be made by the Company by news release or other similar public announcement. The date on which the Proposal is deemed approved hereunder is referred to as the "Effective Date."

  Stockholders are being requested to indicate approval of the Proposal by checking the appropriate box on the enclosed Consent Card and executing the Consent Card. FAILURE TO CHECK ANY OF THE BOXES WILL, IF THE CONSENT CARD HAS BEEN SIGNED, CONSTITUTE APPROVAL OF THE PROPOSAL. A complete description of the proposed Sale and text of the amendment to the Company's Certificate of Incorporation effecting the Name Change have not been set out on the Consent Card itself because of space limitations. Nevertheless, signing and indicating approval on the Consent Card will be deemed to be written consent to the approval of the Proposal. Consent Cards that reflect abstentions will be treated as voted for purposes of determining the approval of the Proposal and will have the same effect as a vote against the Proposal; Consent Cards that reflect "broker non-votes" will be treated as unvoted for purposes of determining approval and will have the same effect as a vote against the Proposal.

  Execution of the Consent Card will constitute your approval, as a stockholder of the Company, of the Proposal, and if sufficient written consents are received, the Proposal will be deemed to have been approved by the stockholders of the Company. Stockholder approval of the Proposal may not prevent a stockholder from subsequently seeking to challenge the Proposal or the actions of the Company's Board of Directors in approving the Proposal, and, although the Company cannot determine in advance its position with respect to any such challenge, it is possible that the Company could assert such stockholder's or stockholders' approval of the Proposal as a defense, in which case, if such defense were held meritorious, such stockholder or stockholders could effectively be estopped from asserting such claims. No dissenters or similar rights apply to stockholders who do not approve the Proposal. If less than a majority of the outstanding shares of common stock approve the Proposal, the Company cannot proceed with the Sale and the Name Change.

  The Company will pay the entire cost of the preparation and mailing of this Proxy Statement and all other costs of this solicitation. Following the initial mailing of this Proxy Statement, the Company and its agents may also solicit proxies by mail, telephone, facsimile or in person; employees of the Company who assist in such activities will not receive additional compensation in connection therewith. D.F. King & Co., Inc. will receive approximately $5,000 for their solicitation services.

DELIVERY OF WRITTEN CONSENTS

  The Board of Directors requests that each Stockholder execute, date and mail or deliver the Consent Card to D.F. King & Co., Inc., the Solicitor of the Company, or Micropolis Corporation, at the following address, as appropriate:


 BENEFICIAL OWNERS                         DIRECT STOCKHOLDERS OF RECORD
 D.F. King & Co., Inc.                     Micropolis Corporation
 77 Water Street                           c/o CMSS
 New York, NY 10005-4495                   Midtown Station
                                           P.O. Box 816
                                           New York, NY 10138-0834


An addressed envelope is provided for your convenience in returning the Consent Card. THE CONSENT CARD SHOULD BE RETURNED AS SOON AS POSSIBLE AND, IN ANY EVENT, FOR RECEIPT PRIOR TO MARCH 28, 1996. DO NOT SEND CONSENT CARDS TO THE COMPANY.

REVOCATION OF WRITTEN CONSENTS

  Any Consent Card executed and delivered by a stockholder may be revoked by delivering written notice of such revocation prior to the Effective Date to the Company at the address set forth below:

                           MICROPOLIS CORPORATION
                           21211 Nordhoff Street
                           Chatsworth, California 91311
                           Attention: Chief Financial Officer

Consent Cards may not be revoked after the Effective Date.

NOTICE OF EFFECTIVENESS OF PROPOSAL

  If the Proposal is approved by stockholders and the Effective Date occurs, the Company will promptly give notice thereof to all stockholders who have not consented in writing to the extent required by Section 228(d) of the Delaware General Corporation Law.

                                    SUMMARY

  The following is a summary, for the convenience of stockholders, of certain information with regard to the proposed Sale and proposed Name Change to be acted upon by written consent. This summary is necessarily incomplete and selective and is qualified in its entirety by reference to the complete Proxy Statement and the Appendices thereto.

                        THE WRITTEN CONSENT SOLICITATION

PURPOSE OF THE SOLICITATION

  Stockholders are being asked to consider and act by written consent upon a single proposal (i) to approve the sale (the "Sale") of substantially all of the Company's assets (other than cash and accounts receivable) related to its disk drive business (the "Drive Business") to ST Chatsworth Pte Ltd, a Singapore corporation ("STC" or "Micropolis Pte Ltd") and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), pursuant to the terms of an Asset Purchase Agreement dated as of January 24, 1996 (the "Purchase Agreement"), a copy of which is attached as Appendix C to this Proxy Statement, and (ii) to adopt an amendment to the Company's Certificate of Incorporation to change the name of the Company to StreamLogic Corporation (the "Name Change").

  The Sale and the Name Change are being presented to the stockholders as a single unified proposal (the "Proposal") and approval of the Proposal will constitute approval of both the Sale and the Name Change.

CONSENTS REQUIRED FOR APPROVAL; TERMINATION DATE

  The Proposal will be deemed to have been approved upon receipt by the Company of Consent Cards which have not previously been revoked representing the approval of a majority of the shares of Common Stock issued and outstanding on the Record Date, provided that such approval is received on or prior to March 28, 1996 (the "Termination Date"). If, however, sufficient written consents have not been received by the Termination Date, the Company reserves the right to extend the solicitation of written consents made hereby except that, under Delaware law, such solicitation may not be extended beyond the date 60 days after the earliest dated consent received by the Company.

  Any Consent Card executed and delivered by a stockholder may be revoked by delivering written notice of such revocation prior to the Effective Date to the Company at 21211 Nordhoff Street, Chatsworth, California 91311; Attention:
Chief Financial Officer. Consent Cards may not be revoked after the Effective Date.

                                  THE PROPOSAL

THE SALE

  Pursuant to the Purchase Agreement, STC will purchase substantially all the assets, other than cash and receivables, of the Drive Business, including the name "Micropolis," certain other intangibles, the capital stock of the Company's subsidiary Micropolis Corporation (Thailand) Ltd. and either the capital stock or assets of five of the Company's European and Asian sales and marketing subsidiaries (the "Sales Subsidiaries")(such assets, collectively, the "Subject Assets"), and STC will assume certain of the Company's liabilities relating to the Drive Business (the "Assumed Liabilities") on March 29, 1996 or such other date as the Company and STC may agree (the "Closing Date"). The Company's remaining assets will consist principally of the inventory, property, plant and equipment related to its information storage subsystems and video systems business (the "Systems Business") and its cash and accounts receivable. In addition, under the Purchase Agreement STC has an option to include in the Subject Assets the owned and/or leased portion of the Company's corporate headquarters in Chatsworth, California (the "Option Real Property"). Pursuant to the Purchase Agreement, STC may elect to purchase either the capital stock or the assets of each of the Sales Subsidiaries. The Sale will be accounted for by the parties using the purchase method of accounting.

  Based on publicly available information, ST was founded in 1967 to help provide industrial capability for the then newly independent Republic of Singapore. ST now has businesses in numerous areas including financial services, infrastructure, information technology, precision engineering, semiconductors and telemedia. ST and its subsidiaries and affiliates (the "ST Group") reported revenue in 1994 of Singapore $2.5 billion, and reported a profit of Singapore $130 million. The total workforce of the ST Group is over 14 thousand, with about 25% of the workforce holding engineering qualifications. ST Group is the largest employer of engineers and technologists in Singapore. STC, which is expected to be renamed Micropolis Pte Ltd, will be a Singapore headquartered company under the ST Group.

  The Company's principal executive offices are located at 21211 Nordhoff Street, Chatsworth, California 91311; telephone (818) 709-3300. ST and STC are located at 83 Science Park Drive, 01-01/02 The Curie, Singapore Science Park, Singapore 118258; telephone 65-775-3266.

TERMS OF THE PURCHASE AGREEMENT

  The purchase price for the Drive Business will be an amount equal to approximately the net book value of the Subject Assets as of the Closing Date, plus (i) $7 million as consideration for goodwill of the Drive Business and the name "Micropolis," (ii) approximately $1.3 million as consideration for the amount of the agreed upon value over book value of the real property owned by Micropolis Thailand (the "Thai Property"), and (iii) approximately $1.5 million as consideration for the estimated amount of the appraised value over the book value of certain of the Company's fixed assets (the "Corporate Assets"), minus the Assumed Liabilities, including $8 million as a warranty claims reserve. The purchase price may not exceed approximately $56 million (an amount equal to 110% of the purchase price calculated as of December 29, 1995), however, and if the purchase price calculated as of the Closing Date is in excess of such amount it will be reduced by such excess.

  The actual amount of cash received by the Company in exchange for the Subject Assets and Assumed Liabilities will depend on its operating results between December 29, 1995 and the Closing Date, which cannot now be determined with certainty. The level of the balance sheet elements used to determine the purchase price will depend largely on first quarter 1996 revenues and the resulting levels of accounts receivable and inventory. Based on its current estimate of first quarter 1996 operating results and a Closing Date of March 29, 1996, which results are difficult to estimate, and from which actual results could vary considerably (due to the level and timing of sales, amount of cash collected from such sales and the resulting level of accounts payable, which will be a function of the amount of both collections and purchases of components during the quarter), the Company expects that on the anticipated Closing Date the net book value of the Subject Assets (excluding the Option Real Property) will be approximately $119 million, the purchase price for goodwill and the value of the Thai Property and Corporate Assets over book value will be approximately $10 million, and the Assumed Liabilities, including $8 million as a warranty claims reserve, will be approximately $77 million. Thus, the total estimated cash consideration payable to the Company by STC (assuming no adverse adjustments for indemnity or other factors) would be approximately $50 million, before repayment of amounts due under a $10 million Facility Agreement (the "Facility") provided to the Company by STC.

  On the Closing Date STC will transfer an initial payment (the "Initial Payment") to the Company equal to a portion of the estimated Purchase Price, offset by repayment of the Facility. Within three days after confirmation by STC of the actual net book values of the Subject Assets and Assumed Liabilities, and not later than 24 days after the Closing Date (except for amounts in dispute), STC will pay the balance of the Purchase Price to the Company, less 5% of such balance (the "Holdback Amount"). If STC disagrees with the Company's determination of the purchase price (based on the combined balance sheet of the Drive Business as of the Closing Date prepared by the Company) after review thereof by STC's accountants, it may dispute the calculation of the purchase price and withhold amounts in dispute. Pursuant to the Purchase Agreement, any such dispute will be resolved by an independent accounting firm mutually acceptable to the parties, if the parties cannot resolve such dispute by agreement. There can be no assurance that STC will not dispute the Company's calculation of the purchase price in material respects or that, in the event of such a dispute, the resolution of such dispute will be favorable to the Company. On or prior to the date six months after the Closing Date, STC shall pay to the Company the Holdback Amount, less any sums owed to, or claimed by, STC under the Purchase Agreement. See "Terms of the Purchase Agreement--Purchase Price" and "-- Indemnification."

  On the Closing Date, the Company and STC will enter into a patent cross-licensing agreement pursuant to which the Company will retain a license to use the patents related to the Drive Business transferred to STC and the Company will license to STC the right to use its patents related to the Systems Business and also will enter into a computer services agreement which will permit the Company to use STC's computer systems at no charge for a period of two years after the Closing Date. If STC elects to purchase the capital stock of a Sales Subsidiary rather than its assets, StreamLogic and Micropolis Pte Ltd will also enter into a distribution agreement whereby Micropolis Pte Ltd will distribute StreamLogic's Systems Business products through such Sales Subsidiary for a period of two years following the Closing Date. If, alternatively, STC elects to purchase the assets of such Sales Subsidiary, then StreamLogic will agree to distribute disk drives through such Sales Subsidiary for Micropolis Pte Ltd until such time as Micropolis Pte Ltd has set up its own distribution system. Pursuant to the Purchase Agreement, the Company will be prohibited from competing with STC in the Drive Business for a period of five years after the Closing Date. See "Terms of the Purchase Agreement--Cross-- License, Computer Services and Distribution Agreements" and "--Certain Covenants Following the Closing."

  The Company and STC may mutually consent to terminate the Purchase Agreement prior to the Closing Date. Either party may terminate the Purchase Agreement if there is a material misrepresentation or breach of warranty or covenant by the other party and such misrepresentation or breach results in a failure to satisfy a condition to such non-breaching party's obligation to consummate the transactions contemplated by the Purchase Agreement, or if the conditions to such party's obligation to close under the Purchase Agreement have not been satisfied or waived prior to the Closing Date. If the Purchase Agreement is terminated, the contract provides that all obligations of both parties will terminate without liability (except for amounts owed by the Company to STC under the Facility; see "The Proposed Sale--General"), except that if a party terminates due to a knowing and wilful breach by the other party of its representations and warranties or covenants in the Purchase Agreement, the breaching party will not be released from any liability to the other party under the Purchase Agreement.

OPINION OF FINANCIAL ADVISOR

  The Company's financial advisor, Salomon Brothers Inc ("Salomon Brothers"), has rendered a written opinion that the consideration to be received by the Company in the Sale is fair, from a financial point of view, to the Company. A copy of the opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in rendering such opinion, is attached hereto as Appendix A and should be read in its entirety. Salomon Brothers will receive a fee for its services provided in connection with the Sale, a substantial portion of which is contingent upon consummation of the Sale. See "Opinion of Financial Advisor."

INTEREST OF MANAGEMENT IN SALE

  Four offers of employment have been discussed by STC with officers of Micropolis (individuals with title of Vice President or higher), and three were accepted contingent upon the completion of the Sale. In the case of the accepted offers to the Vice President of Sales and the Vice President of Human Resources, the offers were for positions with substantially similar responsibilities with the same salary and benefits as these positions have provided recently. In addition, a guaranteed bonus of approximately 5% was offered. In the case of the accepted offer to the Senior Vice President of Engineering, Dr. Eric Dunstan, a 36% raise was offered in lieu of certain continuing retirement benefits which had been a benefit of employment at the Company. Dr. Dunstan has also agreed to continue to serve as a director of StreamLogic Corporation, and will receive directors' fees and stock options consistent with those of the other outside directors. In addition, a bonus of up to $125 thousand to be determined by the Compensation Committee will be paid to Dr. Dunstan by the Company in recognition of his service to the Company.

  The Compensation Committee of the Board of Directors has begun discussions with Mr. Larry Smart, the Chairman of the Board, President and Chief Executive Officer, with respect to arrangements for Mr. Smart's continued employment by the Company after the Sale. The Compensation Committee believes that Mr. Smart's retention is important to the success of StreamLogic but has deferred consideration of any additional commitments to Mr. Smart until after consummation of the Sale.

  The Board of Directors has agreed to establish an Indemnification Trust for the benefit of directors and certain executive officers and to deposit therein the sum of $500 thousand from the proceeds of the Sale to secure the indemnification obligations of the Company to such persons.

  The Board of Directors has appointed a Special Committee of the Board of Directors consisting of independent, nonemployee directors to review and evaluate the terms of the Sale, and incident thereto to evaluate and review the reasonableness of the business plan of StreamLogic and the other alternatives available to the Company. The Special Committee has recommended approval of the Sale to the full Board of Directors. See "Interest of Management in Sale," "Background" and "Recommendations of Board of Directors; Reasons for the Sale."

TAX CONSEQUENCES

  The Sale will be a taxable transaction to the Company, and will result in approximately $1.1 million of alternative minimum tax to the Company. See Note 10 of Notes to Consolidated Financial Statements. The Sale will not be a taxable event for stockholders. See "Tax Consequences."

CONDUCT OF BUSINESS AFTER SALE; USE OF PROCEEDS

  If the Sale is consummated, StreamLogic's principal business will be fault tolerant disk storage subsystems, commonly known as RAID systems. Longer term, StreamLogic plans to develop a substantial video server and video disk recorder business, assuming that current tape based markets for such products transition to disk based technologies, and that StreamLogic's products are successful in these new markets.

  StreamLogic will be located at 21329 Nordhoff Street in Chatsworth, California, in a building currently owned by it and have approximately 150 employees. It is also possible that this building will be sold to STC and leased back, but whether the Company and STC will enter into such a transaction and the key terms of any such lease have not yet been decided upon. Whether StreamLogic owns or leases this space, or moves to other space is not expected to have a material effect on the operations of StreamLogic.

  StreamLogic will have a source of disk drives under an OEM Supply Agreement which it has entered into with Micropolis Pte Ltd, effective upon consummation of the Sale. Among other things, the OEM Supply Agreement allows StreamLogic to buy at prices equal to or slightly lower than the most favored OEM customer of Micropolis Pte Ltd. StreamLogic must offer all its disk drive business and requirements to Micropolis Pte Ltd on a right of first refusal basis, subject to the ability of Micropolis Pte Ltd to meet certain delivery and other standards. The agreement has an initial two-year term, after which it may be renewed annually by mutual agreement.

  StreamLogic will also use the computer systems and related services of Micropolis Pte Ltd at no charge for a period of two years following the Closing Date. In addition, the parties will enter into a patent cross-licensing agreement. If STC elects to purchase the capital stock of certain of the Sales Subsidiaries, StreamLogic and Micropolis Pte Ltd will also enter into a distribution agreement whereby Micropolis Pte Ltd will distribute StreamLogic's Systems Business products through such Sales Subsidiaries for a period of two years following the Closing Date. If STC elects to purchase the assets of certain of the Sales Subsidiaries, then StreamLogic will agree to distribute disk drives through such Sales Subsidiaries for Micropolis Pte Ltd until such time as Micropolis Pte Ltd has set up its own distribution system.

  The proceeds of the Sale will be used for general corporate purposes including funding near-term operating losses, currently estimated at $7 million in 1996; the actual amount of such losses will depend on future operating results that are difficult to estimate and may differ materially from this estimate. In addition, interest expense on the $95 million of the Company's debt expected to be outstanding as of the Closing Date is currently estimated at $6.5 million annually, although such amounts are currently estimated to be offset by approximately $2.5 million of interest income on cash balances. In 1997, sinking fund payments on certain debt of the Company commence and are due in the amount of $3.75 million each March 15 through 2012. The Company is also negotiating with the holder of the $20 million 10% Convertible Subordinated Notes due 1998 to obtain a consent necessary to consummate the Sale, and may agree to retire or otherwise restructure these notes. In addition, after the Sale the Company may seek to restructure, in part or in whole, its $75 Million 6% Convertible Subordinated Debentures due 2012, but plans to carefully evaluate such a potential use of funds against alternative uses, such as acquisitions. See "Conduct of Business After Sale; Use of Proceeds."

THE PROPOSED NAME CHANGE

  The right to use the name "Micropolis" is included in the assets being purchased by STC pursuant to the Purchase Agreement. Therefore, if the Sale is consummated, the Company will be obligated to change its corporate name. The Board of Directors believes that the corporate name "StreamLogic Corporation" appropriately identifies the scope of the continuing business of the Company.

DISSENTERS' RIGHTS

  Stockholders of the Company will not be entitled to any appraisal or dissenters' rights in connection with the Sale or the Name Change.

REQUIRED VOTE

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve the Proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors unanimously recommends that the stockholders vote to approve the Sale and the Name Change. The Board of Directors believes that the terms of the Purchase Agreement are fair and that the Sale is in the best interests of the Company and its stockholders.

  In recommending that the stockholders approve the Proposal, the Board of Directors considered various factors, including the recommendations of management and the Special Committee of the Board of Directors appointed to consider the Sale, and the opinion of Salomon Brothers that the consideration to be received by the Company in the Sale is fair, from a financial point of view, to the Company. The Board also considered the Company's deteriorating competitive position and disappointing financial results in the disk drive business in recent periods, its limited financial alternatives if the Sale is not consummated, and other factors. See "Recommendation of the Board of Directors; Reasons for the Sale."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   PRO FORMA
                                      1995
                                  ------------
                                                1995      1994      1993      1992      1991
                                  (UNAUDITED)   -----     -----     -----     -----     ----
  STATEMENT OF OPERATIONS DATA
  Net sales                         $ 39,343   $211,264  $346,314  $382,926  $396,579 $350,875
    Cost of sales                     31,664    205,628   286,856   315,436   306,482  285,555
                                    --------   --------  --------  --------  -------- --------
  Gross Profit                         7,679      5,636    59,458    67,490    90,097   65,320
    OPERATING
    EXPENSES:
      Research and                    13,643     42,469    43,648    36,112    27,868   24,065
      development
      Selling, gen-                   13,660     44,274    43,500    41,906    38,656   33,258
      eral and ad-
      ministrative
      Restructuring                      --         --        --      5,496       --       --
      charge
                                    --------   --------  --------  --------  -------- --------
  Total operating                     27,303     86,743    87,148    83,154    66,524   57,323
  expenses
                                    --------   --------  --------  --------  -------- --------
  Income (loss)                      (19,624)   (81,107)  (27,690)  (16,024)   23,573    7,997
  from operations
    Other expense,                     4,242      4,242     2,985     3,888     2,683    3,504
    net
                                    --------   --------  --------  --------  -------- --------
  Income (loss)                      (23,866)   (85,349)  (30,675)  (19,912)   20,890    4,493
  before income
  taxes
    Income tax                        (1,061)    (1,061)      --          4     1,333      150
    provision
    (benefit)
                                    --------   --------  --------  --------  -------- --------
  Net income                        $(22,805)  $(84,288) $(30,675) $(19,916) $ 19,557   $4,343
  (loss)(1)
                                    ========   ========  ========  ========  ======== ========
  Earnings (loss)                   $  (1.48)  $  (5.46) $  (2.03) $  (1.34) $   1.33 $    .32
  per share(1)
                                    ========   ========  ========  ========  ======== ========
  Weighted average
  common and
  common equivalent
  shares
  outstanding                         15,445     15,445    15,100    14,835    14,720   13,674
                                    ========   ========  ========  ========  ======== ========
  Balance sheet
  data
  Working capital                   $103,535    $65,957  $121,022  $144,423  $163,394 $141,850
  Total assets                       126,490    180,394   233,915   250,429   259,624  244,909
  Long term debt:
    Term Loan                            --      18,102       --        --        --       --
    Facility
    10% Convertible                   20,000     20,000       --        --        --       --
    Subordinated
    Notes due 1998
    6% Convertible                    75,000     75,000    75,000    75,000    75,000   75,000
    Subordinated
    Debentures due
    2012
  Shareholders'                       14,358      7,173    89,630   118,356   136,257  114,629
  equity

--------
(1) Income from the Company's Singapore and Thailand operations is exempt from income taxes in those countries through 2004 and December 1993, respectively. The income tax exemptions in Singapore and Thailand had no impact in fiscal 1995 and had an effect of approximately $7,401 and $.49 in fiscal 1994, $4,800 and $.33 in fiscal 1993, $12,879 and $.87 in fiscal
    1992 and $11,047 and $.81 in fiscal 1991 on net income and earnings per share, respectively, as compared to income taxes at the maximum statutory rates. However, the aforementioned aggregate and per share effects are not necessarily indicative of the Company's consolidated incremental tax liability in the absence of such tax holidays either historically or upon termination of holiday status in 2004 and 1993 (see Notes 1 and 2 to the Company's Consolidated Financial Statements).

  The above unaudited pro forma selected consolidated financial information of Micropolis as of December 29, 1995 has been prepared to illustrate the effect of the proposed Sale. The selected financial information has been prepared as though the Sale had occurred on December 29, 1995 for purposes of the pro forma balance sheet data and as of December 31, 1994 for purposes of the pro forma statement of operations data. The pro forma adjustments and the assumptions on which they are based are described in the notes to unaudited pro forma financial statements, which are included in Item 8, "Financial Statements and Supplementary Data," to the

Company's Annual Report on Form 10-K for the year ended December 29, 1995 (the "Form 10-K") attached hereto as Appendix B.

  The unaudited pro forma selected consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or consolidated results of operations of the Company that would have been reported had the Sale occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of the Company at any future date or the consolidated results of operations of the Company for any future period. Furthermore, no effect has been given in the selected consolidated statement of operations data for operating benefits that may be realized by virtue of the Sale and no effect has been given for any additional expense control or restructuring activities which the Company may undertake with respect to the remaining business. Amounts representing the assets to be sold and liabilities to be assumed, as used in calculating the accompanying pro forma balance sheet data, are preliminary and subject to the consummation of the Sale. Such amounts will change based on the operating results through the closing date. The unaudited pro forma selected consolidated financial information should be read in conjunction with the historical consolidated financial statements of Micropolis, which are included in Item 8 to the Form 10-K.

                               THE PROPOSED SALE

GENERAL

  Pursuant to the Purchase Agreement, STC will purchase substantially all the assets, other than cash and receivables, of the Drive Business, including the name "Micropolis," certain other intangibles, the capital stock of the Company's subsidiary Micropolis Corporation (Thailand) Ltd. and either the capital stock or assets of five of the Company's European and Asian sales and marketing subsidiaries (the "Sales Subsidiaries")(such assets, collectively, the "Subject Assets"), and STC will assume certain of the Company's liabilities relating to the Drive Business (the "Assumed Liabilities") on March 29, 1996 or such other date as the Company and STC may agree (the "Closing Date"). The Company's remaining assets will consist principally of the inventory, property, plant and equipment related to its information storage subsystems and video systems business (the "Systems Business") and its cash and accounts receivable. In addition, under the Purchase Agreement STC has an option to include in the Subject Assets the owned and/or leased portion of the Company's corporate headquarters in Chatsworth, California (the "Option Real Property"). Pursuant to the Purchase Agreement, STC may elect to purchase either the capital stock or the assets of each of the Sales Subsidiaries. The Sale will be accounted for by the parties using the purchase method of accounting.

  On February 16, 1996, the Company entered into a $10 Million Facility Agreement (the "Facility") with STC for the purpose of providing additional liquidity to the Company to pay accounts payable between the date of the Facility and March 29, 1996. As of March 6, 1996, the Company had borrowed $2 million under the Facility. Any amounts outstanding under the Facility are due on March 29, 1996. Advances bear interest at US dollar prime rate plus 1%.

  Based on publicly available information, ST was founded in 1967 to help provide industrial capability for the then newly independent Republic of Singapore. ST now has businesses in numerous areas including financial services, infrastructure, information technology, precision engineering, semiconductors and telemedia. ST and its subsidiaries and affiliates (the "ST Group") reported revenue in 1994 of Singapore $2.5 billion, and reported a profit of Singapore $130 million. The total workforce of the ST Group is over 14 thousand, with about 25% of the workforce holding engineering qualifications. ST Group is the largest employer of engineers and technologists in Singapore. STC, which is expected to be renamed Micropolis Pte Ltd, will be a Singapore headquartered company under the ST Group.

  The Company's principal executive offices are located at 21211 Nordhoff Street, Chatsworth, California 91311; telephone (818) 709-3300. ST and STC are located at 83 Science Park Drive, 01-01/02 The Curie, Singapore Science Park, Singapore 118258; telephone 65-775-3266.

BACKGROUND

  The Company's principal business since its inception has been the design, manufacture and sale of disk drives, which in fiscal 1995 accounted for approximately 80% of the Company's revenues. The Company also designs and manufactures information storage subsystems and video systems which in fiscal 1995 accounted for approximately 18% of the Company's revenues. See Item 1, "Business," to the Company's Annual Report on Form 10-K for the year ended December 29, 1995 (the "Form 10-K") attached hereto as Appendix B for a description of the Company's current businesses.

  In recent years competition and the rate of technological change in the disk drive industry have increased significantly. This environment and the Company's difficulties in the manufacture and marketing of products have in recent periods adversely impacted the Drive Business' revenues and results of operations and are expected to continue to do so. As a result of the above and other factors, the Company has incurred substantial operating losses in each of the last three fiscal years, and the Company's cash balance fell from $63.2 million at December 30, 1994 to $27.9 million at December 29, 1995. See Item 7 to Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  As previously disclosed on February 10, 1995 in a press release issued by the Company and in the Company's Form 10-K and 10-Q reports, during the first quarter of 1995 the Company experienced sharply lower orders than anticipated for its 4 gigabyte ("GB") 3 1/2-inch and 9 GB 5 1/4-inch drives. The reduction in orders for these drives was the primary reason for the sharp decline in revenues during the first quarter compared to the previous quarter.

  The Company also experienced significant component related manufacturing problems during 1995. These problems began in the first quarter of 1995 when the Company experienced a problem with the magnetic recording heads used in its 2 GB Taurus 2 drive. This problem shut down production for the entire quarter, and caused the Company to write off $6.3 million of inventory. The Company resolved this component problem, and resumed production and shipments of the Taurus 2 drives in the second quarter of 1995.

  On March 23, 1995, the Company announced the expected results of its first quarter of operations, and itemized a number of the measures being taken to stabilize the situation. The Company noted at that time that, while it believed it had sufficient liquidity to meet its short term financial needs, should second quarter revenues prove to be significantly lower than anticipated, the Company could be required later in the year to seek additional financing. The Company cautioned that although it believed such financing could be obtained from its present lenders or other sources if needed, there could be no assurance as to the terms on which it would be available, if at all. The Company added that while it believed the long term prospects for very high capacity drives and disk-based subsystems were good, and that its products should compete well in those markets, given its current and near term operating results, management had decided to retain outside assistance to help it in formulating and implementing its recovery plan and had retained Salomon Brothers to assist it in the review of operational and financial alternatives.

  During the second quarter of 1995, the Company experienced technical difficulties with the spindle motor used in its 4 GB Capricorn 4 drives and these difficulties resulted in lost sales and delays in OEM qualifications for its products. The root cause of these problems was identified and corrective actions were implemented during the third quarter of 1995. This resulted in higher manufacturing and warranty costs.

  In the Spring of 1995 the Company's management prepared a recovery plan, whose main elements included resolving the component problems with the Company's disk drives, reestablishing its OEM business, improving sales through the distribution channel of its 4 and 9 GB disk drives and lowering expenses.

  The Company also nominated Chriss W. Street, J. Lawrence Smart and S. Kenneth Kannappan to the Board of Directors to replace two directors who did not wish to continue as directors. Messrs. Street and Kanappan were subequently elected directors, together with Stuart Mabon and Ericson M. Dunstan. On July 10, 1995, the Board elected Mr. Larry Smart to the position of President and Chief Executive Officer, and on August 16, 1995, Mr. Mabon resigned as Chairman of the Board and Mr. Smart was appointed Chairman.

  In July 1995, the Board of Directors instructed Salomon Brothers to prepare a confidential sale memorandum concerning the Company and to distribute such memorandum to persons potentially interested in acquiring some or all of the Company's business. With the assistance of Micropolis' management, Salomon Brothers did so. Throughout the Fall of 1995, the Company and Salomon Brothers contacted 17 domestic and foreign corporations believed to be potential acquirors, including corporations in the disk drive business and corporations in other computer and hardware related businesses. Five potential acquirors sought and were sent copies of the confidential sale memorandum and a sixth received an executive summary. Three of such potential acquirors met with management of the Company to discuss further the possible acquisition of the Company or the Drive Business, but only ST made an offer for either the Company or the Drive Business. The Board of Directors was regularly informed about the status and progress of Salomon Brothers' efforts.

  During August 1995, Mr. Taroon Kamdar, President of Micropolis Asia-Pacific, informed Mr. S.C. Tien, a senior executive of ST, that Micropolis was seeking potential acquirors. Mr. Tien indicated that ST might have an interest in entering the disk drive business through a transaction with Micropolis. Shortly after Mr. Kamdar's initial discussion, a meeting was held between Mdm. Ho Ching, Managing Director of ST, Mr. Tien and Mr. Kamdar to further discuss ST's interest. Occasional contacts continued during September and October among these and other senior officers and employees of ST and the Company. During this time period there were no negotiations between the parties.

  In unrelated transactions, Singapore Technologies Construction Pte Ltd ("ST Construction"), a subsidiary of ST, had been hired by the Company in December 1994 as the general contractor for construction of its new facility in Singapore (the "New Singapore Facility"). On September 27, 1995, pursuant to a letter of intent dated June 9, 1995, ST Construction together with another ST subsidiary, ST Capital Ltd, became the construction lenders for the New Singapore Facility.

  In November, management prepared an analysis of the Company's alternatives if no external transaction were undertaken, which the Board considered at its December 6, 1995 meeting.

  On December 13, 1995, ST wrote to Micropolis and indicated that it had a potential interest in purchasing the disk drive assets of the Company for approximately their net book value, assuming the related liabilities and paying a premium of approximately $7 million for the name Micropolis and other intangibles. ST's potential interest was discussed and evaluated by Micropolis senior management and certain follow-up material was prepared and sent to ST, including a pro forma balance sheet of the Drive Business on a stand-alone basis as of October 1995, together with the assumptions supporting such analysis. Micropolis management continued to evaluate the proposal and prepared analyses of matters which would require action should the Company decide to proceed with ST.

  On December 20, 1995, the Micropolis Board of Directors met to consider the matter of ST's potential interest. ST's letter of December 13 was discussed by the Board of Directors, as were various factors still to be addressed, such as the assumption of warranty obligations, whether and to what extent the Company would undertake downsizing in light of the pendency of the transaction and how the parties would maintain distribution capabilities in Europe. The Board of Directors discussed the difficulty that the Company's management had been having meeting its recovery plans since July 1995, and the factors contributing to that difficulty. It discussed the status of the Company's cash position and its relationships with vendors, and questioned whether the Company could reasonably expect suppliers to continue to maintain normal credit trade terms given the declining cash position of the Company and the likelihood of a "going concern" opinion modification from the Company's auditors. The Board of Directors discussed the status of the Company's OEM business and prospects, and the likely impact on that business of continued losses and financial difficulties. The Board of Directors also reviewed the status of the Company's product quality levels, and whether such levels were now believed to be at industry levels. The Board was informed that based upon the data available to it, the Company believed that such a point had been reached, but fully recovering the Company's historical reputation for quality was proving difficult and contributing to soft sales and unpredictable operating results.

  The Board also reviewed the discussion it had at its last meeting on December 6, 1995, when it had reviewed management's recommendation to reduce headcount dramatically in order to reduce operating costs and expenses. Management also prepared a very preliminary analysis of the systems business on a stand-alone basis, cautioning the Board of Directors that substantially more work was required by management to put together a business plan for a stand-alone company. Based on this preliminary analysis, it appeared that a systems business would run relatively small operating losses until it could achieve sales of approximately $20-$25 million per quarter, at which point it could reach break-even. The Company's product and marketing plans (on the systems side of the business) appeared to support achieving such revenue levels within about a year from the date of a separation from the Drive Business.

  The Board of Directors considered all of this information and the possible outcomes of these issues versus the potential outcome of a sale to ST. The Board of Directors concluded that a sale to ST was likely to be in the best interests of stockholders and thus authorized management to proceed to negotiate such a sale. A timetable for completing the transaction was laid out and subsequently discussed and agreed with ST. The Board of Directors also considered whether the Company should seek to restructure its debt as part of the process of pursuing an asset sale to ST. Certain alternatives for achieving such a restructuring were discussed as well as the timeframes for such processes, and the Board instructed management to pursue such analyses further.

  Mr. Smart, Mr. Kamdar and Ms. Barbara V. Scherer, Vice President--Finance and Chief Financial Officer of the Company, thereafter met with Dr. Chen and Mr. Chua, representatives of ST, to further define the principal terms of the proposed transaction. Agreement in principle was reached after negotiations, and the conclusions, which represented the principal terms later embodied in the Purchase Agreement, recorded in a letter delivered December 21, 1995 to ST from Micropolis.

  Between December 20, 1995 and January 2, 1996, Micropolis management, with the assistance of both Salomon Brothers and the Company's legal counsel, Latham & Watkins, evaluated several alternatives with respect to restructuring its 6% Convertible Subordinated Debentures (the "6% Debentures") and other debt prior to or concurrently with the Sale. These alternatives included: cash redemption at a negotiated discount from par, partial cash redemption/exchange offer, restructuring via a "pre-packaged" Chapter 11 proceeding, and retention of debt at current terms (no debt restructuring). The advantages, disadvantages, and processes involved in accomplishing each of these alternatives was considered.

  The Company decided against pursuing a debt restructuring simultaneously with the Sale transaction basically because completing the restructuring process in the requisite accelerated time frame was considered to be unrealistic. In addition, the Company considered the fact that the consent of the holder of the 10% Convertible Subordinated Notes due 1998 would be needed to consummate the Sale, and it might be necessary to retire such Notes thereby requiring the use of up to $26 million of the proceeds of the Sale. While a prepackaged Chapter 11 proceeding may have facilitated a restructuring process, the potential adverse effects of a bankruptcy proceeding on the reputation of Micropolis, and ST's potential unwillingness to accommodate such a process, were considered. Finally, the Board of Directors considered it prudent to retain flexibility, liquidity and capital resources for investment in the Systems Business rather than immediately committing to the use of funds for the purpose of restructuring the 6% Debentures.

  On December 27, 1995 a detailed due diligence plan was prepared by ST and formal diligence commenced thereafter.

  On January 8, 1996, based on unusual trading activity in Micropolis Common Stock, the Company determined to announce the agreement in principle with ST and ongoing negotiations, and to comment on fourth quarter results. Before the market opened on January 9, a press release was issued. On the same date, the Company completed a reduction of its Chatsworth, California corporate headquarters workforce in order to prepare for the Sale and the related restructuring into a systems business. The cost of the workforce reduction was approximately $400 thousand and this cost will be included in the first quarter 1996 operating results.

  On January 13, 1996 the final version of a confidentiality agreement (which had been agreed to in substance previously) was executed by ST and the Company.

  The possibility that ST might seek to employ various vice presidents of Micropolis arose during the course of discussions between a senior executive of ST and certain officers of Micropolis during a trip by the ST executive to Micropolis in the second week of January 1996. As such possibility emerged, the Board of Directors appointed a Special Committee of independent directors to consider the possible transaction, consisting of Mr. Chriss W. Street and Mr. S. Kenneth Kannappan. The Special Committee retained separate legal counsel, Goldstein, Axelrod & Digioia, LLP, at the expense of the Company. The Special Committee did not consider the interest of management in the transaction in evaluating the proposed Sale; the Special Committee, however, did consider whether the employees who were likely to receive offers were essential to the management of StreamLogic or were principally involved in the Drive Business, and concluded that their departure would not adversely affect StreamLogic.

  On January 20, 1996 ST presented an initial draft of the definitive agreement to the Company; the draft was distributed to appropriate Micropolis personnel and counsel, including corporate counsel, patent counsel, Cayman Islands, Singapore, and Thai counsel. The draft was also distributed to the Special Committee and to Micropolis' tax and corporate accountants. Meetings to negotiate the definitive agreement commenced in Singapore on January 22, 1996, and negotiations continued throughout January 24. Input on the draft and the negotiated definitive agreement were received throughout the process from the Micropolis advisors. Negotiations concluded on January 24, 1996 with the execution and delivery of the Purchase Agreement, subject to approval by the Micropolis Board of Directors and stockholders and other conditions. See "Terms of the Purchase Agreement."

  On January 25, 1996, Micropolis issued a press release announcing the signing of the Purchase Agreement.

  On January 26, 1996 the Board met to consider the Purchase Agreement with representatives of management, Salomon Brothers, Latham & Watkins, and Goldstein, Axelrod & Digioia LLP. Salomon Brothers advised the Board of its preliminary views as to the fairness, from a financial point of view, of the consideration to be received by the Company in the Sale, but noted that additional work needed to be done before a final fairness opinion could be rendered. The directors asked detailed questions about and actively discussed the various elements of the Purchase Agreement, the negotiation process, the financial outlook for the Company, the use of proceeds and other matters. The Board of Directors and its Special Committee discussed the possibility of a substantial recovery in the Drive Business without such a transaction and agreed that the prospects for such a recovery were extremely unlikely. There was also a substantial discussion about the Company's limited and declining cash resources and agreement that alternative financing sources were expensive, and extremely limited, if available at all. The Special Committee asked management and the Company's advisors for certain additional information regarding the proposed business of the Company after the Sale and about the liquidation value of the Drive Business for its further consideration before it would render its report and recommendation in the matter of the sale of the disk drive assets to ST, and the meeting was adjourned to February 1. See "Opinion of Financial Advisor--Liquidation Analysis."

  A series of meetings between the Special Committee, its outside counsel, the various advisors to the Company, and the Company's independent accounting firm were scheduled. Management made itself available to the Committee and its counsel, and prepared the additional material requested by the Committee for its consideration. The Special Committee conferred from Monday, January 29, 1996 through Thursday, February 1, 1996 and reviewed and discussed a wide variety of materials. In addition, Salomon Brothers continued its analysis of the fairness of the proposed transaction to the Company from a financial point of view and of the proposed business of the Company after the Sale. Salomon Brothers advised the Special Committee on January 31, 1996 and the Board of Directors on February 1, 1996 of its updated preliminary views as to the fairness, from a financial point of view, of the consideration to be received by the Company in the Sale but did not render a final fairness opinion. Salomon Brothers also provided the Special Committee with the requested analysis of the proposed business of the Company after the Sale. Based on the results of the foregoing, the Special Committee of the Board of Directors prepared a report to the full Board of Directors recommending unanimously that it vote to approve the Purchase Agreement, subject to receipt of a final fairness opinion from Salomon Brothers in substantially the form presented preliminarily by Salomon Brothers to the meeting, and to the satisfaction of other conditions to the Purchase Agreement (the "Conditions"). The full Board of Directors met on February 1, approved the Purchase Agreement subject to the Conditions, and directed management to proceed with all necessary actions to effect the transaction as promptly as practicable. See "Recommendations of Board of Directors; Reasons for the Sale."

  On February 16, 1996, the Company entered into the Facility with STC. The Company borrowed $2 million under the Facility on February 16, 1996 to pay certain accounts payable relating to the Drive Business.

  On March 6, 1996, Salomon Brothers delivered the final fairness opinion to the Company.

RECOMMENDATION OF BOARD OF DIRECTORS; REASONS FOR THE SALE

  The Board of Directors unanimously recommends that the stockholders vote to approve the Sale and the Name Change. The Board of Directors believes that the terms of the Purchase Agreement are fair and that the Sale is in the best interests of the Company and its stockholders.

  In the course of reaching the decision to recommend that the stockholders approve the Proposal, the Board consulted with the Special Committee, and the Board and Special Committee consulted with management, Salomon Brothers, Ernst & Young LLP, the Company's independent accountants, and the respective legal advisors to the Company and the Special Committee. The Board and the Special Committee considered, among other things, the following factors:

  1. The Company's deteriorating competitive position in the disk drive business, as evidenced by declining sales and increasing losses experienced in recent periods, and diminishing prospects for a turnaround given the Company's present resources. See Item 1 to Form 10-K, "Business," and Item 8, "Financial Statements and Supplementary Data."

  2. The fact that since at least March 1995, when the Company announced its intention to explore strategic alternatives directly and through its advisors, including Salomon Brothers, the Company has actively sought significant investment or a transaction, and that the Purchase Agreement is the successful culmination of that search. The process commenced in March was intended to, and in the view of the Board of Directors did, broadly solicit and fairly test interest in a debt or equity investment in the Company, a sale of the Company, control of the Company or substantial assets of the Company, and strategic or other alliances with the Company. See "Background."

  3. The Company's negative cash flow and dwindling cash position, which is not expected to be sufficient to sustain operations at recent levels beyond the first quarter of 1996. See Item 7 to Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity."

  4. That the only apparent means to quickly generate or conserve a significant amount of additional cash would be a substantial reduction in force and restructuring of the Company's operations. In the view of the Board of Directors, such actions would further reduce the remaining value of the Company's Drive and Systems businesses. In addition, such actions would not assure the Company's continued viability.

  5. The opinion of Salomon Brothers that the consideration to be received by the Company in the Sale is fair, from a financial point of view, to the Company. See "Opinion of Financial Advisor."

  6. The apparent viability of the Company's Systems Business as its sole continuing business, and the lack of any offers to purchase the Company as a whole or to purchase the Systems Business. In this regard, the Board of Directors considered, among other things, the high level of debt relative to the remaining assets for the Systems Business and the inability of the continuing Company to meet the criteria for continued inclusion on the Nasdaq National Market System as a result of its deficit net worth, as well as the Company's alternatives and prospects if it did not proceed with the Sale. See Item 7 to Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations--StreamLogic," "Conduct of Business After the Sale; Use of Proceeds" and "Background."

  7. That, based on the above, including the Company's alternatives and prospects, the opinions of its advisors, and other factors, the Board of Directors believes that if the Sale is consummated the value of the Company should be enhanced.

  8. That, based on the above, the Sale appeared to afford the best alternative not only for the Company and its stockholders, but also for its employees (substantially all of whom are expected to continue to be employed by STC and StreamLogic), customers, and suppliers, and the communities in which the Company has conducted its operations.

TERMS OF THE PURCHASE AGREEMENT

  The following is a brief summary of certain provisions of the Purchase Agreement, which is attached hereto as Appendix C. This summary is qualified in its entirety by reference to the Purchase Agreement.

  The Sale. The Purchase Agreement provides that, if the Sale is approved by the Company's stockholders, and the other conditions to the Closing are satisfied or waived, the Company will sell the Subject Assets to STC in exchange for payment by STC of the cash portion of the purchase price and the assumption by STC of the Assumed Liabilities on the Closing Date. The terms of the Purchase Agreement were agreed to by the Company and STC after arms-length negotiations.

  Purchase Price. The purchase price for the Drive Business will be an amount equal to approximately the net book value of the Subject Assets as of the Closing Date, plus (i) $7 million as consideration for goodwill of the Drive Business and the name "Micropolis," (ii) approximately $1.3 million as consideration for the amount of the agreed upon value over the book value of the real property owned by Micropolis Thailand (the "Thai Property"), and
(iii) approximately $1.5 as consideration for the estimated amount of the appraised value over the book value of certain of the Company's fixed assets (the "Corporate Assets"), minus the Assumed Liabilities, including $8 million as a warranty claims reserve. The purchase price may not exceed approximately $56 million (an amount equal to 110% of the purchase price calculated as of December 29, 1995), however, and if the purchase price calculated as of the Closing Date is in excess of such amount it will be reduced by such excess (as so adjusted, if necessary, the "Purchase Price").

  The actual amount of cash received by the Company in exchange for the Subject Assets and Assumed Liabilities will depend on its operating results between December 29, 1995 and the Closing Date, which cannot now be determined with certainty. The level of the balance sheet elements used to determine the purchase price will depend largely on first quarter 1996 revenues and the resulting levels of accounts receivable and inventory. Based on its current estimate of first quarter 1996 operating results and a Closing Date of March 29, 1996, which results are difficult to estimate, and from which actual results could vary considerably (due to the level and timing of sales, amount of cash collected from such sales and the resulting level of accounts payable, which will be a function of the amount of both cash collections and purchases of components during the quarter), the Company expects that on the anticipated Closing Date the net book value of the Subject Assets (excluding the Option Real Property, which is estimated to have a net book value of approximately $3.2 million as of the Closing Date) will be approximately $119 million, the purchase price for goodwill and the value of the Thai Property and Corporate Assets over book value will be approximately $10 million, and the Assumed Liabilities, including $8 million as a warranty claims reserve, will be approximately $77 million. Thus, the estimated cash consideration payable to the Company by STC (assuming no adverse adjustments for indemnity or other factors) would be approximately $50 million, before repayment of amounts due under the Facility.

  As of December 29, 1995, the net book value of the Subject Assets (excluding the Option Real Property) was approximately $102 million, the purchase price for goodwill and the value of the Thai Property and Corporate Assets over book value was approximately $9.8 million and the Assumed Liabilities were approximately $60 million. Thus, the cash consideration payable to the Company by STC (assuming no adverse adjustments for indemnity or other factors) as of that date would have been approximately $50.9 million. On the Closing Date, such amount would be reduced by amounts due under the Facility. Although the amounts sold to, assumed by, or paid by STC to the Company pursuant to the Purchase Agreement will vary from the amounts determined as of December 29, 1995, the ultimate proceeds to the Company will not necessarily be materially affected. For example, if the amounts of Subject Assets and Assumed Liabilities at the Closing Date are the same as at December 29, 1995, except that the amount of inventory is reduced by $5 million, and there are no other changes, the amount of cash payable by STC to the Company would be reduced by $5 million; however, the amount of the inventory reduction would likely have resulted from sales of the inventory, and the sales would have yielded either cash or accounts receivable, which assuming collection of the accounts, would return to the Company the $5 million (or more).

  On the Closing Date, STC will transfer an initial payment (the "Initial Payment") to the Company equal to 90% of the book value of the Subject Assets other than inventory, plus 50% of the book value of the inventory and the $9.8 million payment for goodwill and the Thai Property and Corporate Assets premium, less the book value of the Assumed Liabilities including the $8 million warranty claims reserve, offset by repayment of the Facility. Within three days after confirmation by STC of the actual net book values of the Subject Assets and Assumed Liabilities, and not later than 24 days after the Closing Date (except for amounts in dispute), STC will pay the balance of the Purchase Price to the Company, less 5% of such balance (the "Holdback Amount"). If STC disagrees with the Company's determination of the purchase price (based on the combined balance sheet of the Drive Business as of the Closing Date prepared by the Company) after review thereof by STC's accountants, it may dispute the calculation of the purchase price and withhold amounts in dispute. Pursuant to the Purchase Agreement, any such dispute will be resolved by an independent accounting firm mutually acceptable to the parties, if the parties cannot resolve such dispute by agreement. There can be no assurance that STC will not dispute the Company's calculation of the purchase price in material respects or that, in the event of such a dispute, the resolution of such dispute will be favorable to the Company. On or prior to the date six months after the Closing Date, STC will pay to the Company the Holdback Amount, less any sums owed to, or claimed by, STC under the Purchase Agreement. The Company's indemnification liabilities pursuant to the Purchase Agreement may exceed the Holdback Amount, up to the total amount of the Purchase Price. See "--Indemnification."

  The Sale will be accounted for by the parties using the purchase method of accounting.

  Subject Assets and Assumed Liabilities. The Subject Assets to be sold by the Company consist of (a) all inventories associated with the Drive Business, (b) all machinery and equipment used in the manufacture and repair of disk drive products worldwide, (c) the capital stock of the Company's subsidiary Micropolis Corporation (Thailand) Ltd., (d) either the capital stock or the assets of each of the Sales Subsidiaries, (e) all leased and owned manufacturing, testing and repair facilities in Singapore (including the New Singapore Facility) and Thailand, (f) worldwide leased sales offices, other than the leased portion of the Option Real Property, (g) contracts and customer lists related to the Drive Business, and (h) patents and trademarks and other intellectual property associated with the Drive Business, including the name "Micropolis" and as is more specifically described in the Purchase Agreement. In addition, under the Purchase Agreement STC has an option to include the owned and/or leased portion of the Option Real Property in the Subject Assets.

  The Assumed Liabilities consist of (a) trade and other accounts payable and current liabilities associated with the Drive Business, (b) other accrued liabilities associated with and arising from the Drive Business (including warranty claims), (c) existing lease obligations related to all of the Company's sales offices (excluding the leased portion of the Option Real Property unless STC exercises its option to include such property in the Subject Assets), open purchase orders and commitments for inventory, capital additions and trade show expenditures related to the Drive Business, (d) liabilities relating to the Company's Singapore production facilities (including obligations with respect to the New Singapore Facility under the Loan Agreement with ST Capital Ltd, an affiliate of STC), and (e) certain employment benefits required by law to be paid to employees of the Company accepting employment with STC.

  Retained Assets and Liabilities. The assets retained by the Company include
(a) all cash, cash equivalents and short term investments, (b) all trade accounts receivable, (c) all inventories associated with the Systems Business,
(d) all leased and owned manufacturing and testing equipment in Chatsworth, California related to the Systems Business, (e) contracts and customer lists related to the Systems Business, and (f) patents and trademarks and other intellectual property associated with the Systems Business. In addition, if STC fails to exercise the option to include in the Subject Assets the leased or owned portion of the Option Real Property and the capital stock of one or more of the Sales Subsidiaries, ownership of such Option Real Property and the capital stock of such Sales Subsidiaries will be retained by the Company (although in that case STC will have purchased the assets of such Sales Subsidiaries) .

  The liabilities retained by the Company include (a) trade and other accounts payable and current liabilities associated with the Systems Business, (b) other accrued liabilities associated with and arising from the Systems Business (including the Company's guaranty obligation regarding Tulip Memory Systems), (c) open purchase orders and commitments for inventory, capital additions and trade show expenditures related to the Systems Business, (d) obligations under the Company's 10% Convertible Subordinated Notes, and (e) obligations under the Company's 6% Convertible Subordinated Debentures.

  Cross-License, Computer Services and Distribution Agreements. Pursuant to the Purchase Agreement, the Company and STC will enter into a licensing agreement whereby STC will license to the Company the right to use all of the patents related to the Drive Business transferred to STC under the Purchase Agreement and the Company will license to STC the right to use all of its patents related to the Systems Business at the Closing Date. The Purchase Agreement also provides for a computer services agreement between the Company and STC, which will permit the Company to use STC's computer systems after the Closing Date. If STC elects to purchase the capital stock of a Sales Subsidiary rather than its assets, StreamLogic and Micropolis Pte Ltd will also enter into a distribution agreement whereby Micropolis Pte Ltd will distribute StreamLogic's Systems Business products through such Sales Subsidiary for a period of two years following the Closing Date. If, alternatively, STC elects to purchase the assets of such Sales Subsidiary, then StreamLogic will agree to distribute disk drives through such Sales Subsidiary for Micropolis Pte Ltd until such time as Micropolis Pte Ltd has set up its own distribution system.

  Representations and Warranties. The Purchase Agreement contains various representations and warranties relating to, among other things (i) the Company's and STC's organization and similar corporate matters, (ii) authorization, execution, delivery and enforceability of the Purchase Agreement and related matters, (iii) title to and condition of the Subject Assets, (iv) the financial statements of the Company and other information delivered to STC, (v) absence of certain changes, (vi) contracts, agreements and commitments of the Company, (vii) absence of conflicts, (viii) compliance with law, (ix) litigation, (x) patents and patent applications, (xi) employee matters, (x) tax matters and (xi) environmental matters. The representations and warranties made in the Purchase Agreement will generally survive for one year following the Closing Date, except with respect to certain representations and warranties relating to Micropolis Thailand and any Sales Subsidiaries that STC elects to acquire by purchase of capital stock which shall survive for a period of two years.

  Certain Covenants Pending Closing. Pursuant to the Purchase Agreement, STC and the Company have agreed that during the period from the date of the Purchase Agreement until the Closing Date, except as otherwise consented to by STC in writing, the Company will, among other things (i) conduct the Drive Business in the ordinary course consistent with prior practice and applicable laws and regulations, (ii) keep STC informed of, and consult with STC with respect to, material proposals and matters affecting the Drive Business, and provide reasonable access to STC to information and properties related to the Drive Business, (iii) use its best efforts to preserve the business organization and reputation of the Drive Business, keep available the service of employees, maintain the Subject Assets in good working order and condition and maintain the goodwill of the customers, suppliers and lenders of the Drive Business, (v) not sell or encumber any of the Subject Assets except in the ordinary course of business, (vi) not effect any merger or dissolution or winding up of, or amend the Certificate of Incorporation of, the Company,
(vii) observe and perform all obligations to third parties which relate to the Drive Business, (viii) pay all taxes relating to the Drive Business, (ix) not borrow money or make any capital commitments and (x) not change the nature or organization of the Drive Business.

  Certain Conditions to Closing. Under the Purchase Agreement, consummation of the Sale is subject to the approval of the Company's stockholders and certain other conditions, unless waived by the party benefiting therefrom, including but not limited to (i) the continuing accuracy as of the Closing Date of the representations and warranties of the Company set forth in the Purchase Agreement, (ii) performance of all the obligations in the Purchase Agreement required to be performed on or before the Closing Date, (iii) each party obtaining any necessary governmental and third party consents to effect the transactions contemplated by the Purchase Agreement and (iv) the absence of any loss or damage by calamity or casualty which would materially interfere with the Drive Business or materially impair the value of the Drive Business as a going concern.

  Certain Covenants Following the Closing. Pursuant to the Purchase Agreement, STC has agreed to, among other things, pay all documentary, stamp, sales, transfer and similar taxes payable in connection with the sale and transfer of the Subject Assets and Assumed Liabilities. STC has also agreed to use its reasonable efforts to assist the Company in collection of the accounts receivable related to the Drive Business created prior to the Closing Date. STC has agreed to perform after the Closing Date, in accordance with customary business standards, all warranty service in relation to the Drive Business products sold by the Company prior to the Closing Date. The Company has agreed, among other things, not to compete, directly or indirectly, with the Drive Business anywhere in the world for a period of five years from the Closing Date. The Company has also agreed to change its corporate name following the Closing Date, as the name "Micropolis" is included in the Subject Assets being sold to STC. See "The Name Change." With respect to employees of the Company who accept offers of employment with STC, the Company has agreed to be liable for any costs, damages, losses or expenses arising out of such persons' employment prior to the closing, and STC has agreed to be liable for such costs, damages, losses and expenses arising out of the employment of such persons by STC after the closing.

  Indemnification. The Company has agreed to indemnify and hold harmless STC against any losses arising out of or due to the breach of its representations, warranties or covenants contained in the Purchase Agreement and against all liabilities of the Company that are not Assumed Liabilities. The indemnification obligation of the Company does not arise until the aggregate amount of such losses arising out of all such breaches, covenants or liabilities exceeds $100,000, in which case the Company will be liable for all such amounts. The maximum liability of the Company for such indemnification is limited to the Purchase Price. The Company is not liable for claims made pursuant to such indemnity unless it receives notice thereof within one year following the Closing Date, except with respect to claims relating to Micropolis Thailand and any Sales Subsidiaries that STC elects to acquire by purchase of capital stock, with respect to which notice must be received within two years of the Closing Date. The Company has also agreed to indemnify and hold harmless STC against any losses arising out of certain environmental matters and activities related to the Drive Business and the Subject Assets, which indemnity has no stated expiration.

  Expenses. All costs and expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby, including legal and accounting fees and expenses, will be paid by the party incurring such costs and expenses.

  Termination Provisions. The Company and STC may mutually consent to terminate the Purchase Agreement prior to the closing. Either party may terminate the Purchase Agreement if there is a material misrepresentation or breach of warranty or covenant by the other party and such misrepresentation or breach results in a failure to satisfy a condition to such non-breaching party's obligation to consummate the transactions contemplated by the Purchase Agreement, or if the conditions to such party's obligation to close under the Purchase Agreement have not been satisfied or waived prior to the Closing Date. If the Purchase Agreement is terminated, the Purchase Agreement provides that all obligations of both parties will terminate without liability (except for amounts owed by the Company to STC under the $10 Million Facility Agreement), except that if a party terminates due to a knowing and wilful breach by the other party of its representations and warranties or covenants in the Purchase Agreement, the breaching party will not be released from any liability to the other party under the Purchase Agreement.

CONDUCT OF BUSINESS AFTER THE SALE; USE OF PROCEEDS

  If the Sale is consummated StreamLogic's principal business will be fault tolerant disk storage subsystems, commonly known as RAID systems. Longer term, StreamLogic plans to develop a substantial video server and video disk recorder business, assuming that current tape-based markets for such products transition to disk-based technologies, and that StreamLogic's products are successful in these new markets.

  StreamLogic will be located at 21329 Nordhoff Street in Chatsworth, California, in a building currently owned by it and have approximately 150 employees. It is also possible that this building will be sold to STC and leased back, but whether the Company and STC will enter into such a transaction and the key terms of any such lease have not yet been decided upon. Whether StreamLogic owns or leases this space, or moves to other space is not expected to have a material effect on the operations of StreamLogic.

  StreamLogic will have a source of disk drives under an OEM Supply Agreement which it has entered into with Micropolis Pte Ltd, effective upon consummation of the Sale. Among other things, the OEM Supply Agreement allows StreamLogic to buy at prices equal to or slightly lower than the most favored OEM customer of Micropolis Pte Ltd. StreamLogic must offer all its disk drive business and requirements to Micropolis Pte Ltd on a right-of-first-refusal basis, subject to the ability of Micropolis Pte Ltd to meet certain delivery and other standards. The agreement has an initial two-year term, after which it may be renewed annually by mutual agreement.

  StreamLogic will also use the computer systems and related services of Micropolis Pte Ltd at no charge for a period of two years. In addition, the parties will enter into a patent cross-licensing agreement. If Micropolis Pte Ltd elects to purchase the capital stock of certain of the Sales Subsidiaries, StreamLogic and Micropolis Pte Ltd will also enter into a distribution agreement whereby Micropolis Pte Ltd will distribute StreamLogic's Systems Business products through such Sales Subsidiaries for a period of two years following the Closing Date. If Micropolis Pte Ltd elects to purchase the assets of certain of the Sales Subsidiaries, then StreamLogic will agree to distribute disk drives through such Sales Subsidiaries for Micropolis Pte Ltd until such time as Micropolis Pte Ltd has set up its own distribution system.

  The Company has been approached by several parties in the RAID business, and other businesses related to the intended future business of StreamLogic Corporation, inquiring as to StreamLogic's potential interest in mergers or acquisitions of or by the Company. While preliminary discussions have occurred, no offers have been received or made and no potential transactions would occur before the Sale. There can be no assurance that any such offers will be received or made or that any such transaction will occur.

  The proceeds of the Sale will be used for general corporate purposes including funding near-term operating losses, currently estimated at $7 million in 1996; the actual amount of such losses will depend on future operating results that are difficult to estimate and may differ materially from this estimate. In addition, interest expense on the $95 million of the Company's debt expected to be outstanding as of the Closing Date is currently estimated at $6.5 million annually, although such amounts are currently estimated to be offset by approximately $2.5 million of interest income on cash balances. In 1997, sinking fund payments on certain debt of the Company commence and are due in the amount of $3.75 million each March 15 through 2012. The Company is also negotiating with the holder of the $20 million 10% Convertible Subordinated Notes due 1998 to obtain a consent necessary to consummate the Sale, and may agree to retire or otherwise restructure these notes. In addition, after the Sale the Company may seek to restructure, in part or in whole, its $75 Million 6% Convertible Subordinated Debentures due 2012, but plans to carefully evaluate such a potential use of funds against alternative uses, such as acquisitions. See Item 7 to Form 10-K "Management's Discussion and Analysis of Financial Condition and Results of Operations-- StreamLogic" and "Liquidity and Capital Resources" and "Interest of Management in Sale."

  After the Sale is consummated, the Company expects to have a deficit net worth and therefore not to meet the criteria for continued inclusion in the Nasdaq National Market System. If the Company's Common Stock is no longer approved for inclusion on the Nasdaq National Market System, and the Company cannot obtain listing elsewhere, trading, if any, in the Company's Common Stock may thereafter be conducted in the over-the-counter market and its stock quoted in the so-called "pink sheets" or, if then available, the "OTC Bulletin Board Service." As a result, it could be more difficult to trade, or to obtain accurate quotations as to the value of, the Company's Common Stock, and the spread between the "bid" and "ask" prices for the Company's Common Stock could materially increase. In addition, the sale of the Common Stock could become subject to a Securities and Exchange Commission rule that imposes various sales practices on sales of securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may have an adverse effect on the ability of the broker-dealer to sell the Common Stock on behalf of its customers.

  If the Sale is not approved and consummated by the end of March, as presently scheduled, the Company expects to be at or near the limit of its cash resources. In such case, the Company anticipates that it could rely on the assistance of ST to fund negative cash flow until the Sale closes, assuming that any delay in closing can be expected to be resolved and that a closing can be expected within a reasonable period of time. However, there is no assurance that ST would render any such assistance.

  If the Sale is not approved and consummated within a reasonable period of time, the Company does not have the capital resources and liquidity to carry on its business as it is presently conducted, nor does it expect that any advantageous alternative transaction, if available, could be rapidly arranged. Accordingly, if the Sale were to fail, the Company would be required immediately to restructure its operations, and may be compelled to seek reorganization under Chapter 11 of the Bankruptcy Code. The Company believes this process would likely result in little or no residual value to stockholders.

OPINION OF FINANCIAL ADVISOR

  Salomon Brothers was retained as financial advisor by the Company in March 1995 to advise and assist it in identifying and evaluating various strategic or financial alternatives available to the Company, including the possible sale of the Company or one of its component businesses. Salomon Brothers has rendered a written opinion dated March 6, 1996 to the Company's Board of Directors to the effect that, based on the investigations and the procedures carried out by it as set forth in its opinion, the consideration to be received by the Company in the Sale is fair, from a financial point of view, to the Company. No limitations were imposed by the Board of Directors upon Salomon Brothers with respect to the investigations made or the procedures followed by it in rendering such opinion.

  The full text of the March 6, 1996 written opinion of Salomon Brothers, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Salomon Brothers, is attached hereto as Appendix A. Such opinion should be read in its entirety by the stockholders of the Company. Salomon Brothers' opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the Company and does not address the Company's underlying business decision to effect the Sale or constitute a recommendation to any holder of the Company's Common Stock as to how such holder should vote. Salomon Brothers' opinion also does not constitute an opinion or imply any conclusion of Salomon Brothers as to the likely trading range of the Company's Common Stock or the financial viability of the Company following consummation of the Sale. Although Salomon Brothers evaluated the financial terms of the Sale and participated in discussions concerning the consideration to be paid, the consideration to be received by the Company as a result of the Sale was determined by arms-length negotiations between the Company and STC after consultation by each of such parties with their respective financial advisors and was not determined or recommended by Salomon Brothers. The summary of Salomon Brothers' opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the written opinion, dated March 6, 1996, attached hereto as Appendix A.

  In connection with rendering its opinion, Salomon Brothers reviewed (i) the Purchase Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended December 31, 1994 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended September 30, July 1 and April 1, 1995 respectively; (iii) certain other internal information, primarily financial in nature, including projections and estimates of liquidation value, concerning the assets, business and operations of the Company and the Drive Business furnished by the Company; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company's Common Stock; (v) certain publicly available information with respect to certain other companies that Salomon Brothers believed to be comparable to the Company or the Drive Business and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Brothers also held discussions with members of the Company's senior management regarding the historic and current business operations and future risks and prospects of the Company, the anticipated adverse effects on the Company's business, assets, liabilities, operations and prospects which the Company believes would occur if the Company were not to effect the Sale as a result of, among other things, the Company's current liquidity shortfall, the Company's anticipated inability to remedy this liquidity shortfall and the substantial risk of the Company ceasing to operate and dissolving the Drive Business, the anticipated substantial adverse effects on the Company's stockholders, present and potential employees, business partners and lenders that would result from such dissolution or concerns about the potential for it, and the anticipated strategic benefits of the Sale. In connection with its engagement, Salomon Brothers solicited offers to acquire the Company or the Drive Business. ST provided the only offer for either the Company or the Drive Business. Salomon considered this response to its solicitation of offers in rendering its opinion.

  In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. Salomon Brothers did not conduct a physical inspection of any of the properties or facilities of the Drive Business, nor did it make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any such properties or facilities. With respect to projections and estimates of liquidation values, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of, or the prices which could be obtained upon a liquidation sale of, the Drive Business, as the case may be. It is customary for a financial advisor, such as Salomon Brothers, in arriving at a fairness opinion with respect to the consideration to be received in a transaction such as the Sale to make such an assumption with respect to projections and other similar information, such as the estimates of liquidation values, prepared by management and provided by management to the financial advisor for use in arriving at its opinion. Management of the Company did not make any specific representations to Salomon Brothers with respect to these projections or estimates; however, the Company warranted to Salomon Brothers that all information furnished to it by the Company would be complete and accurate in all material respects and not misleading. Salomon Brothers expressed no view with respect to such projections or estimates or the assumptions on which they were based.

  In conducting its analysis and arriving at its opinion, Salomon Brothers considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company and the Drive Business; (iii) the historical and current market for the Company's Common Stock and for the equity securities of certain other companies that Salomon Brothers believes to be comparable to the Company or the Drive Business; and (iv) the nature and terms of certain other acquisition transactions that Salomon Brothers believes to be relevant. Salomon Brothers also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Brothers' opinion was based on conditions as they existed and could be evaluated on the date thereof. The Company has not requested Salomon Brothers, and Salomon Brothers does not have any obligation and has not performed the review or analysis necessary, to update, revise or reaffirm its opinion to consider or take into account events occurring or information obtained after March 6, 1996.

  In connection with the January 26, 1996 presentation to the Board regarding its preliminary views as to the fairness, from a financial point of view, of the consideration to be received by the Company in the Sale, Salomon Brothers advised the Board that it had performed certain preliminary financial analyses with respect to the Company and the Drive Business. Between January 26, 1996 and February 1, 1996, Salomon Brothers considered updated financial information and market data in performing updates to these financial analyses as well as performing additional financial analyses of the Drive Business and of the proposed business of the Company after the Sale and made a presentation to the Special Committee on January 31, 1996. On February 1, 1996, Salomon Brothers again made a presentation to the Board regarding its preliminary view that the consideration to be received from the Company in the Sale is fair, from a financial point of view, to the Company. This view was based upon the financial analyses of the Drive Business described below, but was not impacted by the analysis of the proposed business of the Company after the Sale that Salomon Brothers performed at the Board's request. Salomon Brothers' presentations on January 26, 1996 and February 1, 1996 contained advice only as to Salomon Brothers' preliminary views. No final opinion was rendered, orally or in writing, in connection with either presentation. The financial analyses performed by Salomon Brothers and presented to the Board on January 26, 1996, as updated on February 1, 1996, are summarized below.

  Overview of the Company and Historical Trading Analysis. Salomon Brothers reviewed for background purposes certain aspects of the financial performance of the Company, including, among other things, revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, revenue growth, gross margin, EBIT margin and net margin for fiscal years 1992, 1993, 1994 and 1995 and of the Drive Business, including, among other things, revenue, EBITDA, EBIT, revenue growth, gross margin, EBITDA margin and EBIT margin for the four quarters of and full fiscal year 1995. Salomon Brothers also reviewed with the Board certain information concerning the trading prices and volumes of trading of the Company's Common Stock through January 29, 1996. Salomon Brothers noted that the Company's Common Stock had traded down from a high of $11.00 per share on January 23, 1995 to a low of $3.00 per share on December 14, 1995, significantly underperforming during that period relative to other disk drive manufacturers and relative to the overall S&P 500 composite of companies. Salomon Brothers also noted that the Company had a cash balance of $27.9 million as of December 29, 1995, much of which was anticipated to be used by the Company to finance its operations during the next three months, providing some uncertainty as to the Company's ability to survive without obtaining external capital. Salomon Brothers noted that, due to the Company's poor historical financial performance, its low stock price and its limited business prospects, the Company's access to capital markets is particularly limited.

  Analysis of Selected Publicly-Traded Comparable Companies. Salomon Brothers reviewed certain publicly available financial, operating and stock market information for the Company and four other publicly-traded disk drive companies (Conner Peripherals, Inc. ("Conner"), Quantum Corporation ("Quantum"), Seagate Technology, Inc. ("Seagate") and Western Digital Corporation ("Western" and, collectively with Conner, Quantum and Seagate, the "Comparable Companies")).

  For the Company and each of the Comparable Companies, Salomon Brothers reviewed its market capitalization, latest twelve months ("LTM") revenues, compounded annual revenue growth rate over the last three fiscal years, LTM gross margin, LTM EBIT margin and LTM Net Margin. Salomon Brothers noted that the Company underperformed relative to each Comparable Company and to the median (calculated excluding the Company) in each such category.

  For the Company and each Comparable Company, Salomon Brothers calculated, among other things, multiples of Equity Value (market capitalization) to estimated 1996 net income (based upon the First Call Corporation and industry research reports), LTM net income and tangible book value and multiples of Firm Value (market capitalization plus book values of total debt, preferred stock and minority interest less cash and cash equivalents) to LTM Revenues, LTM EBITDA and LTM EBIT. An analysis of the multiples of Equity Value to estimated 1996 net income was not meaningful for the Company, and yielded multiples ranging from 6.3x to 17.3x, with a median (excluding the Company) of 10.5x for the Comparable Companies. An analysis of the multiples of Equity Value to LTM net income was not meaningful for the Company, and yielded multiples ranging from 10.1x to 24.4x with a median (excluding the Company) of 15.6x for the Comparable Companies. An analysis of the multiples of Equity Value to tangible book value yielded 547.2% for the Company, and multiples ranging from 167.5% to 368.3%, with a median (excluding the Company) of 251.4% for the Comparable Companies. An analysis of the multiples of Firm Value to LTM revenues yielded 62.7% for the Company, and multiples ranging from 27.8% to 69.6%, with a median (excluding the Company) of 44.7% for the Comparable Companies. An analysis of the multiples of Firm Value to LTM EBITDA was not meaningful for the Company, and yielded multiples ranging from 4.8x to 8.4x, with a median (excluding the Company) of

5.9x for the Comparable Companies. An analysis of the multiples of Firm Value to LTM EBIT was not meaningful for the Company, and yielded multiples ranging from 6.8x to 16.8x, with a median (excluding the Company) of 8.8x for the Comparable Companies.

  Salomon Brothers derived from these calculations a range of multiples of Firm Value to LTM revenue, Equity Value to tangible book value, Firm Value to estimated 1996 revenue and Firm Value to estimated 1996 EBITDA. This range was narrower than the range based solely on calculations from the public data based on certain subjective and qualitative judgments applied by Salomon Brothers to such calculations to more accurately reflect the valuation sensitivity provided by this analysis. Using such derived range of multiples, Salomon Brothers derived a valuation range for the Firm Value of the Drive Business of $35.0 million to $85.0 million. Salomon Brothers noted that valuation multiples based on LTM EBITDA, LTM and estimated 1996 EBIT, and LTM and estimated 1996 net income were not meaningful as a result of the current and projected operating losses of the Drive Business.

  Analysis of Selected Mergers/Acquisition Transactions. Salomon Brothers also reviewed certain publicly available financial, operating and stock market information for six selected merger or acquisition transactions in the disk drive industry. For each such transaction, Salomon Brothers calculated the multiples of, among other things, Firm Value to LTM revenue, Equity Value to tangible book value and Firm Value to LTM EBITDA. An analysis of the multiples of Firm Value to LTM revenue yielded multiples ranging from 10.0% to 65.1%, with a median of 35.6%. An analysis of the multiples of Equity Value to tangible book value yielded multiples ranging from 60.0% to 660.9%, with a median of 340.0%. An analysis of the multiples of Firm Value to LTM EBITDA yielded multiples ranging from 8.7x to 40.9x, with a median of 16.4x. Salomon Brothers derived from these calculations a range of multiples of Firm Value to LTM revenue, Equity Value to tangible book value, Firm Value to estimated next-year revenue (using a discount off LTM revenue to estimate next year revenue) and Firm Value to estimated next-year EBITDA (using a discount off LTM EBITDA to estimate next year EBITDA). This range was narrower than the range based solely on calculations from the public data based on certain subjective and qualitative judgments applied by Salomon Brothers to such calculations to more accurately reflect the valuation sensitivity provided by this analysis. Using such derived range of multiples, Salomon Brothers derived a valuation range for the Firm Value of the Drive Business of $50.0 million to $110.0 million. Salomon Brothers noted that valuation multiples based on LTM EBITDA, LTM and estimated 1996 EBIT, and LTM and estimated 1996 net income were not meaningful as a result of the current and projected operating losses of the Drive Business.

  Liquidation Analysis. Salomon Brothers also calculated the liquidation value of the Drive Business utilizing estimates by management of the Company of the prices that could be obtained upon a liquidation sale of the Drive Business. Management estimated that accounts receivable and finished goods inventory could be liquidated at 80% of book value and that raw materials could be liquidated at 10% of book value. Using the book value of the Drive Business as of December 29, 1995 and based upon management's estimates for the liquidation value of the remaining assets, assuming payment in full of liabilities associated with the Drive Business as of December 29, 1995 and the payment of $7.5 million in termination costs and $2.0 million to $3.0 million in other costs, Salomon Brothers calculated a liquidation value of the Drive Business of between ($18.8 million) and $0.2 million.

  Salomon Brothers calculated the Firm Value of the Drive Business, based upon the estimated cash consideration to be received by the Company in the Sale, plus the book value of accounts receivable that will be retained by the Company, plus the book value of debt assumed by ST in the Sale, resulting in a Firm Value of approximately $102.4 million. No reduction to the book value of accounts receivable to be retained by the Company has been taken for possible uncollectible accounts receivable in light of ST's agreement to assist the Company in collecting amounts owing thereunder, including delaying shipment of future orders, if necessary. Salomon Brothers noted that the Firm Value of the Drive Business in the Sale compared favorably to the range of derived values of $35.0 million to $85.0 million indicated by the comparable companies analysis and the range of ($18.8 million) to $0.2 million indicated by the liquidation analysis, each described above, and was well within the range of derived values of $50.0 million to $110.0 million indicated by the comparable transactions analysis described above. Salomon Brothers also noted that, based upon the Company's current and projected operating losses, it would not be unreasonable to assess the derived value of the Drive Business at the low end, and potentially below, the estimated ranges of Firm Value. Accordingly, Salomon Brothers did not believe that the fact that the high end of the range of values implied by the analysis of selected comparable transactions was greater than the Firm Value of the Drive Business in the Sale, or that the valuation of the Sale assumed collection of 100% of accounts receivable retained by the Company, altered its preliminary views, but rather that the analysis supported its preliminary conclusion.

  Salomon Brothers has advised the Board that, in connection with rendering its final written opinion, dated March 6, 1996, Salomon Brothers again considered updated financial information and market data in performing updates to the financial analyses described above that it utilized in providing its oral preliminary views on January 26, 1996 and February 1, 1996. Salomon Brothers stated that the updated financial analyses confirmed its preliminary views and resulted in the written opinion described above.

  The foregoing summary does not purport to be a complete description of the analyses performed by Salomon Brothers or of its presentations to the Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Salomon Brothers believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Brothers, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Salomon Brothers and its opinion. Salomon Brothers made no attempt to assign specific weights to particular analyses. Any estimates contained in Salomon Brothers' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Salomon Brothers does not assume responsibility for their accuracy.

  Salomon Brothers is an internationally recognized investment banking firm and regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Company selected Salomon Brothers on the basis of such expertise, Salomon Brothers' reputation and its knowledge of the Company and its business. In the ordinary course of its business, Salomon Brothers may trade the securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers has previously rendered investment banking and financial advisory services to ST for which it received customary compensation.

  For all of Salomon Brothers' services provided in connection with the Sale, including the rendering of its written fairness opinion referred to above, the Company has paid to Salomon Brothers a fee delivered in March 1995 consisting of warrants to purchase 80,081 shares of the Company's Common Stock on or before March 28, 1997 at an exercise price of $5.00 per share, with a fair market value equal to $150,000 on the date such warrants were delivered to Salomon Brothers, and has agreed to pay an additional $600,000 upon consummation of the Sale. This amount will cover Salomon Brothers' fees and out-of-pocket expenses, and the Company will not separately reimburse Salomon Brothers for its out-of-pocket expenses. The Company has agreed to indemnify Salomon Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

INTEREST OF MANAGEMENT IN SALE

  Four offers of employment have been discussed by STC with vice presidents of Micropolis Corporation, and three were accepted contingent upon the completion of the Sale. In the case of the accepted offers to the Vice President of Sales and the Vice President of Human Resources, the offers were for positions with substantially similar responsibilities with the same salary and benefits as these positions have provided recently. In addition, a guaranteed bonus of approximately 5% was offered. In the case of the accepted offer to the Senior Vice President of Engineering, Dr. Eric Dunstan, a 36% raise was offered in lieu of certain continuing retirement benefits which had been a benefit of employment at Micropolis. Dr. Dunstan has also agreed to continue to serve as a director of StreamLogic Corporation, and will receive directors' fees and stock options consistent with those of the other outside directors. In addition, a bonus of up to $125 thousand to be determined by the Compensation Committee will be paid to Dr. Dunstan by Micropolis in recognition of his service to the Company. In its evaluation of the Sale, the Special Committee considered whether the employees who were likely to receive offers were principally involved in the management of the Drive Business and were not essential to the management of StreamLogic, so that their departure would not adversely affect StreamLogic, and concluded that such was the case.

  The Compensation Committee of the Board of Directors has begun discussions with Mr. Larry Smart, the Chairman of the Board, President and Chief Executive Officer, with respect to arrangements for Mr. Smart's continued employment by the Company after the Sale. The Compensation Committee believes that Mr. Smart's retention is important to the success of StreamLogic but has deferred consideration of any additional commitments to Mr. Smart until after consummation of the Sale.

  The Board of Directors has agreed to establish an Indemnification Trust for the benefit of directors and certain executive officers and to deposit therein the sum of $500,000 from the proceeds of the Sale to secure the indemnification obligations of the Company to such persons pursuant to indemnification agreements between the Company and such persons and the Company's By-laws.

  The Board of Directors has appointed a Special Committee of the Board of Directors consisting of independent, nonemployee directors to review and evaluate the terms of the Sale, and incident thereto to evaluate and review the reasonableness of the business plan of StreamLogic and the other alternatives available to the Company. The Special Committee has recommended approval of the Sale to the full Board of Directors. The Company has agreed to pay the fees and expenses of special counsel of the Special Committee and to pay Committee members $2,000 per day of service. See "Background."

TAX CONSEQUENCES

  The Sale will be a taxable transaction to the Company. The Company will recognize gain measured by the difference, if any, between the amount realized from the sale of the assets and the Company's adjusted tax basis in such assets. As discussed in Note 2 of Notes to Consolidated Financial Statements in the Form 10-K, at December 29, 1995, foreign earnings of $45,671,000 had been retained indefinitely by subsidiary companies for reinvestment, on which no additional U.S. tax has been provided. Following the consummation of the Sale, such foreign earnings would be repatriated and additional alternative minimum taxes of approximately $1,100,000 would be due. The consummation of the Sale will not be a taxable event for income tax purposes for the Company's stockholders. See Note 10 of Notes to Consolidated Financial Statements.

REGULATORY APPROVALS AND OTHER CONSENTS

  Under the Hart-Scott-Rodino Act (the "HSR Act"), and the rules promulgated by the Federal Trade Commission (the "FTC"), the Sale cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. The Company and STC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on February 16, 1996 and February 20, 1996, respectively. On March 5, 1996, the FTC and the Antitrust Division notified the Company and STC that early termination of the waiting period requirements had been granted for the Sale as of such date.

  Under the Exon-Florio Amendment to the Defense Production Act of 1950 (the "Exon-Florio Amendment"), the President of the United States may prohibit or suspend the acquisition of, or investment in, a U.S. company by a non-U.S. person if, after investigation, it is determined that such transaction threatens to impair the national security of the United States. The Exon-Florio Amendment permits parties which it might affect to submit voluntarily notification to the Chairman of the Committee on Foreign Investments in the United States ("CFIUS"). Any determination that an investigation is called for must be made within 30 days of such notice. The Company and STC filed notification of the Sale with CFIUS on February 26, 1996. It is a condition to the closing of the Purchase Agreement that the Company receive written notification from CFIUS that it will not undertake an investigation of the transactions contemplated by the Purchase Agreement.

  The Company is in the process of terminating its credit facility. Approximately $1.3 million of the proceeds from the Sale will be used to repay obligations currently covered by standby letters of credit issued under the credit facility. No other borrowings are outstanding under the credit facility. Liens securing amounts borrowed under the credit facility must be released in order to allow a sale of the Subject Assets to STC. The Company is also negotiating with the holder of the $20 million 10% Convertible Subordinated Notes due 1998 to obtain a consent necessary to consummate the Sale, and may agree to retire or otherwise restructure these notes. The consents of other parties under various other contracts in the ordinary course of the Drive Business may also be required for the Sale, and will be sought. It is anticipated that such required consents will either be obtained or, if not obtained, will not prevent the Sale.

THE NAME CHANGE

  The Board of Directors has approved the amendment of the Certificate of Incorporation of the Company to effect a change of the Company's corporate name to StreamLogic Corporation if the Sale is consummated. The complete text of the amendment to the Certificate of Incorporation (the "Name Change Amendment") is set forth below; however, such text, including the new corporate name, is subject to change as may be required by the Delaware Secretary of State.

  The right to use the name "Micropolis" is included in the assets being purchased by STC pursuant to the Purchase Agreement. Therefore, if the Sale is consummated, the Company will be contractually obligated to change its corporate name. The Board of Directors believes that the corporate name "StreamLogic Corporation" appropriately identifies the scope of the continuing business of the Company.

  Assuming approval of the Proposal by the requisite vote of the stockholders, the Name Change Amendment will be filed with the Delaware Secretary of State as promptly as practicable after the consummation of the Sale and the Name Change will become effective on the date of such filing. The voting and other rights that presently characterize the Common Stock will not be altered by the Name Change. If the Name Change is approved, Article 1 of the Company's Certificate of Incorporation will be amended to read in full as follows:

                                   ARTICLE I

         The name of this Corporation is StreamLogic Corporation.

ADDITIONAL COMPANY INFORMATION

  A description of the Company's business and properties, selected financial data, financial statements, legal proceedings, management's discussion and analysis of financial condition and results of operations and information with respect to market prices of and dividends on the Company's Common Stock are included in the Company's Form 10-K attached hereto as Appendix B.

  On January 8, 1996, the last trading day prior to the date the proposed Sale was publicly announced, the high and low sales prices for the Company's Common Stock on the Nasdaq National Market System were 5 1/8 and 4 1/4, respectively. On March 6, 1996, the high and low sales prices for the Company's Common Stock on the Nasdaq National Market System were 2 9/16 and 2 5/16, respectively.

DISSENTERS' RIGHTS

  Stockholders of the Company will not be entitled to any appraisal or dissenters' rights in connection with the Sale or the Name Change.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of February 2, 1996 regarding beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and certain other executive officers and (iv) the Company's executive officers and directors as a group.

                                              AMOUNT AND NATURE OF   PERCENT OF
      NAME OF BENEFICIAL OWNER(1)            BENEFICIAL OWNERSHIP(2)   CLASS
      ---------------------------            ----------------------- ----------
      Ryback Management Corporation (3).....        5,373,748           34.3%
       7711 Carondlet Avenue, Box 16900
       St. Louis, Missouri 63105
      State of Wisconsin Investment Board...        1,491,000            9.5%
       P.O. Box 7842
       Madison, Wisconsin 53707
      Richard C. Perry......................        1,150,000            7.3%
       2635 Century Parkway, N.E.
       Suite 1000
       Atlanta, Georgia 30345
      DIRECTORS
       J. Larry Smart (CEO).................           30,000
       Ericson M. Dunstan...................           67,250(4)           *
       Chriss W. Street.....................           26,700              *
       S. Kenneth Kannappan.................              --             --
      EXECUTIVE OFFICERS
       Taroon C. Kamdar.....................           66,000(5)           *
       Barbara V. Scherer...................           20,893(6)           *
       Donald L. McDonell...................           12,400(7)           *
       All Directors and Executive
        Officers as a Group (8 persons).....          233,243(8)         1.5%

--------
*  Less than 1%
(1) Unless otherwise indicated, the address for each named person is c/o Micropolis Corporation, 21211 Nordhoff Street, Chatsworth, California 91311.

(2) Information with respect to beneficial ownership is based on information furnished to the Company by each person included in the table, or based on the most recent filings on Schedules 13D or 13G with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 1995 available at the date of this Proxy Statement. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and dispositive power with respect to the shares shown to be beneficially owned by the stockholder, subject to community property laws where applicable.

(3) Shares held in a fiduciary capacity by Ryback Management Corporation and/or Lindner Fund, Inc. Of the shares owned, 1,919,800 are directly owned and 3,453,948 are indirectly owned due to the ownership of the Company's 10% Convertible Subordinated Notes due 1998 and the Company's 6% Convertible Subordinated Debentures due 2012. As set forth in the Schedule 13D filed with the Securities and Exchange Commission by Ryback Management Corporation, Eric E. Ryback is the President of Ryback Management Corporation. The Company is negotiating with the holder of the 10% Convertible Subordinated Notes due 1998 to obtain a consent necessary to consummate the Sale and may agree to retire or otherwise restructure these notes, in which case the number of shares beneficially owned by the holder of such notes could decrease, perhaps to zero.

(4) Includes 8,000 shares of Common Stock subject to options that were exercisable on, or within 60 days after, February 2, 1996.
(5) Includes 66,000 shares of Common Stock subject to options that were exercisable on, or within 60 days after, February 2, 1996.
(6) Includes 9,000 shares of Common Stock subject to options that were exercisable on, or within 60 days after, February 2, 1996.
(7) Includes 10,000 shares of Common Stock subject to options that were exercisable on, or within 60 days after, February 2, 1996.
(8) Includes 103,000 shares of Common Stock subject to options that were exercisable on, or within 60 days after, February 2, 1996.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to authorize the Sale and the Name Change.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE SALE AND THE NAME CHANGE.

  In the event the Proposal is not approved, the Sale and Name Change will not be accomplished. If the Sale is not effected, the Company's ability to continue its business is in question. See "Conduct of Business After Sale; Use of Proceeds."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  Certain Unaudited Pro Forma Condensed Consolidated Financial Statements giving effect to the Sale are set forth in Note 10 of Notes to Consolidated Financial Statements contained in the Form 10-K.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARDS IN THE ENCLOSED ENVELOPE.

                                       By Order of the Board of Directors

                                       ERICSON M. DUNSTAN
                                       Secretary

Chatsworth, California

March 7, 1996

                                                                APPENDIX A


     SALOMON BROTHERS INC
     Seven World Trade Center
     New York, New York 10048
     212-783-7000

                                                     [SALOMON BROTHERS LOGO]

Salomon Brothers Inc
& Worldwide Affiliates
Atlanta
Berlin
Boston
Chicago
Dallas
Frankfurt
Hong Kong
London
Los Angeles
Madrid
Melbourne
New York
Osaka
Paris
San Francisco
Seoul
Singapore
Sydney
Taipei
Tokyo
Toronto
Zurich


March 6, 1996


Board of Directors
Micropolis Corporation
21211 Nordhoff Street
Chatsworth, CA 91311


Members of the Board:


  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Micropolis Corporation (the "Company") of the consideration to be received in the proposed sale (the "Proposed Sale") by the Company to Singapore Technologies PTE Ltd. ("Acquiror") of certain of the assets, subject to certain liabilities, of the Company's disk drive operations (the "Subject Business") pursuant to the Asset Purchase Agreement, dated as of January 24, 1996 (the "Agreement"), by and among the Company, several subsidiaries of the Company and ST Chatsworth PTE Ltd., a subsidiary of Acquiror.

  As more specifically set forth in the Agreement, in the Proposed Sale the Company will sell the Subject Business for an aggregate cash purchase price equal to the net book value of the assets of the Subject Business, plus $7,000,000, subject to certain adjustments, and the assumption of certain liabilities (the "Consideration").

  As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Proposed Sale and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Proposed Sale. Additionally, Salomon Brothers Inc has previously rendered investment banking and financial advisory services to Acquiror for which we received compensation. In addition, in the ordinary course of our business, we may trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1994 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended September 30, July 1 and April 1, 1995 respectively; (iii) certain other internal information, primarily financial in nature, including projections and estimates of liquidation value, concerning the assets, business and operations of the Company and the Subject Business furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company ("Company Common Stock"); (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or the Subject Business and the trading markets for certain of such other companies' securities; and (vi) certain publicly available

Micropolis Corporation
March 6, 1996
Page 2

                                                         [SALOMON BROTHERS LOGO]


information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company, to discuss the foregoing as well as other matters we believe relevant to our inquiry, including the anticipated adverse effects on the Company's business, assets, liabilities, operations and prospects which the Company believes would occur if the Company were not to effect the Proposed Sale as a result of, among other things, the Company's current liquidity shortfall, the Company's anticipated inability to remedy this liquidity shortfall and the substantial risk of the Company ceasing to operate and dissolving the Subject Business, the anticipated substantial adverse effects on the Company's shareholders, present and potential employees, business partners and lenders that would result from such dissolution or concerns about the potential for it, and the benefits which would arise from effecting the Proposed Sale.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Subject Business, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any such properties or facilities. With respect to projections and estimates of liquidation values, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of, or the prices which could be obtained upon a liquidation sale of, the Subject Business, as the case may be, and we express no view with respect to such projections or estimates or the assumptions on which they were based.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company and the Subject Business; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company or the Subject Business; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the execution of the Agreement, including our solicitation of offers to acquire the Company and/or the Subject Business and the responses received to such solicitation. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Consideration to be received by the Company in the Proposed Sale and does not address the Company's underlying business decision to effect the Proposed Sale or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Sale. Our opinion as expressed below does not constitute an opinion or imply any conclusion as to the likely trading range for the Company Common Stock or the financial viability of the Company following consummation of the Proposed Sale.

  Based upon and subject to the foregoing, we are of the opinion as investment bankers that the Consideration to be received by the Company in the Proposed Sale is fair, from a financial point of view, to the Company.

Very truly yours,


SALOMON BROTHERS INC

                                                                APPENDIX B

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K

(MARK ONE)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
    SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 29, 1995

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
    SECURITIES EXCHANGE ACT OF 1934

                      FOR THE TRANSITION PERIOD FROM  TO


                        COMMISSION FILE NUMBER: 0-12046

                            MICROPOLIS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      95-3093858
      (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)


             21211 NORDHOFF STREET, CHATSWORTH, CALIFORNIA  91311
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)      (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (818) 709-3300

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                     None

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

             TITLE OF CLASS                              TITLE OF CLASS
             --------------                              --------------
      Common Stock, $1.00 par value                6% Convertible Subordinated
                                                       Debentures due 2012

  Indicate by check mark whether Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes   X    No

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K ((S) 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part
III of this Form 10-K or any amendment to this Form 10-K.   X  .

  The aggregate market value of the voting stock held by non-affiliates of the registrant as of February 2, 1996 was approximately $47,715,015.

  The number of shares outstanding of registrant's common stock as of February 2, 1996: 15,580,413.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Parts of the Proxy Statement for Registrant's 1996 Annual Meeting of Stockholders (the "1996 Proxy Statement") are incorporated by reference to
Part III of this Form 10-K Report.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             MICROPOLIS CORPORATION

                           ANNUAL REPORT ON FORM 10-K

                               DECEMBER 29, 1995

                               TABLE OF CONTENTS

                                     PART I

                                                                                         PAGE
                                                                                         ----
Item 1.   Business .....................................................................  B-1
Item 2.   Properties ...................................................................  B-8
Item 3.   Legal Proceedings.............................................................  B-8
Item 4.   Submission of Matters to a Vote of Security Holders...........................  B-8

                                    PART II

Item 5.   Market for Registrant's Common Equity and Related Stockholder Matters.........  B-9
Item 6.   Selected Financial Data ...................................................... B-10
          Management's Discussion and Analysis of Financial Condition and Results of
Item 7.   Operations.................................................................... B-11
Item 8.   Financial Statements and Supplementary Data................................... B-18
          Changes in and Disagreements with Accountants on Accounting and Financial
Item 9.   Disclosure.................................................................... B-38

                                    PART III

Item 10.  Directors and Executive Officers of the Registrant ........................... B-38
Item 11.  Executive Compensation ....................................................... B-39
Item 12.  Security Ownership of Certain Beneficial Owners and Management................ B-39
Item 13.  Certain Relationships and Related Transactions................................ B-39

                                    PART IV

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K.............. B-40

                                    PART I

ITEM 1. BUSINESS

  Micropolis Corporation was incorporated in California in December 1976. In April 1987, the Company was reincorporated in Delaware. Unless the context otherwise indicates, the terms "Micropolis" and "Company" refer to Micropolis Corporation and its consolidated subsidiaries.

  Micropolis is a designer and manufacturer of information storage products and systems. The Company sells these products and systems directly to original equipment manufacturers ("OEMs") and systems integrators and through independent distributors and value-added resellers ("VARs") for resale to end users.

  The Company's storage subsystems and video systems business (the "Systems Business") offers storage subsystem products known as the Raidion and Microdisk, a line of video servers which provide video-on-demand for up to 64 individual users, and a line of low cost digital video disk recorders which allow real-time record and playback of video material. All of the Systems Business products incorporate certain of the disk drives described below.

  The Company's disk drive business (the "Drive Business") designs and manufactures disk drives exclusively in the 3 1/2-inch and 5 1/4-inch form factors, with capacities ranging in 1995 from 2 Gigabytes ("GB") to 9 GB.

RECENT DEVELOPMENTS

  On January 24, 1996, the Company entered into a definitive agreement (the "Purchase Agreement") with ST Chatsworth Pte Ltd, a Singapore corporation ("STC"), and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), to sell substantially all of the Company's assets (other than cash and accounts receivable) related to the Company's hard disk drive business to STC (the "Sale"). The Purchase Agreement is filed as an exhibit and described in detail in the section "Terms of the Asset Purchase Agreement" in the Company's Proxy Statement filed March 7, 1996, which is incorporated herein by reference. In addition, the Company and STC have entered into an OEM supply agreement effective upon consummation of the Sale. Among other things, the OEM Supply Agreement allows the Company after the Sale to buy at prices equal to or slightly lower than the most favored OEM customer of STC. The Company must offer all its disk drive business and requirements to STC on a right-of-first-refusal basis, subject to the ability of STC to meet certain delivery and other standards. The agreement has an initial two-year term, after which it may be renewed annually by mutual agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCTS

  The Company's product lines focus on two main markets: data and video storage/server products (the "Systems Business") and high capacity disk drives (the "Drive Business").

 Systems Business

  RAID

  The Company's Systems Business competes in the non-captive local area network ("LAN")-based redundant array of inexpensive disks ("RAID") market. RAID is a large-scale storage technology that replaces one high-capacity hard disk drive with an array of smaller, less expensive drives. The RAID concept provides protection of data against the possibility of failure of any one drive in the array by storing redundant information on different drives within the array (mirroring), or by separating and distributing data flow with parity check blocks across multiple drives within the array. If data is lost or corrupted, the array can automatically reconstruct the lost or corrupted data from the remaining data blocks using the associated parity blocks and continue with uninterrupted operation.

  The LAN-based RAID market is estimated by industry sources to grow to approximately $725 million in 1997. The growth in this market has been attributable in large measure to the trend toward requiring mainframe level functionality on LAN-based systems, the introduction by personal computer-based server manufacturers of symmetrical multiprocessor servers and a significant increase in multimedia personal computers capable of displaying video compressed using the Motion Picture Experts Group ("MPEG") standard. Competition in this market is resulting in increased levels of system integration and product enhancements, and decreased costs for comparable performance.

  Increased system integration is achieved by preconfiguring systems to include everything needed to "plug and play" and testing them in a systems environment before shipment. Certain competitors (the "captive" market) have introduced network file servers already configured for their own RAID products. Other competitors offer RAID products with built-in functionality such as tape backup devices. However, the growth in the non-captive market could still be substantial. The Company believes end users and systems integrators value having the choice of supplying or buying a RAID product tailored to their specific application or need at a reasonable cost.

  The Company offers both software and hardware-based RAID products. In some instances, software RAID products are favored over hardware products due to the perceived cost differences between hardware and software, and software solutions require more overhead from the system. In other cases, software solutions are favored, for example, on single user desktop systems where cost and performance are important and the user has more processing power. In situations where systems operations are very central processing unit ("CPU") intensive, users would prefer a hardware RAID solution so that the computational effort can be offloaded from the CPU.

  The Company's Systems Business RAID products consist of the Raidion line of fault-tolerant disk arrays, and the Microdisk. The Raidion line encompasses a software-based array known as the Model LS (featuring 5 1/4-inch drives) and the Model LT (featuring 3 1/2-inch drives), and a hardware-based array which incorporates a proprietary disk array controller known as Gandiva. The Gandiva controller card in the Company's current hardware RAID products performs the basic interface between the host computer and the drive array as well as the RAID fault tolerance, array maintenance and management functions. The software-based Raidion products have been optimized for use on the Novell Netware and IBM OS/2 operating systems. The hardware-based Raidion has been optimized to work with a greater number of operating systems, including Netware, OS/2, Microsoft Windows NT, Apple Macintosh and UNIX. The Microdisk product consists of an external storage device in a modular housing. The systems described above accounted for 17% of total revenues in 1995.

  The Company recently announced RAIDIONplus, an extension of the current Gandiva array controller that improves performance, redundancy, array management capability and has features that will allow RAIDIONplus to be used in applications from on-line transaction processing (OLTP) to multimedia. RAIDIONplus provides features such as dynamic expansion, adaptive caching, and a Fast 20 Wide Small Computer System Interface ("SCSI") interface, advanced dial in/dial out and network array management, and removable non-volatile dynamic random-access memory.

  Video Servers

  The Company offers a line of video servers which use hard disk drives to store and retrieve audio and full motion video signals. Such video servers, which can replace video cassette recorder systems, are used to play back video material that has been previously digitally encoded and compressed; they are marketed in the hospitality, multimedia and cable TV markets. Video server applications in the hospitality market include displaying digitally encoded and compressed movies to guests in hotels, aircraft and cruise ships. Multimedia applications include corporate training, campus training and video libraries. Video servers in the cable TV market are designed to insert local cable TV advertisements in a video stream.

  The Company's initial video server, installed in hotels, was introduced in early 1994, with product deliveries beginning in June 1994. The Company's AV Server 50, 100 and 200, enable up to 16, 32 and 64 users, respectively, to randomly select and view, with video cassette recorder-like functionality, video material on demand from an on-disk library of up to 60 full length movies. During 1995, sales of these servers were made primarily to the hospitality industry and cable headends for local commercial insertion. Sales in 1995 represented approximately 1% of total revenues.

  Video Disk Recorders

  The Company is currently developing a line of low cost digital video disk recorders which also use hard disk drives to store and retrieve audio and full motion video signals. Video disk recorders utilize built-in encoding and compression circuitry, allowing real time record and playback of video material. Applications for video disk recorders include professional video editing of video for audio, non-linear editing, linear editing, graphics and animation and other general post-production activities.

  For further information regarding the Systems Business, see Management's Discussion and Analysis--StreamLogic.

 Drive Business (Business proposed to be sold pursuant to the Purchase Agreement described above)

  The core of the Drive Business' product offerings historically has consisted of high-performance, high-capacity Winchester disk drives used in mission critical, network file server and multimedia applications. In 1995, these disk drives comprised 80% of the Company's total revenues.

  These drives are primarily available with the industry standard SCSI interface. The Company currently offers a line of disk drive products that is code-named "Javelin." This series of products encompasses the Taurus 2, a 3 1/2-inch, 1-inch high, 2 GB drive with a rotational speed of 7200 rpm; the Capricorn 4, a 3 1/2-inch, full-height, 4.3 GB drive with a rotational speed of 7200 rpm, and the Scorpio 9, a 5 1/4-inch, full-height, 9 GB drive with a rotational speed of 5400 rpm. Increased rotational speeds enable the drive to demonstrate faster access times and otherwise increased performance. The Javelin series of disk drives is characterized by a high degree of commonality in technology. These drives possess a greater degree of integration of hardware and software features across all three platforms than in previous models. The Javelin series, which began shipping in the third quarter of 1994, represented 72% of the Company's 1995 total revenues.

  The Company is in the process of developing a new line of disk drive products code-named "Omega" which are expected to be available in the first quarter of 1996. This series of products encompasses the Taurus 4, a 3 1/2-inch, 1-inch high, 4 GB drive with a rotational speed of 7200 rpm; the Capricorn 9, a 3 1/2-inch, full-height, 8.7 GB drive with a rotational speed of 7200 rpm, and the Scorpio 21, a 5 1/4-inch, full-height, 21 GB drive with a rotational speed of 5400 rpm. Like the Javelin series, the Omega series of disk drives possess a similar degree of commonality in technology with a high degree of integration of hardware and software features across all three platforms. In addition, the Omega series incorporates the use of magneto-resistive ("MR") head technology which doubles storage capacity.

  In addition, the Company sells disk drives that have been optimized for specific market niches. Included among these drives are the Company's "AV" drives, where the internal firmware has been modified to make these drives uniquely appropriate to large block data types, such as audio and video files.

PRODUCT DEVELOPMENT

  Micropolis' approach to product development is best characterized as being market driven, using a technology strategy that incorporates the latest reliably available components and software. Being market driven means that Micropolis' engineers work closely with its sales force and with its customers to determine the appropriate prioritization of new product development efforts, as well as to establish product specifications. In general, this approach is designed to reduce time to market with products which have a broader set of potential customers.

  The technology strategy utilizes a basic set of mechanics and develops that set of mechanics from its initial capacity to higher capacities by further developing the electronic and head/media technology. For example, the Company's Aquarius 2 Series 1.7 GB, full-height 3 1/2-inch disk drive began with an 8-disk, 16-head mechanical assembly. That same basic set of mechanics is still being employed today in the newer 10 platter, 4.3 GB drive known as the Capricorn 4. The storage subsystems and video systems products share such common components as the Company's hard disk drives and the Gandiva array controllers.

  Future market trends in the LAN-based RAID industry are likely to favor products emphasizing: low cost, optimization for application-specific environments, effective fault tolerance, high performance hardware and software interfaces, scalability of product and effective service and support.


  The information storage business is characterized by rapidly changing technology and user needs which require the continual development and introduction of new products. Although the Company believes its strategy of focus and specialization in the high-performance segment of the market, and an increased emphasis on time to market, improves the rate of new product introduction, no assurance can be given that the Company will be able to complete successfully the design or introduction of its new products in a cost-effective and timely manner, or that such products will perform to specifications. The introduction of new products also requires the Company to manage its inventory carefully to minimize inventory obsolescence. The failure to achieve any of these objectives could have, and has had, a material adverse effect on the Company's financial position and results of operations.

  Research and development expenses for fiscal 1995, 1994, and 1993 were $42,469,000, $43,648,000, and $36,112,000, respectively. In 1995, approximately one-third of the Company's research and development expenses were incurred by the ongoing Systems Business. The Company anticipates its 1996 research and development expenses related to the Systems Business will decrease slightly from those of 1995. The Company plans to focus on development of video servers for hospitality and cable head-ends, professional video editing disk recorders, bundled storage for Internet and Web servers, corporate IntraNet digital output servers, and bundled RAID subsystems for LANs. The Company plans to discontinue funding of Tulip Memory Systems and has made other expense cuts in the engineering area.

MANUFACTURING

 Systems Business

  Micropolis manufactures its storage subsystems products on production lines at its Chatsworth, California headquarters and at its Singapore facility. The Company anticipates discontinuing manufacturing Systems Business products at the Singapore facility in 1996. The Company's video systems products are manufactured at the Chatsworth, California headquarters.

 Drive Business

  The Company's manufacturing strategy is to rely principally on outside vendors to supply high-level subassemblies and component parts, in contrast to certain of its principal competitors, which are substantially vertically integrated. The Company's manufacturing operations consist primarily of the assembly of head positioner assemblies ("HPAs") and the final assembly and testing of disk drives.

  Micropolis maintains two principal manufacturing sites, both located in Southeast Asia. The labor-intensive manufacture of HPAs takes place in the Company's Bangkok facility, which was established in 1988. The Company's Singapore facility established in 1986 accounts for substantially all final production and test of the Company's disk drives. In addition, Micropolis maintains a pilot production line at its Chatsworth, California headquarters. This line is employed to assemble new products used in evaluation testing by its customers prior to their transfer to the offshore operations.

  During 1995, the Company manufactured approximately 211 thousand disk drives. The Company is currently constructing a new manufacturing facility in Singapore to replace the current leased facility. The new facility is expected to be completed in the second quarter of 1996. The Company believes that its current facilities are adequate for its near-term production requirements.

  Micropolis has made a substantial investment in automating disk drive production at its Singapore facility. The Company believes that its investment in automation will result in both quality and process yield improvements. A team of experienced production automation engineers, located in Singapore, focuses on identifying processes where automation can be particularly useful and developing new procedures with a goal of long-term savings.

 General Manufacturing Considerations

  Continued improvement in disk drive, storage subsystem and video systems manufacturing process capabilities and reduced materials and manufacturing costs are critical factors affecting the Company's financial position and results of operations. The Company continues to change the manufacturing processes for many of its products and must carefully manage the transfer of production of its newer disk drive products to its overseas operations. There can be no assurance that such changes and transfers will be implemented in a cost-effective and timely manner. Delays or problems encountered in any of the foregoing could have a material adverse effect on the Company's financial position and results of operations. In addition, if for any reason the Company were to have a prolonged interruption in any of its manufacturing facilities, the Company's financial position and results of operations could be materially adversely affected.

  The Company's manufacturing process requires high volumes of high quality components. Several of the critical components used in the Company's products are available only from single or limited sources. The Company has had and continues to have difficulties in obtaining certain components, and there can be no assurance that such difficulties will not occur in the future. A prolonged interruption or reduction in supply of quality components, rework costs associated with defective components or the inability to obtain continued reduction in component prices would adversely affect the Company's financial position and results of operations and could damage customer relationships. The Company has experienced such supply interruptions, rework costs and increased component prices, particularly during 1995. Such component and manufacturing problems have adversely affected the Company's financial position and results of operations.

MARKETING

  The Company's direct sales force sells Micropolis disk drives to OEMs, distributors and VARs. The Company maintains eight domestic sales offices. In 1995, approximately 25% of total sales were made to OEMs, with the remainder to independent distributors and VARs. The Company's OEM customers include Avid Technology, Stratus Computer, Ericsson Telecom AB and Xerox Corporation. The Company's distribution customers include Tech Data Corporation, Ingram Micro Corporation, Alliance Peripheral Systems, Megabyte EDV, Hammer Distribution Ltd. and Peripheral Technology Group.

  International operations are an important element of the Company's sales mix. In 1995, sales to customers outside of North America comprised approximately 39% of total sales. The Company currently maintains a European sales network of five offices which support sales in Europe to both U.S. and European-based OEMs and European-based independent distributors. The Company has deployed its sales and marketing efforts in the Asia/Pacific region with four offices. In addition, the Company maintains a service and support operation in England.

  The Company's sales force, which currently has offices in Chatsworth, San Jose and Irvine, California; Roswell and Lawrenceville, Georgia; Salem, New Hampshire; Branford, Connecticut; North Potomac, Maryland; Des Plaines, Illinois; Plano, Texas; Charlottesville, Virginia; Reading, England; Munich, Germany; Massy, France; Milan, Italy; Jarfalla, Sweden; Singapore; Tokyo, Japan; Taipei, Taiwan; and N. Sydney, Australia. In addition, members of senior management, together with engineering, operations and marketing executives, participate actively in sales to major OEM customers. Independent distributors are also used in the United States and for certain markets abroad. No customers accounted for more than 10% of total sales during 1995, 1994 or 1993.

  The Company generally warrants its products against defects for periods from one to five years. The Company provides for estimated future product warranty costs when products are shipped. In addition, the Company generally grants trade credit to its customers, typically on net 30 day terms. Historically, the Company has not experienced significant bad debt write-offs. The Company also has policies and/or contractual agreements which allow distributors to receive price protection credit under certain circumstances when the Company lowers its sales prices. In addition, the Company permits customers to return products under certain circumstances. The Company makes a provision for the estimated amount of price protection credits and for product returns that may occur under these programs and contracts in the period of sale.

  Direct shipments from Chatsworth and Singapore are denominated in United States dollars; sales by the European subsidiaries, except Germany, are denominated in local currency. Although export sales are subject to certain restrictions, including approval by the Office of Export Administration of the United States Department of Commerce, such restrictions have not limited such sales.

BACKLOG AND VARIABILITY OF DEMAND

  The Company's total order backlog at February 2, 1996 was approximately $13.8 million compared with approximately $25.5 million at February 3, 1995. The decrease in backlog was primarily attributable to low bookings for the Company's Javelin class drives. The Systems Business order backlog at February 2, 1996 was approximately $1.9 million compared with approximately $1.8 million at February 3, 1995.

  Backlog includes orders for which a delivery schedule has been specified by the customer and which the Company has agreed to ship within six months. Lead time for the release of purchase orders varies from month to month. For this reason and because changes in delivery schedules and cancellation of orders occur, the Company's backlog on a particular date may not be representative of future sales. The Company's customers place orders based on their own internal forecasts. If demand falls below forecast, the customer may cancel or reschedule shipments previously ordered from the Company, a process that may be exacerbated by customers' inventory management practices. Accordingly, the Company may, at any time and with limited notice, experience a significant downturn in demand for its products. The Company's expectations of future net sales are based largely on its own estimate of future demand and not on firm customer orders. The Company's net sales may also be affected by its distributors' decisions as to the quantity of the Company's products to be maintained in their inventories. The Company's expenditures are based in part on management's estimate of future sales. If orders and net sales do not meet expectations, the Company generally will not be able to reduce expenses commensurately in the near term and therefore profitability would be adversely affected.

COMPETITION

  The data and video storage industry is intensely competitive and characterized by significant price erosion over the life of a product. The Company believes that being first to market with new products is a critical element in the achievement of desired gross margins. Being first to market provides initial price advantages to the Company and the opportunity to accelerate learning and cost reduction curves due to increased production volumes. During 1994 and 1995, the Company experienced significant price erosion related to several of its products as a result of increased competition. Such pricing pressures negatively impacted the Company's operating results for 1994 and 1995.

  In the high-performance market in which the Company competes, the principal dimensions of competition are generally data storage capacity, data transfer rate, average access time, form factor, timely delivery in quantity, reliability and price. Virtually all of the Company's competitors are much larger in size and have access to greater financial and other resources than the Company. The Company believes that its future success hinges on its ability to bring cost and feature-competitive products to market on a timely basis.

 Systems Business

  The Systems Business products face competition from companies offering standard computer systems with video server specific software, and those offering specially designed video server systems. Competitors offering standard computer systems with video server specific software include Digital Equipment Corporation, International Business Machines, Silicon Graphics Inc., Sun Microsystems and Hewlett Packard Company. Competitors offering specially designed video server systems include Sony corporation, Optibase Inc., Sea Change, and The Network Connection Inc. The Company believes its video server systems offer significant price advantages, longer market presence and a more suitable overall solution for the applications targeted.

 Drive Business

  The Drive Business competition includes other independent domestic disk drive manufacturers, the disk drive divisions of both domestic and foreign (primarily Japanese) computer systems manufacturers and the captive disk drive manufacturing operations of some of its customers. The Company's principal competitors in the market for high-performance Winchester drives currently are Seagate Technology, Conner Peripheral Inc., Quantum Corporation and Fujitsu Corporation. In addition, the Company is experiencing increased competition from computer manufacturers such as International Business Machines and Hewlett Packard Company.

PRODUCTS

  Micropolis Corporation had pursued a high-end strategy in the disk drive business that is focused exclusively on disk drives made with a large number of disks and heads (typically a minimum of 4 disks and 8 heads). Over time, these segments of the market have become increasingly attractive to all of the major disk drive manufacturers, and more importantly, they have been able to make steady inroads into these segments. In addition, the captive disk drive manufacturing arms of two major computer manufacturers (IBM and HP) have steadily increased their presence in this market. Thus, over time Micropolis has been faced with more competitors, all pursuing full line strategies which appeared to be increasingly desirable to the customer base.

  Also, in recent years the rate of technological change in the disk drive industry has increased significantly. This environment and the Company's difficulties in the manufacture and marketing of products have in recent periods adversely impacted the Drive Business' revenues and results of operations and are expected to continue to do so.

EMPLOYEES

  As of December 29, 1995, the Company employed approximately 2,069 persons, including 411 in Engineering, 108 in Quality Assurance and Control, 1,325 in Manufacturing and Operations, 87 in Marketing and 138 in General Management and Administration. Competition for highly skilled employees is intense. The Company believes that its future success will depend on its continued ability to attract and retain qualified employees. None of the Company's employees is represented by a labor union, and the Company has experienced no work stoppages. The Company believes that its employee relations are good.

  During January 1996, the Company announced and completed a reduction in its workforce in the United States in order to prepare for the sale of the Drive Business. If the Sale is consummated, it would be expected that the Company would retain approximately 150 employees, including 75 in Engineering, 34 in Manufacturing and Operations, 25 in Marketing, and 16 in General Management and Administration.

FOREIGN AND DOMESTIC OPERATIONS

  The information relating to foreign and domestic operations is included in
Note 8 to the Company's Consolidated Financial Statements on page 32 of this report.

ITEM 2. PROPERTIES

  The Company's principal executive and engineering offices and limited domestic manufacturing operations are located in Chatsworth, California, comprising a total of approximately 186,000 square feet. Of these facilities, one building with approximately 58,000 square feet is owned, and one building with approximately 128,000 square feet is leased at an annual rental of approximately $982,000 subject to annual change based on the Consumer Price Index. The original term of this 1988 lease was five years, with three five-year renewal options. In May 1993, the Company began leasing this property on a month-to-month basis. Micropolis also leases on a month-to-month basis, a small amount of storage and parking space in Chatsworth. Under the Purchase Agreement, STC has an option to include in the Subject Assets the owned and/or leased portion of the corporate headquarters. If this option is not taken, the Systems Business would locate in the owned facility. If this option is taken, the Systems Business may lease back from STC or relocate to another leased facility in Southern California at a later date.

  In Singapore, the Company leases approximately 56,000 square feet on three floors of one building, and an additional 12,000 square feet on another floor of the same building. The space is used in the Company's manufacturing operations. These leases, which provide for an annual rental of $791,000 and $150,000, respectively, expire in April 1996. The Company leases an additional 134,600 square feet for manufacturing on five floors of an adjacent building at an annual rental of approximately $1,743,000. This lease expires in April 1996.

  During December 1994, the Company began construction of a 302,000 usable square foot manufacturing facility in Singapore. The new facility is expected to be completed in the second quarter of 1996, at which time the Company's operations in Singapore will move from their current leased facilities to the new factory. The Company has obtained financing to fund the expenditures associated with the construction of the building. A thirty-year ground lease for the new facility provides for lease payments of approximately $616,000 annually. This facility would be sold to STC upon consummation of the Purchase Agreement.

  Micropolis owns a building with approximately 37,000 square feet in Bangkok, Thailand which is used for manufacturing Head Positioner Assemblies and other disk drive sub-assemblies. This facility would be sold to STC upon consummation of the Purchase Agreement. In addition, the Company leases approximately 20,400 square feet in two separate locations adjacent to the main manufacturing site. These leases expire in August of 1998. These leases would be assumed by STC upon consummation of the Purchase Agreement.

  Micropolis also leases sales offices in San Jose and Irvine, California; Roswell, Georgia; Salem, New Hampshire; Branford, Connecticut; Des Plaines, Illinois; Plano, Texas; Charlottesville, Virginia; Reading, England; Munich, Germany; Massy, France; Milan, Italy; Jarfalla, Sweden; Singapore; Tokyo, Japan; Taipei, Taiwan; and N. Sydney, Australia. These leases would be assumed by STC upon consummation of the Purchase Agreement.

  The Company believes that its current facilities are well maintained and are adequate for its near-term production requirements. The Company is presently at approximately 33% of capacity.

ITEM 3. LEGAL PROCEEDINGS

  The Company is involved in routine legal matters and contingencies in the ordinary course of business which management believes will not have a material effect upon the Company's financial position.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERSS

  Information required by this item is incorporated by reference from the Form 10-Q relating to the Company's quarterly period ended September 29, 1995.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

  The Company's Common Stock is traded in the over-the-counter market on the NASDAQ National Market System under the symbol "MLIS." The following table sets forth for the periods indicated the high and low closing sale prices for the Common Stock.

                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
      Fiscal 1995
        High.................................... 11       7 1/4   7 3/8   5 3/8
        Low.....................................  4 7/8   4 3/4   5 3/8   3
      Fiscal 1994
        High....................................  8 3/8   7 7/8   7 1/4   9 1/2
        Low.....................................  4 7/8   5 1/4   5 3/8   6 1/8

  The price range per share, reflected in the above table, sets forth the highest and lowest closing prices in each fiscal quarter during 1995 and 1994, as reported by NASDAQ National Market System.

  No dividends have been declared by the Company during the five-year period ended December 29, 1995. Under the terms of the Company's credit facility, it is prohibited from declaring or paying dividends without the prior consent of the lender. As described in Note 3 to the Company's Consolidated Financial Statements, the Company intends to terminate this credit facility. At February 2, 1996, there were 611 record holders of the Company's Common Stock.

  If the Sale is consummated, the Company expects to have a deficit net worth and therefore not to meet the criteria for continued inclusion on the Nasdaq National Market System. If the Company's Common Stock is no longer approved for inclusion on the Nasdaq National Market System, and the Company cannot obtain listing elsewhere, trading, if any, in the Company's Common Stock may thereafter be conducted in the over-the-counter market and its stock quoted in the so-called "pink sheets" or, if then available, the "OTC Bulletin Board Service." As a result, it could be more difficult to trade, or to obtain accurate quotations as to the value of, the Company's Common Stock and the spread between the "bid" and "ask" prices for the Company's Common Stock could materially increase.

ITEM 6. SELECTED FINANCIAL DATA

                                  1995      1994      1993      1992     1991
                                --------  --------  --------  -------- --------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of operations data
Net sales...................... $211,264  $346,314  $382,926  $396,579 $350,875
 Cost of sales.................  205,628   286,856   315,436   306,482  285,555
                                --------  --------  --------  -------- --------
Gross profit...................    5,636    59,458    67,490    90,097   65,320
 Operating expenses:
  Research and development.....   42,469    43,648    36,112    27,868   24,065
  Selling, general and adminis-
   trative.....................   44,274    43,500    41,906    38,656   33,258
  Restructuring charge.........      --        --      5,496       --       --
                                --------  --------  --------  -------- --------
 Total operating expenses......   86,743    87,148    83,514    66,524   57,323
                                --------  --------  --------  -------- --------
Income (loss) from operations..  (81,107)  (27,690)  (16,024)   23,573    7,997
 Other expense, net............    4,242     2,985     3,888     2,683    3,504
                                --------  --------  --------  -------- --------
Income (loss) before income
 taxes.........................  (85,349)  (30,675)  (19,912)   20,890    4,493
 Income tax provision (bene-
  fit).........................   (1,061)      --          4     1,333      150
                                --------  --------  --------  -------- --------
Net income (loss)(1)........... $(84,288) $(30,675) $(19,916) $ 19,557 $  4,343
                                ========  ========  ========  ======== ========
Earnings (loss) per share(1)... $  (5.46) $  (2.03) $  (1.34) $   1.33 $    .32
                                ========  ========  ========  ======== ========
Weighted average common and
 common equivalent shares out-
 standing......................   15,445    15,100    14,835    14,720   13,674
                                ========  ========  ========  ======== ========
Balance sheet data
Working capital................ $ 65,957  $121,022  $144,423  $163,394 $141,850
Total assets...................  180,394   233,915   250,429   259,624  244,909
Long term debt:
 Term Loan Facility............   18,102       --        --        --       --
 10% Convertible Subordinated
  Notes due 1998...............   20,000       --        --        --       --
 6% Convertible Subordinated
  Debentures due 2012..........   75,000    75,000    75,000    75,000   75,000
Shareholders' equity...........    7,173    89,630   118,356   136,257  114,629

--------
(1) Income from the Company's Singapore and Thailand operations is exempt from income taxes in those countries through 2004 and December 1993, respectively. The income tax exemptions in Singapore and Thailand had no impact in fiscal 1995 and had an effect of approximately $7,401 and $.49 in fiscal 1994, $4,800 and $.33 in fiscal 1993, $12,879 and $.87 in fiscal
    1992 and $11,047 and $.81 in fiscal 1991 on net income and earnings per share, respectively, as compared to income taxes at the maximum statutory rates. However, the aforementioned aggregate and per share effects are not necessarily indicative of the Company's consolidated incremental tax liability in the absence of such tax holidays either historically or upon termination of holiday status in 2004 and 1993 (see Notes 1 and 2 to the Company's Consolidated Financial Statements).

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

  On January 24, 1996, the Company entered into a definitive agreement (the "Purchase Agreement") with ST Chatsworth Pte Ltd, a Singapore corporation ("STC"), and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), to sell substantially all of the Company's assets (other than cash and accounts receivable) related to the Company's hard disk drive business to STC (the "Sale"). The Sale is subject to stockholder approval, as well as certain closing conditions contained in the Purchase Agreement. If the Sale is consummated, the Company's remaining business will be focused on information storage subsystems and video systems, and will rename itself StreamLogic Corporation ("StreamLogic").

STREAMLOGIC

 Business of StreamLogic

  StreamLogic's principal business will be fault tolerant disk storage subsystems, commonly known as RAID systems. Longer term, StreamLogic plans to develop a substantial video server and video disk recorder business, assuming that current tape-based markets for such products transition to disk-based technologies, and that StreamLogic's products are successful in these new markets.

 Existing Products

  Present Company products which will comprise StreamLogic's initial product line include:

  . RAIDION(R) fault-tolerant disk arrays--software- and hardware-based RAID storage solutions for network data processing environments as well as video and multimedia applications.

  . MICRODISK(R) subsystems--modular, stackable, external storage for desktop computing and network environments.

  . MICRODISK AV subsystems--modular, stackable, external storage optimized for professional audio/video editing and desktop multimedia applications.

  . VIDEO DISK RECORDER(TM) (VDR)--digital disk recorder technology for professional and commercial video editing and playback environments.

  . VIDEON(TM)--Motion Picture Experts Group ("MPEG")-based video-on-demand ("VOD") servers for hospitality and cable television broadcast environments.

  The brand names "Raidion" and "Microdisk," which will be retained by StreamLogic, are believed to be of significant importance to ongoing market recognition and acceptance of the products sold under those names and their variants. StreamLogic's products are sold to OEMs and system integrators and through distribution channels worldwide.

  In 1995, revenues attributable to the products to be retained by StreamLogic amounted to $39.5 million and all but $2.5 million of these revenues came from products sold into the LAN RAID sub-system market. In the future, and especially in 1996, StreamLogic's revenue base will be largely dependent on its success in the LAN RAID sub-system market.

  StreamLogic products in the LAN RAID segment will continue to focus on Novell and Windows NT clustered operating environments. RAID functionality is required to ensure both data availability and data integrity. In addition, requirements exist for increasingly comprehensive management features. The company currently offers RAIDION desktop and rack mount configurations with RAID functionality in both external array controllers and host based software subsystems. Plans to bring deskside configurations to market in 1996 will continue the current scaleable, modular, hot swappable characteristics of the RAIDION. The product line will continue to be optimized for on-line transaction processing.

  The non-captive LAN RAID market is estimated by industry sources to be about a $725 million market in 1997. Competitors in this segment include: Hewlett-Packard, Compaq, Digital Storage Works, Conner Peripherals, Storage Dimensions, Ciprico, and FWB. The Company's market share in 1995 was 6%, down from 8% in 1994. The Company will endeavor to recapture and expand its market share by providing RAID controller feature enhancements and by improved focus as a result of the sale of the disk drive business.

  For further information covering the Company's present Systems Business, see
Item 1--"Business."

 Future Product Development

  StreamLogic's future product development will be focused on the storage, management and movement of digital data in various networking and audio/video related applications. StreamLogic's core technical competencies include its RAID software, RAID controllers, optimization of disk drives for application specific environments, enclosure packaging, control of both analog and digital video streams ("video streaming"), Serial Switching Architecture ("SSA") switching, MPEG encoding/decoding and network management. StreamLogic currently expects to use these core competencies and the products it has developed, and plans to develop in the future, to participate in five target markets. The five markets are:

  .Bundled RAID subsystems for the LAN market.
  .Bundled storage systems for internet and web server markets.
  .Digital output storage systems for the corporate IntraNet market. .Video disk recorders for the professional editing market.
  .Video servers for hospitality and cable head-end markets.

  These markets vary dramatically in size and competitive characteristics. Over the next two years, the segments expected to be of most importance to the growth and profitability of StreamLogic are:

    (1) Professional Video Editing. This market segment is characterized by single or few users per system and high data rate video streams stored on hard disks. Fault tolerance is desired but RAID technology is used primarily as a method of achieving higher data rate. Video disk recorders are used to replace professional level video tape recorders for a wide variety of applications. The Company has a strategic partnership with BTS Broadcast Television Systems GmbH ("BTS"), a division of Phillips Electronics, to develop video disk recorder products to be marketed by BTS. The professional video market is estimated by industry sources to be a $12 billion market with video tape recorders representing half of all revenues. Video disk recorders are expected to penetrate a small portion of that market while video disk editing is expected to penetrate a larger portion. Key competitors in the video disk recorder market are Tektronix and a number of small independent suppliers. In video disk editing, the key competitors are Avid Technology, Tektronix, Sony, Panasonic and a small number of independent suppliers.

    (2) Hospitality and Cable Head-end Video Servers. This market is made up of multi-channel video playback systems. A video server allows multiple simultaneous users from one video data stream stored on hard disk. Such playback is today achieved by the installation of large numbers of video tape recorders. In the cable head-end market, the video server provides considerable ease-of-use benefits over conventional video cassette usage, as well as considerable cost savings. Fault tolerance is required in the cable head-end market, while price is more important in the hospitality market. StreamLogic is currently the only revenue producing competitor in the video server hospitality market. Competitors in the cable head-end market are Digital, Sea Change, and Sony.

  The Company and STC have entered into an OEM supply agreement, effective upon consummation of the Sale. Among other things, the OEM Supply Agreement allows StreamLogic to buy at prices equal to or slightly lower than the most favored OEM customer of STC. StreamLogic must offer all its disk drive business and requirements to STC on a right-of-first-refusal basis, subject to the ability of STC to meet certain delivery and other standards. The agreement has an initial two-year term, after which it may be renewed annually by mutual agreement.

 Management, Employees and Property of StreamLogic

  StreamLogic's management is presently expected to include the Company's current executive officers, with the possible exceptions of Eric Dunstan and Donald McDonell, who may join ST. StreamLogic's Board of Directors is expected to include the Company's present directors. StreamLogic will be located at 21329 Nordhoff Street in Chatsworth, California, which is a building currently owned by it. It is also possible that this building will be sold to STC and leased back, but whether the Company and STC will enter into such a transaction and the key terms of any such lease have not yet been decided upon. Whether StreamLogic owns or leases this space, or moves to other space is not expected to have a material effect on the operations of StreamLogic.

 Market for StreamLogic Common Stock

  StreamLogic expects that during 1996 its net worth will cease to meet the requirements for continuing quotation on the NASDAQ National Market System. See Item 5--"Market for Registrant's Common Equity and Related Stockholder Matters."

 StreamLogic's Financial Position, Results of Operations, and Liquidity

  If the Sale is consummated on the terms and within the time contemplated by the Purchase Agreement (the target closing date is March 29, 1996), and if the results of operations for the quarter ended March 29, 1996 are comparable to the results for the quarter ended December 29, 1995, StreamLogic is expected to have both significant cash balances relative to its asset base and scope of operations (assuming no material unfavorable adjustments to the Purchase Price and that StreamLogic is able to collect the retained accounts receivable related to the Drive Business), and an unusually high level of indebtedness. See Note 10 of Notes to Consolidated Financial Statements.

  As a result of losses related to the combined Drive and Systems Businesses in the first quarter, the Company expects to have a deficit net worth at March 29, 1996. Based on management's business plan, including numerous assumptions, StreamLogic expects to post losses from operations at least throughout 1996 and to generate negative cash flows on a quarterly basis.

  The proceeds of the Sale will be used for general corporate purposes including funding near-term operating losses, currently estimated at $7 million in 1996; the actual amount of such losses will depend on future operating results that are difficult to estimate and may differ materially from this estimate. In addition, interest expense on the $95 million of the Company's debt expected to be outstanding as of the Closing Date is currently estimated at $6.5 million annually, although such amounts are currently estimated to be offset by approximately $2.5 million of interest income on cash balances. In 1997, sinking fund payments on certain debt of the Company commence and are due in the amount of $3.75 million each March 15 through 2012. The Company is also negotiating with the holder of the $20 million 10% Convertible Subordinated Notes due 1998 to obtain a consent necessary to consummate the Sale, and may agree to retire or otherwise restructure these notes. In addition, after the Sale the Company may seek to restructure, in part or in whole, its $75 Million 6% Convertible Subordinated Debentures due 2012, but plans to carefully evaluate such a potential use of funds against alternative uses, such as acquisitions.

 StreamLogic Strategic and Financial Alternatives

  The Company is considering and will consider strategic and financial alternatives to improve its results of operations, cash flows and net worth, including restructuring of debt, acquisitions and other alternatives, after the Sale is consummated. Among the alternatives to deal with its highly leveraged condition following completion of the Sale, in addition to the alternative of not seeking to restructure its $20,000,000 10% Convertible Subordinated Notes and $75,000,000 6% Convertible Subordinated Debentures, would be utilization of a portion of the cash resulting from the sale to reduce indebtedness and/or a restructuring of indebtedness by exchange offer, prepackaged bankruptcy, or otherwise. The cash consideration payable to the Company by STC as a result of the Sale had closing occurred on December 29, 1995 (assuming no adverse adjustments for indemnity or other factors) would have been approximately $50 million (on the Closing Date, such amount would be reduced by amounts due under the Facility; see "Results of Operations-- Liquidity and Capital Resources"). In addition, the Company expects to liquidate the trade accounts receivable related to the Drive Business but retained by the Company at closing. The Company has been approached by several parties in the RAID business, and other businesses related to the intended future business of StreamLogic Corporation, inquiring as to StreamLogic's potential interest in mergers or acquisitions of or by the Company. While preliminary discussions have occurred, no offers have been received or made and no potential transactions would occur before the Sale. There can be no assurance that any such offers will be received or made or that any such transaction will occur.

                             RESULTS OF OPERATIONS

FISCAL 1995 COMPARED TO FISCAL 1994

  Net sales decreased 39% to $211.3 million in 1995 as compared to $346.3 million in 1994. Drive Business revenues declined by 44% in 1995 as compared to 1994 and sales made by the Systems Business decreased by approximately 4%. The decrease in revenues was primarily attributable to sharply lower drive orders than anticipated in the distribution channel during the first quarter of 1995 for the Company's 4 GB 3 1/2-inch and 9 GB 5 1/4-inch drives. In addition, a component problem, and other technical issues, effectively shut down production of the Company's 2 GB 3 1/2-inch drive for most of the first quarter of 1995. During the second quarter of 1995, the Company resumed full production of its 2 GB 3 1/2-inch drives and met the increased demand for these drives and its SuperCapacity 4 and 9 GB drives. During the third and fourth quarters of 1995, the Company's OEM revenue declined due to reduced shipments to certain large customers. The Company anticipated that such revenue reduction would be offset by new OEM customers in qualification. However, the Company experienced delays in such OEM qualifications and unexpected difficulties in the manufacture of 3 1/2-inch disk drives resulting in higher manufacturing costs, excessive warranty cost, inventory build-up and lost sales. The Company can provide no assurance that such OEM qualifications will materialize in the future. During the fourth quarter of 1995 the Company announced a price reduction on its Javelin family of drives. The Company plans to discontinue manufacturing Systems Business products in its Singapore facility during the second quarter of 1996. All Systems Business products will be manufactured in the Company's Chatsworth, California facility. Such discontinuance of manufacturing in Singapore is not expected to have a significant impact on Systems Business revenue. Overall bookings for 1995 decreased by 45% from those in 1994 principally due to manufacturing difficulties, component problems and delays in OEM qualifications in the Company's 2, 4 and 9 GB drives.

  Cost of sales as a percent of sales increased to 97.3% in 1995 from 82.8% in 1994 resulting in a gross margin of 2.7% as compared to 17.2% in 1994. The decrease in margin was the result of price declines in the Company's Javelin family of drives, operating inefficiencies due to low volume production of the 2 and 4 GB drives, and a provision recorded during the first quarter of 1995 for certain unusable components of the 2 GB drives.

  Research and development expenses increased to 20.1% of sales in 1995 as compared to 12.6% in 1994. The percentage increase is the result of lower sales offset by a decrease in spending of $1.2 million. The decrease in spending was a result of savings from the Company's cost containment efforts initiated in March 1995, offset by the recognition of the research and development costs incurred by Tulip Memory Systems, and research and development on the Company's high capacity 3 1/2-inch and 5 1/4-inch drives and subsystem products. In 1995, approximately one-third of the Company's research and development expenses were incurred by the ongoing Systems Business.

  Selling, general and administrative expenses were 20.2% of sales in 1995 as compared to 12.6% in 1994. The percentage increase is the result of lower sales and an increase in expense of $774,000. The increase in expense was the result of increased expenditures for advertising and sales promotion activities for new products, costs associated with a work force reduction in the U.S. and Europe completed in March 1995, and the retention of outside assistance to help the Company in formulating and implementing its recovery plan, offset by the Company's cost containment efforts initiated in March 1995. In the first quarter of 1996, the Company will record charges for certain severance and other costs related to employee reductions made in January 1996. The Company leases sales offices in eight domestic and nine foreign locations. These leases would be assumed by STC upon consummation of the Sale. The assumption of these leases is not expected to have a significant impact on the Systems Business.

  Interest expense increased to $6 million in 1995 (2.8% of sales) as compared to $5.1 million (1.5% of sales) in 1994, primarily as a result of fees associated with the Company's Term Loan Facility and the interest expense of the Company's 10% Convertible Subordinated Debentures dated October 11, 1995. Interest income was $1.7 million in 1995 as compared to $2.1 million in 1994 as a result of lower cash equivalent and short-term investment balances. As a result of the above, loss before income taxes was $85.3 million in 1995 as compared to $30.7 million in 1994.

  The Company recorded an income tax benefit of $1.1 million in 1995, primarily representing a refund of certain foreign income taxes paid in a prior year. The Company's income tax provision benefits from the tax holiday afforded the Company's Singapore operation, which will remain in effect through August 2004. The income tax exemption in Singapore had no impact in 1995 and had an effect of approximately $7.4 million and $.49 on net income and earnings per share, respectively, as compared to income taxes at the maximum statutory rates in 1994. A net operating loss of approximately $113,603,000 is available to be carried forward to the years 2004-2010. General business tax credit carryforwards of approximately $8,562,000, expiring between 2000 and 2009, are also available to reduce future federal income taxes.

  Net loss for 1995 was $84.3 million compared to a net loss of $30.7 million in 1994.

FISCAL 1994 COMPARED TO FISCAL 1993

  Net sales decreased by 10.5% to $346.3 million in 1994 as compared to $382.9 million in 1993. OEM revenues declined substantially in 1994 as a result of a decrease in shipments in the Company's 5 1/4-inch 3600 rpm drives and the 3 1/2-inch 5400 rpm 1 gigabyte (GB) drives. The decline in OEM sales was only partially offset by increases in the Company's Storage Systems Division (SSD) and Video Systems Division. The increase in SSD sales was primarily the result of an increase in shipments of the 3 1/2-inch, 1 inch high 1 GB drive, 1.7 GB full height drives and storage subsystems. The increase in the Video Systems Division, which had no sales in 1993, came primarily in the second half of 1994 and related to shipments of the AV Server 100. Backlog as of December 30, 1994 was $27.8 million, as compared to $29.2 million as of December 31, 1993.

  Cost of sales as a percentage of sales was 82.8% in 1994, comparable to the 82.4% in 1993, resulting in gross margins of 17.2% (17.6% in 1993). Gross margins in the first three quarters of 1994 were adversely impacted by competitive pricing on the 1 GB, 1 inch high 3 1/2-inch drives. Margins increased substantially in the fourth quarter, to 26.5%, as a result of the increased shipments of the Company's Javelin class SuperCapacity drives and storage and video subsystems.

  Research and development as a percentage of sales increased to 12.6% in 1994 as compared to 9.4% in 1993. The increase in spending of $7.5 million relates to increased research and development for high capacity 3 1/2-inch and 5 1/4-inch drives, subsystem products and development of new disk substrates at Tulip Memory Systems.

  Selling, general and administrative expense increased to 12.6% in 1994 as compared to 10.9% in 1993. The increase in spending of $1.6 million relates primarily to increased sales and marketing costs in the Company's Storage Systems Division.

  Interest expense was $5.1 million (1.5% of sales) in 1994 which is comparable to 1993. Interest income was $2.1 million in 1994 as compared to $2.3 million in 1993. As a result of the above, the loss before income taxes was $30.7 million in 1994 versus a loss of $19.9 million in 1993.

  The Company provided for no income tax in 1994 versus $4,000 provided in 1993. The Company's income tax provision benefits from a tax holiday afforded the Company's Singapore operation, which remain in effect through August 2004 (previously 1999). The effect on net income and earnings per share of the income tax exemptions in Singapore as compared to income taxes at the maximum statutory rates for 1994 and 1993, was approximately $7.4 million and $.49 and $4.8 million and $.33, respectively.

  Net loss was $30.7 million in 1994, as compared to net loss of $19.9 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  Cash, cash equivalents and short-term investments decreased to $27.9 million as of December 29, 1995 from $63.2 million as of December 30, 1994. Net cash used in operations of $47.5 million is primarily due to the Company's net loss of $84.3 million and decrease in accounts payable of $11.4 million, offset by a reduction in accounts receivable of $28.5 million, due principally to decreased sales in the fourth quarter of 1995 compared to the fourth quarter of 1994. Accounts payable and other accrued liabilities decreased by $11.4 million from 1994 due to decreased inventory receipts.

  The Company leases sales offices in eight domestic and nine foreign locations. These leases would be assumed by STC upon consummation of the Purchase Agreement. The assumption of these leases is not expected to have a significant impact on the Systems Business.

  The Company's capital expenditures in 1995 were $30.5 million as compared to $19.7 million in 1994. Capital expenditures related primarily to the construction of a new manufacturing facility in Singapore to replace the current leased facility and for equipment and tooling to support new products. The new facility is expected to be completed in 1996. The Company has obtained a term loan facility to fund the expenditures associated with the construction of the building. The Company currently anticipates that following consummation of the Sale, its 1996 capital spending will be significantly lower than that of 1995 and will be principally for equipment and tooling required for the Company's new products.

  The Company has an existing $21.5 million term loan facility (the "Loan Facility") used to finance the construction of its new factory in Singapore. According to the terms of the Loan Facility, the Company is to pay the last 30% ($8.5 million) of the amounts due under the $30 million construction contract. In addition, the Company has entered into contracts to build an ESD safe cleanroom for the production of MR-based disk drives, and certain other contracts for the facilitization of the factory, all in an amount of approximately $9.0 million. The Company is past due on the payments required under the cleanroom construction contract, and does not have the funds to pay the $8.5 million which will come due between March and July 1996 related to the construction contract. With the assistance of ST, the Company has sought and obtained informal deferrals on all of the above mentioned obligations and no payments are expected to be made by Micropolis Corporation. Rather, these obligations are planned to be assumed by ST pursuant to the Agreement.

  During the second quarter of 1995, the Company obtained a 2-year extension of its credit facility and reset the size of the facility to $25 million, down from $33 million. As of December 29, 1995, the Company was in violation of certain covenants under its line of credit, including among others, the net worth covenant. Even if the covenants were to be waived (which waiver the Company has not requested or pursued), there would be no additional availability under the line of credit beyond the $1.5 million reserved for the outstanding standby letter of credit. After evaluating the costs of the line and the balance sheet of StreamLogic assuming the Sale is consummated, and because the Agreement requires assets to be transferred free of all liens, pledges and encumbrances, the Company elected to terminate its credit facility and has notified the lender of its decision. The amount available under the facility as of December 29, 1995 was $1.5 million (all of which is reserved for an outstanding standby letter of credit).

  During October 1995, the Company completed the private placement to an institutional investor of $20,000,000 aggregate principal amount of 10% Convertible Subordinated Notes (the "Notes"), due October 15, 1998. The Notes are convertible at the option of the holder into shares of Common Stock of the Company at a conversion price of $6.00 per share, a premium to the market price of the Company's Common Stock at the time of issuance. The Notes are senior to the Company's existing 6% Convertible Subordinated Debentures due 2012 and subordinate to certain senior debt. The Notes are collateralized by substantially all of the assets of the Company. The Company has requested consent of the holder of the Notes to allow consummation of the Sale and may agree to retire or otherwise restructure these Notes. The Company has the option to redeem the Notes, in whole or in part, at scheduled premium-to-par redemption prices, plus accrued and unpaid interest, at any time prior to conversion or maturity. Interest on the Notes is payable semiannually on April 15 and October 15.

  On February 16, 1996, the Company entered into a $10 Million Facility Agreement (the "Facility") with STC for the purpose of providing additional liquidity to the Company to pay accounts payable between the date of the Facility and March 29, 1996. As of March 6, 1996, the Company had borrowed $2 million under the Facility. Any amounts outstanding under the Facility are due on March 29, 1996. Advances bear interest at U.S. dollar prime rate plus 1%.

  As of December 29, 1995, the Company had net shareholders' equity totaling $7,173,000 and anticipates a loss for the first quarter of 1996, the size of which will depend in significant measure on the level of orders received in the latter half of the quarter which cannot be predicted with assurance. The Company has been unable to generate positive cash flow from its operations and is dependent on future developments, including consummation of the Sale discussed above, and achieving a level of profitable operations in order to meet its obligations as they come due. Management has formulated plans to continue as a going concern, which include the Sale (without regard to inclusion or exclusion of the Option Real Property), and believes the Sale will provide sufficient cash flow for the Company for at least the next twelve months, and much longer unless cash is used for acquisitions and/or debt restructuring, both of which will be studied. However, there is no assurance that the Company will be successful in consummating the Sale transaction. Therefore, these conditions raise substantial doubt about the Company's ability to continue as a going concern. The December 29, 1995 financial statements of Micropolis Corporation do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

  If the sale is not approved or consummated by the end of March, the Company anticipates that it could rely upon the assistance of ST to fund losses from the Drive Business until the Sale closes, assuming that any delay in closing can be expected to be resolved and that a closing can be expected within a reasonable period of time. However, there is no assurance that ST would render any such assistance. If the Sale is not approved and consummated within a reasonable period of time, the Company does not have the capital resources and liquidity to carry on its business as it is presently operated. If the Sale were to fail, the Company would be required immediately to reduce substantially its payroll and to restructure operations, and may be compelled to seek reorganization under Chapter 11 of the Bankruptcy Code. This process would likely result in little or no residual value to stockholders.

                             MICROPOLIS CORPORATION

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.........................  B-19
Consolidated Statements of Operations for the fiscal years ended December
 29, 1995,
 December 30, 1994 and December 31, 1993..................................  B-20
Consolidated Balance Sheets as of December 29, 1995 and December 30, 1994.  B-21
Consolidated Statements of Cash Flows for the fiscal years ended December
 29, 1995,
 December 30, 1994 and December 31, 1993..................................  B-22
Consolidated Statements of Shareholders' Equity for the three years ended
 December 29, 1995........................................................  B-23
Notes to Consolidated Financial Statements................................  B-24

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Micropolis Corporation

We have audited the accompanying consolidated balance sheets of Micropolis Corporation as of December 29, 1995 and December 30, 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Micropolis Corporation at December 29, 1995 and December 30, 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 29, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and cash flow used in operating activities raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The 1995 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Los Angeles, California

February 1, 1996

                             MICROPOLIS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    FISCAL YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 29, DECEMBER 30, DECEMBER 31,
                                              1995         1994         1993
                                          ------------ ------------ ------------
Net sales................................   $211,264     $346,314     $382,926
Cost of sales............................    205,628      286,856      315,436
                                            --------     --------     --------
Gross profit.............................      5,636       59,458       67,490
Operating expenses:
  Research and development...............     42,469       43,648       36,112
  Selling, general and administrative....     44,274       43,500       41,906
  Restructuring charge...................        --           --         5,496
                                            --------     --------     --------
    Total operating expenses.............     86,743       87,148       83,514
                                            --------     --------     --------
Loss from operations.....................    (81,107)     (27,690)     (16,024)
                                            --------     --------     --------
  Interest income........................      1,719        2,090        2,335
  Interest expense.......................     (5,961)      (5,075)      (5,093)
  Other expense..........................        --           --        (1,130)
                                            --------     --------     --------
Loss before income taxes.................    (85,349)     (30,675)     (19,912)
Income tax provision (benefit)...........     (1,061)         --             4
                                            --------     --------     --------
Net loss.................................   $(84,288)    $(30,675)    $(19,916)
                                            ========     ========     ========
Loss per share...........................   $  (5.46)    $  (2.03)    $  (1.34)
                                            ========     ========     ========
Weighted average common outstanding......     15,445       15,100       14,835
                                            ========     ========     ========


                            See accompanying notes.

                             MICROPOLIS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                      DECEMBER 29, DECEMBER 30,
                                                          1995         1994
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash, cash equivalents and short-term investments..   $ 27,896     $ 63,216
  Accounts receivable, less allowance for doubtful
   accounts and customer returns of $5,427 ($4,455 in
   1994).............................................     33,249       61,724
  Inventories........................................     59,777       56,746
  Other current assets...............................      3,433        6,405
                                                        --------     --------
    Total current assets.............................    124,355      188,091
Property, plant and equipment, at cost:
  Land...............................................      1,675        1,675
  Buildings and improvements.........................     22,520       22,246
  Machinery and equipment............................     87,094       85,479
  Construction in progress...........................     24,400        3,524
                                                        --------     --------
                                                         135,689      112,924
  Less accumulated depreciation and amortization.....     81,544       68,672
                                                        --------     --------
                                                          54,145       44,252
Other assets.........................................      1,893        1,572
                                                        --------     --------
                                                        $180,393     $233,915
                                                        ========     ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of Term Loan Facility..............   $  2,687     $    --
  Accounts payable...................................     34,209       46,388
  Other accrued liabilities..........................     21,502       20,681
                                                        --------     --------
Total current liabilities............................     58,398       67,069
Term Loan Facility...................................     18,102          --
10% Convertible Subordinated Notes due 1998..........     20,000          --
6% Convertible Subordinated Debentures due 2012......     75,000       75,000
Deferred income taxes................................      1,720        2,216
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $1.00 par value; 2,000,000 shares
   authorized, none issued...........................        --           --
  Common stock, $1.00 par value, 50,000,000 shares
   authorized; 15,580,413 shares issued and outstand-
   ing (15,266,440 in 1994)..........................     15,580       15,266
  Additional paid-in capital.........................    110,380      108,863
  Accumulated deficit................................   (118,787)     (34,499)
                                                        --------     --------
    Total shareholders' equity.......................      7,173       89,630
                                                        --------     --------
                                                        $180,393     $233,915
                                                        ========     ========

                            See accompanying notes.

                             MICROPOLIS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      FISCAL YEAR ENDED
                                                  ----------------------------
                                                  DEC. 29,  DEC. 30,  DEC. 31,
                                                    1995      1994      1993
                                                  --------  --------  --------
Cash flows from operating activities:
  Net loss....................................... $(84,288) $(30,675) $(19,916)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
   Depreciation and amortization.................   20,679    23,932    25,364
   Deferred income taxes.........................     (496)     (201)   (3,000)
   (Gain) loss on disposition of property, plant
    and equipment................................      (51)     (182)       54
   Increase (decrease) from changes in:
    Accounts receivable..........................   28,475   (13,493)    1,760
    Inventories..................................   (3,031)    2,931     5,934
    Other current assets.........................    2,972    (2,016)     (896)
    Accounts payable and other accrued liabili-
     ties........................................  (11,358)   12,644    12,240
    Other assets.................................     (393)    1,226      (432)
                                                  --------  --------  --------
Net cash provided by (used in) operating activi-
 ties............................................  (47,491)   (5,834)   21,108
                                                  --------  --------  --------
Cash flows from investing activities:
  Proceeds from sale of equipment................       51       254        57
  Additions to property, plant and equipment.....  (30,500)  (19,704)  (22,766)
  Net change in short-term investments...........   12,254    12,186     1,826
                                                  --------  --------  --------
Net cash used in investing activities............  (18,195)   (7,264)  (20,883)
                                                  --------  --------  --------
Cash flows from financing activities:
  Proceeds from Term Loan Facility...............   20,789       --        --
  Proceeds from 10% Convertible Subordinated
   Notes due 1998................................   20,000       --        --
  Proceeds from sale of common stock, net........    1,831     1,949     2,015
  Payment on capital lease obligation............      --       (231)     (534)
                                                  --------  --------  --------
Net cash provided by financing activities........   42,620     1,718     1,481
                                                  --------  --------  --------
Net increase (decrease) in cash and equivalents..  (23,066)  (11,380)    1,706
Cash and equivalents at beginning of period......   37,720    49,100    47,394
                                                  --------  --------  --------
Cash and equivalents at end of period............   14,654    37,720    49,100
Short term investments...........................   13,242    25,496    37,682
                                                  --------  --------  --------
Total cash, cash equivalents and short-term in-
 vestments....................................... $ 27,896  $ 63,216  $ 86,782
                                                  ========  ========  ========
Supplemental cash flow information:
  Interest payments.............................. $  5,791  $  5,076  $  4,821
  Tax payments (recoveries)...................... $   (460) $  2,964  $    278

                            See accompanying notes.

                             MICROPOLIS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

                                 (IN THOUSANDS)

                               NUMBER           ADDITIONAL RETAINED
                              OF COMMON COMMON   PAID-IN   EARNINGS
                               SHARES    STOCK   CAPITAL   (DEFICIT)   TOTAL
                              --------- ------- ---------- ---------  --------
Balances at December 25,
 1992........................  14,532   $14,532  $105,633  $  16,092  $136,257
  Common stock sold for cash.     356       356     1,659        --      2,015
  Net Loss...................     --        --        --     (19,916)  (19,916)
                               ------   -------  --------  ---------  --------
Balances at December 31,
 1993........................  14,888    14,888   107,292     (3,824)  118,356
  Common stock sold for cash.     378       378     1,571        --      1,949
  Net Loss...................     --        --        --     (30,675)  (30,675)
                               ------   -------  --------  ---------  --------
Balances at December 30,
 1994........................  15,266    15,266   108,863    (34,499)   89,630
  Common stock sold for cash.     314       314     1,517        --      1,831
  Net Loss...................     --        --        --     (84,288)  (84,288)
                               ------   -------  --------  ---------  --------
Balances at December 29,
 1995........................  15,580   $15,580  $110,380  $(118,787) $  7,173
                               ======   =======  ========  =========  ========


                            See accompanying notes.

                            MICROPOLIS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS INFORMATION

 RECENT DEVELOPMENTS

  As described in Note 10, on January 24, 1996, the Company entered into a definitive agreement (the "Purchase Agreement") with ST Chatsworth Pte Ltd, a Singapore corporation ("STC"), and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), to sell substantially all of the Company's assets (other than cash and accounts receivable) related to the Company's hard disk drive business to STC (the "Sale"). The Sale is subject to stockholder approval, as well as certain closing conditions contained in the Purchase Agreement. If the Sale is consummated, the Company's remaining business will be focused on information storage subsystems and video systems. The accompanying historical financial statements do not give effect to this transaction.

 BASIS OF PRESENTATION

  The accompanying consolidated financial statements have been prepared on a going concern basis. The Company has incurred significant and increasing operating losses in recent years and has substantially depleted its cash resources. The Company anticipates a loss for the first quarter of 1996, the size of which will depend in significant measure on the level of orders received in the latter half of the quarter which cannot be predicted with assurance. The Company has been unable to generate positive cash flow from its operations and is dependent on future developments, including consummation of the Sale discussed above, and achieving a level of profitable operations in order to meet its obligations as they come due. As described in Note 3, in January 1995, the Company has notified its lender that it would exercise its right to terminate its credit facility agreement in order to facilitate the process of removing the associated liens from its assets in order to prepare for the Sale. Management has formulated plans to continue as a going concern, which include the Sale, and believes the Sale will provide sufficient cash flow for the Company for the next twelve months. However, there is no assurance that the Company will be successful in carrying out these actions. If the Sale is not approved and consummated within a reasonable period of time, the Company does not have the capital resources and liquidity to carry on its business as it is presently conducted, nor does it expect that any advantageous alternative transaction could be rapidly arranged. Accordingly, if the Sale were to fail, the Company would be required to restructure its operations, and may be compelled to seek reorganization under Chapter 11 of the Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The December 29, 1995 financial statements of Micropolis Corporation do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated. Fiscal years 1995 and 1994 were fifty-two week years versus a fifty-three week 1993.

 SALES

  Micropolis is a designer and manufacturer of high capacity disk drives, information storage and video systems. The Company sells these products and systems directly to original equipment manufacturers ("OEMs") and systems integrators and through independent distributors and value added resellers ("VARs") for resale to end users. The Company generally warrants its products against defects for periods from one to five years. The Company provides for estimated future product warranty costs when products are shipped. In addition, the

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995
Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers Trade credit is generally granted to its customers, typically on net 30 day terms. Historically, the Company has not experienced significant bad debt write-offs. The Company also has policies and/or contractual agreements which allow distributors to receive price protection credit under certain circumstances when the Company lowers its sales prices. In addition, the Company permits customers to return products under certain circumstances. The Company makes a provision for the estimated amount of price protection credits and for product returns that may occur under these programs and contracts in the period of sale. Sales, most of which are denominated in U.S. dollars, are recorded upon shipment. No customer accounted for more than 10% of total sales during 1995, 1994 and 1993.

 FOREIGN EXCHANGE CONTRACTS

  The functional currency of the Company's Singapore and Thailand subsidiaries is the U.S. dollar. The Company enters into foreign exchange contracts to minimize the effects of foreign currency fluctuations related to certain known local expenditures for operations and for the new facility being constructed in Singapore. These foreign exchange contracts hedged approximately $17.2 million and $19.9 million of transaction exposures as of December 29, 1995 and December 30, 1994, respectively. There were no significant deferred unrealized gains or losses at December 29, 1995 or December 30, 1994.

 CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Short-term investments consist primarily of commercial paper, certificates of deposit, and U.S. government agency securities and are considered available for sale under Statement of Financial Accounting Standards 115. These investments generally mature within six months and are carried at cost which approximates fair values.

 INVENTORIES

  Inventories are stated at the lower of standard cost, which approximates first-in, first-out, or market.

                                                               DEC. 29, DEC. 30,
                                                                 1995     1994
                                                               -------- --------
                                                                (IN THOUSANDS)
      Raw materials and purchased parts....................... $20,207  $18,634
      Work-in-process.........................................  23,289   20,771
      Finished goods..........................................  16,281   17,341
                                                               -------  -------
                                                               $59,777  $56,746
                                                               =======  =======

 DEPRECIATION AND AMORTIZATION

  Depreciation and amortization are provided on the straight-line method over the estimated useful life of the assets or term of related lease, whichever is shorter; for buildings and improvements, 10 to 30 years; machinery and equipment, 3 to 5 years.

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

 OTHER ACCRUED LIABILITIES

  Other accrued liabilities are comprised of the following:

                                                               DEC. 29, DEC. 30,
                                                                 1995     1994
                                                               -------- --------
                                                                (IN THOUSANDS)
      Accrued salaries and wages.............................. $ 5,956  $ 5,622
      Accrued warranty........................................   8,006    8,614
      Income taxes payable....................................     137      243
      Other...................................................   7,403    6,202
                                                               -------  -------
                                                               $21,502  $20,681
                                                               =======  =======

 ADVERTISING EXPENSE

  The cost of advertising is expensed as incurred. The Company incurred $4,606,000, $4,317,000 and $4,799,000 in advertising costs during 1995, 1994 and 1993, respectively.

 RESTRUCTURING CHARGE

  In the third quarter of 1993, the Company recorded a restructuring charge of $5.5 million. This charge related primarily to separation costs recognized in connection with a reduction in workforce and a write-down of certain assets which were no longer in use due to changes in the Company's production requirements and new product specifications. All related expenditures were completed in fiscal year 1994.

 INCOME TAXES

  The Company applies an asset and liability approach in accounting for income taxes. Federal taxes are not provided currently on undistributed foreign earnings since it is the Company's intention that these earnings be reinvested indefinitely in such subsidiaries, or remitted in a manner which will not result in a Federal tax liability.

 PER SHARE INFORMATION

  Loss per share is computed by dividing net loss by the weighted average number of shares of common stock. Applicable common stock equivalents outstanding during the period have not been considered as their effect is antidilutive. Primary and fully diluted earnings per share are the same.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 STATEMENT OF FINANCIAL ACCOUNTING STANDARDS 121

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

2. INCOME TAXES

  The provision (credit) for income taxes is composed of the following:

                                                          FISCAL YEAR ENDED
                                                      ---------------------------
                                                      DEC. 29,  DEC. 30, DEC. 31,
                                                        1995      1994     1993
                                                      --------  -------- --------
                                                            (IN THOUSANDS)
     Current
       Federal....................................... $   --      $--     $(105)
       State.........................................      82      (52)      73
       Foreign.......................................  (1,143)      52       36
                                                      -------     ----    -----
         Total....................................... $(1,061)    $--     $   4
                                                      =======     ====    =====

  Deferred income taxes result from differences in the timing of the recognition of expense and income items for tax and financial statement purposes. During 1993 $3,000,000 was reclassified from deferred income taxes to current income taxes payable for payments during 1994 for years covering 1986 through 1990.

  Deferred tax assets and liabilities are comprised of the following at December 29, 1995:

                                                            DEC. 29,  DEC. 30,
                                                              1995      1994
                                                            --------  --------
                                                             (IN THOUSANDS)
      Deferred tax asset:
        Reserves not currently tax deductible.............. $  5,371  $  4,639
        Other..............................................      768       862
        Excess of book over tax depreciation...............    2,130     1,798
        Net operating loss.................................   46,641    31,996
        Income tax credits.................................    9,668     7,514
                                                            --------  --------
          Total before valuation allowance.................   64,578    46,809
        Valuation allowance................................  (63,756)  (45,248)
                                                            --------  --------
                                                                 822     1,561
                                                            --------  --------
      Deferred tax liability:
        Reserves not currently tax deductible..............      --     (2,216)
        State income taxes.................................   (2,275)   (1,327)
        Other..............................................     (267)     (234)
                                                            --------  --------
                                                             (2,542)    (3,777)
                                                            --------  --------
        Deferred tax liability, net........................ $ (1,720) $ (2,216)
                                                            ========  ========

  The Company has determined a valuation allowance is required for the deferred tax assets due to the uncertainty of ultimately realizing certain tax benefits. The change in the valuation allowance was a result of current year losses and settlement of prior year tax audits.

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

  The following table reconciles the provision for income taxes to the statutory federal income tax rate of 35%:

                                                      1995      1994     1993
                                                    --------  --------  -------
                                                         (IN THOUSANDS)
      Tax benefit at statutory rate...............  $(29,872) $(10,736) $(6,969)
      Increases (decreases) related to:
        Losses without current income tax benefit.    15,906    13,267    1,510
        State income tax expense (benefit) net of
         federal income tax.......................        53       (34)      48
        Foreign operations........................    (5,671)  (10,234)  (5,090)
        Repatriation of foreign earnings..........    18,498     7,700   10,500
        Other, net................................        25        37        5
                                                    --------  --------  -------
                                                    $ (1,061) $      0  $     4
                                                    ========  ========  =======

  Income from the Company's Singapore and Thailand subsidiaries was exempt from income taxes in those countries through August 2004 and December 1993, respectively. Income (loss) from these operations for the periods under exemption was $(15,310,000) in 1995, $27,411,000 in 1994 and $17,182,000 in
1993.

  At December 29, 1995, foreign earnings of $44,671,000 have been retained indefinitely by subsidiary companies for reinvestment, on which no additional U.S. tax has been provided. If repatriated, additional taxes of approximately $15,296,000 on these earnings, net of available foreign tax credit carryforwards, would be due. Any tax otherwise due upon repatriation would be substantially offset by the tax benefit of net operating loss carryforwards. The Company repatriated $52,850,000 in 1995, $22,201,000 in 1994 and
$30,000,000 in 1993 from foreign subsidiaries by means of special dividends, which were offset by the Company's 1995, 1994 and 1993 domestic losses. A net operating loss of approximately $113,603,000 is available to be carried forward to the years 2004-2010. General business tax credit carryforwards of approximately $8,562,000, expiring between 2000 and 2009, are also available to reduce future federal income taxes.

3. CREDIT FACILITY AGREEMENT

  During the second quarter of 1995, the Company obtained a two-year extension of its $33 million credit facility agreement and reset the size of the facility to $25 million. As of December 29, 1995, the Company was in violation of certain covenants under the facility, including, among others, the net worth covenant. Even if the covenants were to be waived (which waiver the Company has not requested or pursued), there would be no additional availability under the line of credit beyond the $1.5 million reserved for the outstanding standby letter of credit. In January 1996, the Company notified its lender that it was in default on the facility and would exercise its right to terminate the facility. The Company has elected to terminate the facility in order to facilitate the process of removing the associated liens from its assets to prepare for the Sale. The availability under the facility is primarily a function of the level of eligible accounts receivable, is limited by certain outstanding letters of credit and is secured by substantially all of the Company's assets. The amount available under the facility as of December 29, 1995 was $1.5 million (all of which is reserved for outstanding standby letters of credit). The agreement requires specified levels of operating profits, working capital and tangible net worth. The borrowings under this agreement bear interest at the prime rate plus 1%. A fee of .5% is payable on the unused portion of the credit line. As of December 29, 1995, there were no amounts outstanding under the facility.

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

4. LEASE COMMITMENTS

  Minimum annual lease commitments at December 29, 1995 under noncancellable operating leases, principally for operating facilities, are payable as follows:

                                                                  (IN THOUSANDS)
       1996......................................................    $ 1,614
       1997......................................................      1,120
       1998......................................................      1,066
       1999......................................................      1,008
       2000......................................................      1,008
       Thereafter................................................     17,343
                                                                     -------
         Total future minimum lease payments.....................    $23,159
                                                                     =======

  Included in minimum annual lease commitments is a thirty-year ground lease for the new facility being constructed in Singapore. Rent expense amounted to $4,923,000 in 1995, $4,182,000 in 1994 and $4,643,000 in 1993.

5. LONG TERM DEBT

  In December 1994, Singapore Technologies Construction Pte Ltd. ("ST Construction"), a subsidiary of ST, was hired by the Company as the general contractor for construction of its new factory in Singapore. During the third quarter of 1995, the Company refinanced, with ST Construction together with ST Capital Ltd (another subsidiary of ST) as lenders, its existing term loan facility used to finance the new factory with a new $21.5 million loan facility (the "Loan Facility"). The Loan Facility is payable over six years in monthly principal installments of $298,611 beginning April 1996, bears interest at the Singapore Interbank Offered Rate plus 2%, and is collateralized by the new factory.

  During October 1995, the Company completed the private placement to a major institutional investor of $20,000,000 aggregate principal amount of 10% Convertible Subordinated Notes (the "Notes"), due October 15, 1998. The Notes are convertible at the option of the holder into shares of Common Stock of the Company at a conversion price of $6.00 per share, a premium to the market price of the Company's Common Stock at the time of issuance. The Notes are senior to the Company's existing 6% Convertible Subordinated Debentures due 2012 and subordinate to certain senior debt. The Company has the option to redeem the Notes, in whole or in part, at scheduled premium-to-par redemption prices, plus accrued and unpaid interest, at any time prior to conversion or maturity. Interest on the Notes is payable semiannually on April 15 and October 15. Interest expense amounted to $444,000 in 1995.

  In March 1987, the Company issued $75,000,000 principal amount of 6% Convertible Subordinated Debentures due 2012 (the "Debentures"). The Debentures are convertible into common stock at a price of $48.50 at any time prior to redemption or maturity. (1,546,000 shares of common stock have been reserved for issuance upon conversion.) Mandatory annual sinking fund payments of 5% of the aggregate principal amount of the Debentures issued will be made on each March 15, commencing March 15, 1997. Debentures converted to common stock or reacquired or otherwise redeemed by the Company may be used to reduce the amount of any sinking fund payment. The Debentures may be redeemed early, at the Company's option, upon the payment of a premium. Interest on the debentures is payable semi-annually on March 15 and September 15. Interest expense amounted to $4,500,000 in 1995, 1994 and 1993.

  Because Loan Facility and Notes were entered into recently, the fair market value of the Loan Facility and the Notes approximates carrying value as of December 29, 1995. The fair market value of the Debentures using over-the-counter market prices, was approximately $36 million at December 29, 1995.

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

  Maturities and sinking fund requirements of long-term debt for the five years succeeding December 29, 1995 are $2,687,000 in 1996, $7,333,000 in 1997,
$27,333,000 in 1998, $7,333,000 in 1999 and $7,333,000 in 2000.

  During 1995, 1994 and 1993 interest paid totaled $5,791,000, $5,076,000 and
$4,821,000 respectively, of which $347,000 was capitalized in 1995 as part of the cost of the Company's new factory in Singapore.

6. CAPITAL STOCK

  Under the Company's various stock option plans, options may be granted at prices equal to fair market value at the date of grant. Options for key employees and officers generally become exercisable in equal annual amounts over five years commencing one year from the date of grant, and expire five years from the date of grant. Options for directors are exercisable over three years. At December 29, 1995, there were options for 970,697 shares available for future option grants. There are currently 432 employees participating in the various plans. Expiration dates for all options range from 1996 to 2000.

  A summary of certain information with respect to options under the Plans follows:

                                     FISCAL YEARS ENDED
                                -------------------------------
                                DEC. 29,   DEC. 30,   DEC. 31,
                                  1995       1994       1993
                                ---------  ---------  ---------
      Options outstanding, be-
       ginning of year........  1,265,470  1,316,970  1,160,444
      Options granted.........  1,100,100    476,500    552,000
      Options exercised.......    (91,444)  (166,750)  (176,326)
      Weighted average exer-
       cise price.............      $6.39      $4.50      $5.72
      Options canceled........   (649,966)  (361,250)  (219,148)
                                ---------  ---------  ---------
      Options outstanding, end
       of year................  1,624,160  1,265,470  1,316,970
                                =========  =========  =========
      Weighted average price..      $6.14      $7.15      $7.15
                                =========  =========  =========
      Exercisable.............    248,787    381,241    458,638
                                =========  =========  =========

  The Company also has an employee stock purchase plan under Section 423 of the Internal Revenue Code, with 1,400,000 shares of common stock authorized to be issued. All full time employees are eligible to participate through payroll deductions of up to 10% of their compensation. Participants may, at their option, purchase common stock from the Company at the lower of 85% of the fair market value of the common stock at either the beginning or end of each one year option period. During 1995, 222,095 shares were issued pursuant to this plan at prices ranging from $5.53 to $6.16. During 1994, 207,845 shares were issued pursuant to this plan at a price of $5.66, and in 1993, 178,898 shares were issued pursuant to this plan at a price of $5.42. As of December 29, 1995, 303,848 shares were available for issuance under this plan.

  The Board of Directors of the Company declared a dividend distribution of one Right for each share of common stock of the Company outstanding at the close of business on June 2, 1989. When exercisable, each Right entitles the registered holder to purchase from the Company one share of common stock at a price of $40.00 per share, subject to adjustment. Initially, the Rights attach to all outstanding shares of common stock, and no separate Rights Certificates will be distributed. The Rights will become exercisable and will detach from the common stock in the event any individual or group acquires 20% or more of the Company's common stock, or announces a tender or exchange offer, other than through conversion of the Notes, which, if consummated, would result in that person or group owning at least 30% of the Company's common stock. If an individual or

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995 group acquires 20% or more of the Company's common stock (except pursuant to certain cash tender offers for all of the Company's common stock), each Right will entitle the holder of a Right, other than Rights that are or were acquired or beneficially owned by the 20% stockholder (which rights will thereafter be void) to purchase, at the Right's then current exercise price, the Company's common stock in an amount having a market value equal to twice the exercise price. Similarly, with certain exceptions, if the Company merges or consolidates with or sells 20% or more of its assets or earning power to another person, each Right then will entitle the holder to purchase, at the Right's then current exercise price, the stock of the acquiring company in an amount having a market value equal to twice the exercise price. The Rights do not have voting or dividend rights, and, until they become exercisable, have no dilutive effect on the earnings of the Company. The Company may redeem the rights at $0.01 per Right at any time on or prior to the tenth day after acquisition by a person or group of 20% or more of the Company's outstanding common stock. The Rights will expire on May 18, 1999, unless earlier redeemed.

  No dividends have been declared by the Company during the five-year period ended December 29, 1995. Under the terms of the Company's credit facility, it is prohibited from declaring or paying dividends without the prior consent of the lender.

7. COMMITMENTS AND CONTINGENCIES

  In the third quarter of 1992, the Company purchased an equity interest of approximately 27% in Tulip Memory Systems, Inc. (TMS), a start-up company formed to develop substrates which are to be used in the manufacture of computer disk drives. During 1994, the Company increased its ownership to approximately 60%, pending anticipated outside investment. Operating expenses attributable to TMS are included in the financial results of the Company. In connection with its original investment, Micropolis agreed to guarantee the obligations of TMS to pay the acquisition cost of equipment. As of December 29, 1995 the Company's guaranty obligation under the agreement was $1.5 million.

  At December 29, 1995, the Company had letters of credit outstanding totaling approximately $7.1 million, which guarantee various trade activities. These letters of credit are secured by pledges of cash.

  In addition, the Company is involved in routine legal matters and contingencies in the ordinary course of business which management believes will not have a material effect upon the Company's financial position.

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

8. GEOGRAPHIC INFORMATION

  The following summarizes the Company's sales, income (loss) before income taxes, and assets by geographic area. Foreign sales originate primarily from the Company's Singapore location. The sales described below represent the geographic origination of such sales. Export sales (sales originating in the United States to customers in foreign countries), were less than 10% of total sales in each of 1995, 1994 and 1993.

                                                     FISCAL YEARS ENDED
                                                -------------------------------
                                                  1995       1994       1993
                                                ---------  ---------  ---------
                                                       (IN THOUSANDS)
      Customer sales:
        Domestic (including export sales) ..... $  25,149  $  63,892  $ 128,781
        Foreign................................   186,115    282,422    254,145
      Affiliate sales:
        Domestic...............................    64,309     49,851     55,006
        Foreign................................   110,812    178,881    234,477
        Eliminations...........................  (175,121)  (228,732)  (289,483)
                                                ---------  ---------  ---------
                                                $ 211,264  $ 346,314  $ 382,926
                                                =========  =========  =========
      Income (loss) before income taxes:
        Domestic............................... $ (66,406) $ (58,609) $ (34,425)
        Foreign................................   (18,943)    27,934     14,513
                                                ---------  ---------  ---------
                                                $ (85,349) $ (30,675) $ (19,912)
                                                =========  =========  =========
      Assets:
        Domestic............................... $  20,732  $  66,063  $  74,520
        Foreign................................   159,661    167,852    175,909
                                                ---------  ---------  ---------
                                                $ 180,393  $ 233,915  $ 250,429
                                                =========  =========  =========

  Sales to affiliates are at arms-length prices.

9. COMPARATIVE QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

                                                QUARTERS
                              ------------------------------------------------
FISCAL 1995                    FIRST     SECOND    THIRD     FOURTH     YEAR
-----------                   --------  --------  --------  --------  --------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................... $ 40,899  $ 70,076  $ 58,785  $ 41,504  $211,264
Gross profit (loss)..........   (8,869)   15,369     2,491    (3,355)    5,636
Loss before income taxes.....  (36,253)   (6,323)  (17,445)  (25,328)  (85,349)
Net loss.....................  (35,087)   (6,344)  (17,481)  (25,376)  (84,288)
Loss per share...............    (2.29)     (.41)    (1.12)    (1.63)    (5.46)
                                                QUARTERS
                              ------------------------------------------------
FISCAL 1994                    FIRST     SECOND    THIRD     FOURTH     YEAR
-----------                   --------  --------  --------  --------  --------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................... $ 83,658  $ 75,761  $ 79,285  $107,610  $346,314
Gross profit.................   12,296     7,245    11,446    28,471    59,458
Income (loss) before income
 taxes.......................   (9,760)  (14,793)  (10,948)    4,826   (30,675)
Net income (loss)............   (9,760)  (14,793)  (10,948)    4,826   (30,675)
Earnings (loss) per share....     (.65)     (.99)     (.72)      .31     (2.03)

                            MICROPOLIS CORPORATION

                  FOR THE THREE YEARS ENDED DECEMBER 29, 1995

10. SUBSEQUENT EVENT (UNAUDITED)

  On January 24, 1996, the Company entered into a definitive agreement (the "Purchase Agreement") with ST Chatsworth Pte Ltd, a Singapore corporation ("STC"), and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), to sell substantially all of the assets, other than cash and accounts receivable, of the Company's hard disk drive business (the "Drive Business") including the name "Micropolis," certain other intangibles, the capital stock of the Company's subsidiary Micropolis Corporation (Thailand) Ltd. and either the capital stock or assets of five of the Company's European and Asian sales and marketing subsidiaries (such assets, collectively, the "Subject Assets") to STC, and STC will assume certain of the Company's Liabilities relating to the Drive Business (the "Sale"). In addition, under the Purchase Agreement, STC has an option to include in the Subject Assets the owned and/or leased portion of the Company's Corporate headquarters in Chatsworth, California (the "Option Real Property"). The sale will be accounted for by the parties using the purchase method of accounting. The Sale is subject to stockholder approval, as well as certain closing conditions contained in the Purchase Agreement. If the Sale is consummated, the Company's remaining business (the "Systems Business") will be focused on highly integrated data and video storage/server products to the information technology (IT) marketplace and will rename itself StreamLogic Corporation ("StreamLogic").

  The following unaudited pro forma condensed consolidated balance sheet of Micropolis Corporation as of December 29, 1995 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 29, 1995 have been prepared to illustrate the effect of the proposed Sale. The financial statements have been prepared as though the Sale had occurred on December 29, 1995 for purposes of the pro forma balance sheet and as of December 31, 1994 for purposes of the pro forma statement of operations. If the Sale is consummated, the Company will rename itself StreamLogic Corporation ("StreamLogic"). The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to unaudited pro forma financial statements.

  The unaudited pro forma condensed combining financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of Micropolis Corporation that would have been reported had the Sale occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of Micropolis Corporation at any future date or the consolidated results of operations of Micropolis Corporation for any future period. Furthermore, no effect has been given in the Micropolis Corporation condensed consolidated statements of operations for operating benefits that may be realized by virtue of the Sale and no effect has been given for any additional expense control or restructuring activities which the Company may undertake with respect to the remaining business. Amounts representing the assets to be sold and liabilities to be assumed, as reflected in the accompanying pro forma financial statements, are preliminary and subject to the consummation of the Sale. The actual amount of cash received by the Company in exchange for the Subject Assets and Assumed Liabilities will depend on its operating results between December 29, 1995 and the Closing Date, which cannot now be determined with certainty. The level of the balance sheet elements used to determine the purchase price will depend largely on first quarter 1996 revenues and the resulting levels of accounts receivable and inventory. Such values are difficult to estimate and could vary considerably from those reflected in the accompanying pro forma financial statements (due to, among other things, the level and timing of sales, amount of cash collected from such sales and the resulting level of accounts payable, which will be a function of the amount of both collections and purchases of components during the quarter. The unaudited pro forma condensed consolidated financial statements, including the Notes thereto, should be read in conjunction with the historical consolidated financial statements of Micropolis Corporation, which are included herein.

                         UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET

                                (IN THOUSANDS)

                                               DECEMBER 29, 1995
                                 -----------------------------------------------
                                              SALE OF    APPLICATION STREAMLOGIC
                                 MICROPOLIS  DISK DRIVE      OF      CORPORATION
                                 CORPORATION ASSETS(1)   PROCEEDS(2)  PRO FORMA
                                 ----------- ----------  ----------- -----------
             ASSETS
Current assets:
  Cash, cash equivalents and
   short-term investments.......  $ 27,896   $     --      $20,391    $ 45,472
                                                            (1,515)
                                                            (1,300)
  Accounts receivable, net......    33,249         --          --       33,249
  Receivable from STC...........       --          --       30,510      30,510
  Inventories...................    59,777     (50,777)        --        9,000
  Other current assets..........     3,433      (2,717)        --          716
                                  --------   ---------     -------    --------
    Total current assets........   124,355     (53,494)     48,086     118,947
Property, plant and equipment,
 net............................    54,145     (47,772)        --        6,373
Other assets....................     1,893        (723)        --        1,170
                                  --------   ---------     -------    --------
                                  $180,393   $(101,989)    $48,086    $126,490
                                  ========   =========     =======    ========
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
Current liabilities:
  Current portion of Term Loan
   Facility.....................  $  2,687   $  (2,687)    $   --     $    --
  Accounts payable..............    34,209     (26,035)        --        8,174
  Other accrued liabilities.....    21,502     (14,064)     (1,300)      7,238
                                                             1,100
                                  --------   ---------     -------    --------
Total current liabilities.......    58,398     (42,786)       (200)     15,412
Long term debt..................   113,102     (18,102)        --       95,000
Deferred income taxes...........     1,720         --          --        1,720
Shareholders' equity:
  Common stock..................    15,580         --          --       15,580
  Additional paid-in capital....   110,380         --          --      110,380
  Accumulated deficit...........  (118,787)    (41,101)     48,286    (111,602)
                                  --------   ---------     -------    --------
    Total shareholders' equity..     7,173     (41,101)     48,286      14,358
                                  --------   ---------     -------    --------
                                  $180,393   $(101,989)    $48,086    $126,490
                                  ========   =========     =======    ========

--------

(1) To eliminate the assets and liabilities of the Drive Business to be transferred to STC and to give effect to the proposed Sale as if the Sale was consummated on December 29, 1995 (excluding the Option Real Property). The net book value of the Option Real Property was approximately $3,200 as of December 29, 1995.

(2) To give effect to the receipt of cash proceeds from the Sale as if the Sale was consummated on December 29, 1995 (excluding the Option Real Property with a net book value of approximately $3,200 as of that date). Pursuant to the Purchase Agreement, additional cash payments are due from STC 45 days after closing and are subject to confirmation by STC of the final net book value of the assets and liabilities to be transferred. In addition, the Company will pay $1,300 from the Sale proceeds to satisfy its guaranty obligation under its agreement with TMS. A holdback of 5% of the balance will be retained by STC until the date six months after the closing date. The pro forma gain application to the above proposed Sale after estimated adjustments (assuming no adverse adjustment for indemnity or other factors) is:

      Proceeds from sale.............................................. $ 50,901
      Book value of assets to be sold.................................  (41,101)
      Transaction fees................................................   (1,515)
      Book provision for tax..........................................   (1,100)
                                                                       --------
       Pro forma gain................................................. $  7,185
                                                                       ========




See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                         UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        YEAR ENDED DECEMBER 29, 1995
                              -------------------------------------------------
                                           SALE OF                  STREAMLOGIC
                              MICROPOLIS  DISK DRIVE   PRO FORMA    CORPORATION
                              CORPORATION   ASSETS   ADJUSTMENTS(4)  PRO FORMA
                              ----------- ---------- -------------- -----------
Net sales....................  $211,264    $171,921     $   --       $ 39,343
Cost of sales................   205,628     176,336       2,372        31,664
                               --------    --------     -------      --------
Gross profit.................     5,636      (4,415)     (2,372)        7,679
 Operating expenses(3):
  Research and development...    42,469      28,826         --         13,643
  Selling, general and admin-
   istrative.................    44,274      30,614         --         13,660
                               --------    --------     -------      --------
  Total operating expenses...    86,743      59,440         --         27,303
                               --------    --------     -------      --------
Loss from operations.........   (81,107)    (63,855)     (2,372)      (19,624)
Interest expense, net........    (4,242)        --          --         (4,242)
                               --------    --------     -------      --------
Loss before income taxes.....   (85,349)    (63,855)     (2,372)      (23,866)
Income tax benefit...........    (1,061)        --          --         (1,061)
                               --------    --------     -------      --------
Net loss.....................  $(84,288)   $(63,855)    $(2,372)     $(22,805)
                               ========    ========     =======      ========
Loss per share...............  $  (5.46)                             $  (1.48)
                               ========                              ========
Weighted average shares out-
 standing....................    15,445                                15,445
                               ========                              ========

--------
(3) The costs of Tulip Memory Systems are included in the StreamLogic Corporation Pro Forma operating expenses. Such costs included Research and Development of $3,189 and Selling, General and Administrative of $1,927. The Company's plans call for the discontinuation of Tulip Memory Systems in the first quarter of 1996.

(4) The Company and STC have entered into an OEM supply agreement. Among other things, the OEM Supply Agreement allows StreamLogic to buy at prices equal to or slightly lower than the most favored OEM customer of STC. StreamLogic must offer all its disk drive business and requirements to STC on a right-of-first-refusal basis, subject to the ability of STC to meet certain delivery and other standards. The agreement has an initial two-year term, after which it may be renewed annually by mutual agreement. The pro forma adjustment incorporates the provisions contained in the agreement.

See accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                (IN THOUSANDS)

  The unaudited pro forma condensed consolidated financial statements and related notes have been prepared to illustrate the effect of the proposed Sale. The financial statements have been prepared as though the Sale had occurred on December 29, 1995 for purposes of the pro forma balance sheet and as of December 31, 1994 for purposes of the fiscal 1995 pro forma statement of operations, respectively.

  The unaudited pro forma condensed consolidated statement of operations are not necessarily indicative of operating results which would have been achieved had the Sale been consummated as of December 31, 1994 and should not be construed as representative of future operations. Such pro forma financial statements do not give effect to any additional expense control or restructuring activities which the Company may undertake with respect to the remaining business.

  The $9.8 million excess of proceeds from sale of the disk drive assets over the book value of those assets, as reflected in the accompanying pro forma financial statements, was based on agreed upon values and the estimated fair value of those assets. Specifically, a value of $7 million has been established for the goodwill of the Company related to the Drive Business and the name "Micropolis" pursuant to the Purchase Agreement. In addition, certain land and fixed assets have been assigned a value of approximately $2.8 million in excess of book value based upon anticipated appraisal results and pursuant to the Purchase Agreement.

  Pursuant to the Purchase Agreement, all trade accounts receivable as of December 29, 1995 are retained by the Company regardless of whether such accounts receivable were generated by the Systems Business or the Drive Business.

  For purposes of the unaudited pro forma condensed consolidated balance sheet, aggregate consideration of $111,789 ($101,989 for the assets to be sold, $7,000 for the goodwill of the Company related to the Drive Business and the name "Micropolis", and $2,800 for the proceeds in excess of book value of assets to be sold) was assumed as if the sale had been consummated on December 29, 1995. As there are several variable factors (including ongoing losses, the level of inventory and the level of accounts payable) that will affect the amounts of the assets to be sold, liabilities to be assumed and cash received, such amounts cannot now be determined with certainty, but are expected to be comparable to or less than at December 29, 1995. The consideration to the Company, pursuant to the Purchase Agreement, was assumed as follows.

       Cash proceeds to the Company at closing........................ $ 20,391
       Cash proceeds to the Company 45 days after closing.............   27,965
       Cash proceeds to the Company 6 months after closing............    2,545
                                                                       --------
       Total cash proceeds............................................   50,901
                                                                       --------
       Liabilities assumed at closing:
         Current liabilities..........................................   42,786
         Long term debt...............................................   18,102
                                                                       --------
                                                                         60,888
                                                                       --------
         Total consideration.......................................... $111,789
                                                                       ========

  Net sales, cost of sales and research and development expenses are classified between the disk drive business and StreamLogic based on specific identification. Selling, general and administrative expenses are allocated to the disk drive business and StreamLogic based on activity surveys and are believed by management to be representative of the relative expenses. Interest expense, net is classified as StreamLogic as only capitalized interest on the Term Loan Facility debt is attributable to the disk drive business.

  The costs of Tulip Memory Systems are included in the StreamLogic Corporation Pro Forma operating expenses. Such costs included Research and Development of $3,189 and Selling, General and Administrative of $1,927. The Company's plans call for the discontinuation of Tulip Memory Systems in the second quarter of 1996.

  As discussed in Note 2 to the consolidated financial statements, at December 29, 1995, foreign earnings of $44,671 had been retained indefinitely by subsidiary companies for reinvestment, on which no additional U.S. tax has been provided. Following the consummation of the Sale, such foreign earnings would be repatriated and the proceeds in excess of book value of assets to be sold of $9,800 would be taken into income and, as a result, alternative minimum taxes of approximately $1,100 would be due. Such taxes are shown as other accrued liabilities in the unaudited pro forma condensed consolidated financial statements. After the Sale, a net operating loss of approximately $59,132 would be available to be carried forward to the years 2004-2010.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  Not Applicable

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  Information required by this item is incorporated by reference from the information under the caption "Election of Directors" contained in the Proxy Statement relating to the Company's 1996 Annual Meeting of Stockholder, which will be filed within 120 days of the end of the fiscal year covered by this Report.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

                                                                   SERVED AS
        NAME        AGE                POSITION                  OFFICER SINCE
        ----        ---                --------                  -------------
 J. Larry Smart      48 President, Chief Executive Officer and       1995
                         Chairman of the Board of Directors
 Taroon C. Kamdar    50 President--Asia/Pacific Division and         1991
                         General Manager, Storage Systems
                         Division
 Ericson M. Dunstan  63 Senior Vice President--Corporate             1976
                         Engineering
 Barbara V. Scherer  40 Vice President--Finance, Chief               1988
                         Financial Officer and Treasurer
 Donald McDonell     47 Vice President--Sales                        1992
 Holly Sacks         46 Vice President--Marketing                    1993

  MR. SMART was elected by the Board of Directors to the position of President and Chief Executive Officer in July 1995 and serves as Chairman. He served as President and Chief Executive Officer of Maxtor Corporation from March 1994 to February 1995. He has served as Chairman of the Board of Southwall Technologies Inc. since March 1994, and was President and Chief Executive Officer of Southwall Technologies Inc. from June 1991 to March 1994. From November 1987 to June 1991, he was Senior Vice President at SCI Systems.

  MR. KAMDAR joined Micropolis in November 1991 as Senior Vice President, General Manager of the Storage Systems Division and in December 1992 was promoted to Executive Vice President--Storage Systems Division. In April 1993, Mr. Kamdar was promoted to President, Asia/Pacific Division. For more than five years prior to joining Micropolis, Mr. Kamdar held various executive positions at Maxtor Corporation including Senior Vice President, Marketing, Sales and Business Development.

  DR. DUNSTAN is Senior Vice President--Corporate Engineering and Secretary, and has served as an officer of the Company since December 1976.

  MS. SCHERER joined Micropolis in November 1987 as Treasury Director, and became Treasurer in October 1988. In November 1989, she became Vice President and Treasurer and in March 1995, was promoted to Senior Vice President-- Finance and Chief Financial Officer. She was previously employed by the Boston Consulting Group from May 1985 to November 1987.

  MR. MCDONELL joined Micropolis in August 1986 as Director of Distribution and Retail Marketing and became Director of Resale-Marketing in November 1986. In December 1991, he became Director of Sales--Western Region and in January 1993, was promoted to Vice President--Sales, Storage Systems Division.

  MS. SACKS joined Micropolis in January 1992 as Director of Marketing, Storage Systems Division and in 1993 was promoted to Vice President-- Marketing, Storage Systems Division. She held various management positions in Xerox Corporation from February 1990 to December 1992 and Genicom Corporation from September 1988 to February 1990.

  Officers serve at the discretion of the Board of Directors.

ITEM 11. EXECUTIVE COMPENSATION

  Information required by this item is incorporated by reference from the information under the caption "Executive Compensation" contained in the Proxy Statement relating to the Company's 1996 Annual Meeting of Stockholders, which will be filed within 120 days of the end of the fiscal year covered by this Report.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Information required by this item is incorporated by reference from the information under the caption "Security Ownership of Certain Beneficial Holders and Management" contained in the Proxy Statement relating to the Company's 1996 Annual Meeting of Stockholders, which will be filed within 120 days of the end of the fiscal year covered by this Report.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Information required by this item is incorporated by reference from the information under the caption "Executive Compensation" contained in the Proxy Statement relating to the Company's 1996 Annual Meeting of Stockholders, which will be filed within 120 days of the end of the fiscal year covered by this Report.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) The following documents are filed as a part of this Report:

1. FINANCIAL STATEMENTS.

 Report of Independent Auditors.

 See Index to Consolidated Financial Statements at Item 8 on F-1 of this
 Report.

2. FINANCIAL STATEMENT SCHEDULES. The following consolidated financial statement schedule of Micropolis Corporation is filed as part of the Report and should be read in conjunction with the Consolidated Financial Statements of Micropolis Corporation:

       SCHEDULE                                     PAGE
       --------                                     ----
        II      Valuation and Qualifying Accounts   S-2

  Schedules not listed above have been omitted because they are not applicable or are not required or the information to be set forth therein is included in the Consolidated Financial Statements or notes thereto.

3. EXHIBITS:

INCORPORATED BY REFERENCE

        3.1   Certificate of Incorporation(1)
        3.2   By-Laws, as amended to date(2)
        4.1 Indenture, dated March 15, 1987, between Micropolis Corporation and First Interstate Bank of California as trustee, relating to $75,000,000 principal amount of 6% Convertible Subordinated
               Debentures due 2012(3)
        4.2 Rights Agreement dated as of May 1989 between the Company and First Interstate Bank of
               California(4)
        4.3   Amendment No. 1 to Rights Agreement(14)
       10.15* Micropolis Corporation Employees' Stock Purchase Plan(5)
       10.19* Micropolis Corporation Employee Savings and Retirement Plan(6)
       10.20* Form of Indemnification Agreement between the Company and each of its directors and officers(7)
       10.21* Executive and Key Employees' Stock Option Plan, dated October
               1987(1)
       10.22* Directors' Stock Option Plan, dated October 1987(1)
       10.23* Form of Incentive Stock Option Agreement for Executive and Key
               Employees' Stock Option Plan, dated October 1987(1)
       10.24* Form of Non-Qualified Stock Option Agreement for Executive and
               Key Employees' Stock Option Plan, dated October 1987(1)
       10.26* Form of Stock Option Agreement for Directors' Stock Option Plan,
               dated October 1987(1)
       10.30* Offer letter agreement between Micropolis Corporation and Robert
               G. Wallstrom(8)
       10.31* First Amendment to Micropolis Corporation Employee Savings and
               Retirement Plan(8)
       10.32* Second Amendment to Micropolis Corporation Employee Savings and
               Retirement Plan(8)
       10.33* Third Amendment to the Micropolis Corporation Employee Savings
               and Retirement Plan(8)
       10.34* Fourth Amendment to Micropolis Corporation Employee Savings and
               Retirement Plan(8)

       10.35  Loan Agreement between the Company and CIT Group Business
               Credit(8)
       10.37* Severance Agreement between Micropolis Corporation and Taroon
               Kamdar(9)
       10.38* Severance Agreement between Micropolis Corporation and Robert
               Ganter
       10.39* Severance Agreement between Micropolis Corporation and Nigel
               Macleod(10)
       10.40* Summary of Stock Appreciation Bonus Plan(10)
       10.41* Summary of Storage System Division Bonus Plan(10)
       10.42* Summary of Key Performance Bonus Plan(10)
       10.43* Severance Agreement between Micropolis Corporation and Joel
               Appelbaum(11)
       10.44* Amendment to the Micropolis Corporation Employee Stock Purchase
               Plan(12)
       10.45* Amended and Restated Stock Option Plan for Independent Directors
               of Micropolis Corporation(12)
       10.46* Stock Option Plan for Executive and Key Employees of Micropolis
               Corporation, as amended(12)
       10.47* Agreement for Services between Micropolis Corporation and J.
               Larry Smart(13)
       10.48* Employment Agreement between Micropolis Corporation and J. Larry
               Smart(14)
       10.49  Loan Agreement between Micropolis Limited and ST Capital Limited, and related Guarantee Agreement between Micropolis Corporation and Singapore Technologies Construction PTE LTD(14)
       10.50* Consulting Agreement between Micropolis Corporation and Chriss
               Street & Company(14)
--------
*Management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Form 10-K Report pursuant to Item 14(c).

FILED HEREWITH

       10.51  Note Agreement Re: $20,000,000 10% Convertible Secured Notes Due
               October 15, 1998, dated as of October 11, 1995 between
               Micropolis Corporation and Lindner Dividend Fund, a Series of
               Lindner Investments
       10.52  Promissory Note between Micropolis Corporation and J. Larry Smart
       10.53  Asset Purchase Agreement dated January 24, 1996 between
               Micropolis Corporation and ST Chatsworth Pte Ltd, a Singapore
               corporation
       10.54  Development Agreement dated September 15, 1995 between Micropolis
               Corporation and BTS Broadcast Television Systems GmbH
       10.55  $10 Million Facility Agreement dated February 16, 1996 between
               Micropolis Corporation and ST Chatsworth Pte Ltd.
       10.56  StreamLogic OEM Supply Agreement dated March 4, 1996, between
               Micropolis Corporation and ST Chatsworth Pte Ltd.
       21     Subsidiaries of Registrant
       23     Consent of Independent Auditors (See Exhibit 23)
       27     Article 5 Financial Data Schedule for 1995 10-K

--------
 (1) Incorporated by reference to Exhibits 3.1, 10.21, 10.22, 10.23, 10.24 and 10.26, respectively, filed in the Company's Annual Report on Form 10-K, for the fiscal year ended December 25, 1987.

 (2) Incorporated by reference to Exhibit 3.2 filed in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1988.

 (3) Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 No. 33-12374.

 (4) Incorporated by reference to Exhibit I filed in the Company's Form 8-K Report dated June 2, 1989.

 (5) Incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-8 No. 2-90423.

 (6) Incorporated by reference to Exhibits 10.18 and 10.19 respectively, filed in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1985.

 (7) Incorporated by reference to Exhibit D of the Company's Proxy Statement for the 1987 Annual Meeting of Shareholders.

 (8) Incorporated by reference to Exhibits 10.30, 10.31, 10.32, 10.33 and 10.34, respectively, filed in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1990.

 (9) Incorporated by reference to Exhibits 10.36 and 10.37, respectively, filed in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1991.

(10) Incorporated by reference to Exhibits 10.39, 10.40, 10.41 and 10.42, respectively, filed in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1992.

(11) Incorporated by reference to Exhibit 10.43 filed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 1994.

(12) Incorporated by reference to Exhibits 10.44, 10.45 and 10.46, respectively, filed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 1, 1994.

(13) Incorporated by reference to Exhibit 10.47 filed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995.

(14) Incorporated by reference to Exhibits 4.3, 10.48, 10.49 and 10.50, respectively, filed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 29, 1995.

(b) No reports on Form 8-K were filed by the Registrant during the fourth quarter ended December 29, 1995.

(c) Those exhibits, and the index thereto, required to be filed by Item 601 of Regulation S-K are attached hereto or incorporated by reference herein.

                             MICROPOLIS CORPORATION
                               INDEX TO EXHIBITS
                                 (ITEM 14 (C))

 10.51 Note Agreement Re: $20,000,000 10% Convertible Secured Notes Due October
        15, 1998, dated as of October 11, 1995 between Micropolis Corporation and Lindner Dividend Fund, a Series of Lindner Investments
 10.52 Promissory Note between Micropolis Corporation and J. Larry Smart
 10.53 Asset Purchase Agreement dated January 24, 1996 between Micropolis
        Corporation and ST Chatsworth Pte Ltd, a Singapore corporation
 10.54 Development Agreement dated September 15, 1995 between Micropolis
        Corporation and BTS Broadcast Television Systems GmbH
 10.55 $10 Million Facility Agreement dated February 16, 1996 between
        Micropolis Corporation and ST Chatsworth Pte Ltd.
 10.56 StreamLogic OEM Supply Agreement dated March 4, 1996, between Micropolis
        Corporation and ST Chatsworth Pte Ltd.
 21    Subsidiaries of Registrant
 23    Consent of Independent Auditors
 27    Article 5 Financial Data Schedule for 1995 10-K

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MICROPOLIS CORPORATION

                                          By:   /s/ Barbara V. Scherer
Dated: March 7, 1996                         __________________________________
                                                    Barbara V. Scherer
                                                 Vice President--Finance,
                                                Chief Financial Officer and
                                                         Treasurer

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ J. Larry Smart            President and Chairman of       March 7, 1996
____________________________________  the Board (Chief Executive
           J. Larry Smart             Officer)

     /s/ Barbara V. Scherer          Senior Vice President--         March 7, 1996
____________________________________  Finance,
         Barbara V. Scherer           Chief Financial Officer and
                                      Treasurer (Principal
                                      Financial Officer)
       /s/ Lee N. Hilbert            Corporate Controller            March 7, 1996
____________________________________  (Principal Accounting
           Lee N. Hilbert             Officer)

     /s/ Ericson M. Dunstan          Senior Vice President--         March 7, 1996
____________________________________  Corporate Engineering,
         Ericson M. Dunstan           Director

      /s/ Chriss W. Street           Director                        March 7, 1996
____________________________________
          Chriss W. Street

    /s/ S. Kenneth Kannappan         Director                        March 7, 1996
____________________________________
        S. Kenneth Kannappan

                             MICROPOLIS CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                YEARS ENDED DECEMBER 29, 1995, DECEMBER 30, 1994
                             AND DECEMBER 31, 1993

                                   BALANCE   ADDITIONS              BALANCE AT
                                  BEGINNING  CHARGED TO               END OF
                                   OF YEAR    EXPENSES  DEDUCTIONS*    YEAR
                                  ---------- ---------- ----------- ----------
1995:
Allowance for doubtful accounts,
 customer returns and price pro-
 tection......................... $4,455,000 $2,950,000 $1,978,000  $5,427,000
1994:
Allowance for doubtful accounts,
 customer returns and price pro-
 tection......................... $1,375,000 $5,736,000 $2,656,000  $4,455,000
1993:
Allowance for doubtful accounts,
 customer returns and price pro-
 tection......................... $1,390,000 $  323,000 $  338,000  $1,375,000

--------
*Write-offs against reserves

                                                                     APPENDIX C


                      DATED THIS 24TH DAY OF JANUARY 1996
                      -----------------------------------


                            MICROPOLIS CORPORATION



                                      and



                             ST CHATSWORTH PTE LTD



                       ********************************


                           ASSET PURCHASE AGREEMENT


                       ********************************





                                 BIH LI & LEE
                            Advocates & Solicitors
                               79 Robinson Road
                              #24-01 CPF Building
                               Singapore 068897

                                C O N T E N T S
                                ---------------

SECTION   HEADING                                                           PAGE
-------   -------                                                           ----
1.        AGREEMENT TO BUY AND SELL ASSETS                                   1

          1.1    Purchase of Assets by ST                                    1
          1.2    Option over Purchased Companies                             5
          1.3    Option over US Real Property                                6
          1.4    Excluded Assets                                             6
          1.5    Assumption of Certain Obligations by ST                     6
          1.6    Excluded Liabilities                                        7
          1.7    Discharge of Excluded Liabilities                           9

2.        CLOSING AND PAYMENT OF THE PURCHASE PRICE                          9

          2.1    Closing                                                     9
          2.2    Purchase Price                                              9
          2.3    Payment of Initial Payment                                  10
          2.4    Payment of Second Payment                                   11
          2.5    Payment of Final Payment                                    11
          2.6    Allocation of Purchase Price                                11
          2.7    Transfer of Acquired Assets                                 12
          2.8    Transfer by Delivery                                        12
          2.9    Operative Agreements                                        12
          2.10   Closing in relation to Sale of Shares
                  in Micropolis Thailand                                     13
          2.11   Closing in relation to Sale of Shares
                  in the Purchased Companies                                 14
          2.12   Prorations                                                  15

3.        DETERMINATION OF NET WORTH
           AND CLOSING DATE BALANCE SHEET                                    15

          3.1    Determination of Preliminary Closing
                  Date Balance Sheet                                         15
          3.2    Supply of Information and Documents                         15
          3.3    Confirmation of Disk Drive Final Net Worth                  16
          3.4    Definition of Closing Date Balance Sheet                    17
          3.5    Application of Accounting Principles                        17

4.        REPRESENTATIONS AND WARRANTIES OF MCUS                             17

          4.1    Information and Corporate Capacity                          18
                 (A)    Information                                          18
                 (B)    Organisation and Qualification
                         of MC                                               18

                                C O N T E N T S
                                ---------------

SECTION   HEADING                                                           PAGE
-------   -------                                                           ----
                 (C)    Authority of MCUS                                    18
                 (D)    Assets                                               19

          4.2    Real Property                                               20
                 (A)    Environmental Matters                                20
                 (B)    Violation of Applicable Laws                         22
                 (C)    Title                                                23
                 (D)    Planning                                             24
                 (E)    State and Condition of the Real Property             25
                 (F)    Leasehold Properties                                 25

          4.3    General Environmental Matters                               26
          4.4    Conduct of the Business                                     27
          4.5    Permits and Licences                                        27
          4.6    Financial Statements and Undisclosed Liabilities            27
          4.7    Compliance with Laws                                        28
          4.8    Patents and Patent Applications                             28
          4.9    Insolvency                                                  29
          4.10   Affiliate Transactions                                      30
          4.11   Litigation                                                  30
          4.12   Absence of Changes                                          31
          4.13   Employee Benefit Plans                                      32
          4.14   Governmental and Other Approvals                            33
          4.15   Brokerage                                                   33
          4.16   Labour Relations                                            33

          4.17   Warranties in Respect of Micropolis Thailand                33
                 (A)    Debts to, contracts with,
                         connected persons                                   34
                 (B)    Accounts receivable                                  34
                 (C)    Insurance                                            35
                 (D)    Title to assets                                      35
                 (E)    Books and records                                    35
                 (F)    Options on capital                                   36
                 (G)    Subsidiaries and associated companies                36
                 (H)    Statutory and other requirements,
                         consents and licenses                               36
                 (I)    The Audited Accounts                                 37
                 (J)    Taxation                                             38
                 (K)    Contributions                                        39
                 (L)    Tax returns                                          39

                                C O N T E N T S
                                ---------------

SECTION   HEADING                                                           PAGE
-------   -------                                                           ----
          4.18   Warranties in Respect of Purchased Companies                40
          4.19   Trade Payables                                              40
          4.20   Disclosure                                                  41

5.        REPRESENTATIONS AND WARRANTIES OF ST                               41

          5.1    Organisation and Qualification of ST                        41
          5.2    Authority                                                   41

6.        COVENANTS OF MCUS PRIOR TO CLOSING                                 42

          6.1    Restrictions                                                42
          6.2    Matters Pending Closing                                     43
          6.3    Notice of Breach                                            45
          6.4    Access                                                      45
          6.5    Authorisation from Others                                   45
          6.6    HSR Filings                                                 46
          6.7    Consummation of Agreement                                   46
          6.8    Relationships with Customers and Suppliers                  47
          6.9    Defective Disk Drives                                       47
          6.10   Stock Verification                                          47
          6.11   Inventory for System Business                               47
          6.12   Balance Sheet For Disk Drive Business                       47
          6.13   Financial Statement of Disk Drive Business                  47
          6.14   List of Acquired Assets                                     48
          6.15   Accounts of Purchased Companies                             48
          6.16   Inventory for Evaluation                                    48
          6.17   Purchase of Issued Share Capital                            48

7.        COVENANTS OF ST CHATSWORTH                                         48

          7.1    Regulatory and Other Approvals                              48
          7.2    HSR Filings                                                 49
          7.3    Maintenance of Goodwill                                     49

8.        CONDITIONS PRECEDENT TO THE OBLIGATIONS
           OF ST CHATSWORTH TO CLOSE                                         50

          8.1    Representations and Warranties                              50
          8.2    Performance of Covenants                                    50
          8.3    Orders and Laws                                             50
          8.4    Regulatory Consents and Approvals                           51

                                C O N T E N T S
                                ---------------

SECTION   HEADING                                                           PAGE
-------   -------                                                           ----
          8.5    Delivery of Certificates and Documents to
                  ST Chatsworth                                              51
          8.6    Exon-Florio Amendment                                       51
          8.7    Pledge                                                      51
          8.8    Damage or Destruction                                       52
          8.9    Title Insurance                                             52
          8.10   Completion of Due Diligence                                 52
          8.11   Approval of Board of Directors                              52

9.        CONDITIONS PRECEDENT TO OBLIGATIONS OF MCUS TO
           CLOSE                                                             53

          9.1    Approval of Board of Directors                              53
          9.2    Approval of MCUS Stockholders                               53
          9.3    Delivery of Certificates and Documents to
                  MCUS                                                       53
          9.4    Exon-Florio Amendment                                       53
          9.5    Orders and Laws                                             53
          9.6    Regulatory Consents and Approvals                           54

10.       CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO
           CLOSING                                                           54

          10.1   Survival of Representations, Warranties,
                  Agreements, Covenants and Obligations                      54
          10.2   Further Assurances                                          54
          10.3   Publicity and Disclosures                                   54
          10.4   Further Co-operation of the Parties                         55
          10.5   Consents of Third Parties                                   55
          10.6   Mail Received after Closing                                 55
          10.7   Employment of Business Employees by ST                      56
          10.8   Accounts Receivable                                         57
          10.9   Transfer Tax Liabilities                                    57
          10.10  Provisions in Relation to the name
                  "Micropolis"                                               58
          10.11  Warranty Servicing                                          58
          10.12  Inventory Sent for Evaluation                               59
          10.13  AMK Leasehold                                               59

                                C O N T E N T S
                                ---------------

SECTION   HEADING                                                           PAGE
-------   -------                                                           ----
11.       INDEMNIFICATION                                                    59

          11.1   General Indemnification by MCUS                             59
          11.2   Environmental Indemnification by MCUS                       60
          11.3   Notice and Defence of Claim                                 61
          11.4   No Tax Effect: Insurance                                    62

12.       TERMINATION OF AGREEMENT                                           63

          12.1   Termination                                                 63
          12.2   Effects of Termination                                      63
          12.3   Right to Proceed                                            63

13.       MCUS's NON-COMPETITION COVENANTS                                   64

          13.1   Non-Competition of MCUS                                     64
          13.2   Injunctive Relief                                           65
          13.3   Enforcement                                                 65

14.       NON-DISCLOSURE COVENANTS                                           65

          14.1   Non-Disclosure of Information by MCUS                       65
          14.2   Definition of Confidential Information                      65
          14.3   Injunctive Relief                                           66

15.       MISCELLANEOUS                                                      66

          15.1   Expenses                                                    66
          15.2   Notices                                                     66
          15.3   Waiver                                                      67
          15.4   Bulk Sales Act                                              67
          15.5   Section Headings                                            68
          15.6   Exhibits and Schedules                                      68
          15.7   Severability                                                68
          15.8   Entire Understanding                                        68
          15.9   Binding Effect                                              68
          15.10  Governing Law                                               68
          15.11  Choice of Forum and Consent to Jurisdiction                 69
          15.12  Assignability                                               69
          15.13  Counterparts: Delivery by Facsimile                         69
          15.14  Certain Definitions                                         69
          15.15  No Rights to Third Parties                                  72
          15.16  Pronouns and Plurals                                        72

                                C O N T E N T S
                                ---------------

SECTION   HEADING                                                           PAGE
-------   -------                                                           ----
          Schedule 1                                                         73

          Schedule 2                                                         74

          Schedule 3                                                         75

          Schedule 4                                                         76

          Schedule 5                                                         77

          Schedule 6                                                         82

          Schedule 7                                                         83

          Schedule 8                                                         84

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") entered into this 24th day
                                         ---------
of January 1996, by and between:-

(1) MICROPOLIS CORPORATION, of 21211 Nordhoff St., Chatsworth, CA 91311, United States of America (hereinafter called "MCUS"); and
                                                     ----
(2) ST CHATSWORTH PTE LTD of 83 Science Park Drive, #01-01/02 The Curie, Singapore Science Park, Singapore 118258 (hereinafter called
       "ST Chatsworth").
        -------------

       WITNESSETH:-

       WHEREAS, ST Chatsworth desires to purchase or cause one or more of its affiliated corporations to purchase the business and certain assets of the disk drive business of MCUS including the business and the assets used in the development, manufacturing, sales marketing and distribution of disk drives as carried on by MCUS and its affiliates (each such affiliate is hereinafter referred to as a "MC Affiliate") (MCUS and each such MC Affiliate are sometimes
                  ------------
hereinafter referred to individually and collectively as "MC") excluding the
                                                          --
business and assets associated with the systems business (the "Disk Drive
                                                               ----------
Business");
--------

       WHEREAS, ST Chatsworth intends to assign all or a portion of its rights and obligations under this Agreement to one or more of its affiliates (each such affiliate to which any such rights and obligations are assigned is hereinafter referred to as a "ST Affiliate") (ST Chatsworth and each such ST Affiliate are
                  ------------
sometimes hereinafter referred to individually and collectively as "ST"); and
                                                                    --

       WHEREAS, MC desires to sell and cause the MC Affiliates to sell to ST the business and certain assets of the Disk Drive Business.

       NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements hereinafter made, the parties hereto do hereby agree as hereinafter set forth, and each of ST Chatsworth and MCUS hereby agrees to cause the ST Affiliates and the MC Affiliates respectively to perform their respective obligations pursuant to this Agreement.

1.     AGREEMENT TO BUY AND SELL ASSETS
       --------------------------------

1.1    Purchase of Assets by ST
       ------------------------

       At the Closing (as defined in Section 2.1), on the terms and subject to the conditions set forth in this Agreement, MCUS shall and shall procure the MC Affiliates to sell, convey, transfer, assign and deliver to ST, and ST shall purchase and acquire from MC, free and clear of all Liens (as defined in

       Section 15.14) all of MC's right, title and interest in and to the following assets, properties and business of the Disk Drive Business as the same may exist on the Closing Date (as defined in Section 2.1), whether or not in the possession or control of MC:-

       (a) (in the event ST Chatsworth exercises the option pursuant to Section 1.3) the real property and all buildings and improvements located thereon owned by MCUS and located in Chatsworth, California, United States of America and more fully described in Schedule 1 of the
                                                          -----------------
            Disclosure Schedule annexed hereto (the "Disclosure Schedule")
            -------------------                      -------------------
            (which real property, together with all buildings, structures and improvements thereon and all rights, easements and appurtenances pertaining thereto are referred to as the "US Real Property");
                                                       ----------------

       (b) (in the event ST Chatsworth exercises the option pursuant to Section 1.3) the leasehold interest and all buildings and improvements located thereon leased by MCUS from Northpark Industrial and more fully described in Schedule 2 of the Disclosure Schedule together
                               -------------------------------------
            with all buildings, structures and improvements thereon and all rights, easements and appurtenances pertaining thereto and together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights, subleases, licences, permits, deposits and profits appurtenant to or related to the lease (the "US Leasehold");
                  ------------

       (c) an irrevocable licence to use, to the exclusion of Micropolis Singapore (as defined in Section 15.14), the leasehold interest and all buildings and improvements located thereon leased by Micropolis Singapore from Technology Parks Private Limited and more fully described in Schedule 3 of the Disclosure Schedule subject to
                         -------------------------------------
            Section 10.13 for the remaining of the leasehold interest (the "AMK
                                                                            ---
            Leasehold");
            ---------

       (d) the leasehold interest and all buildings and Improvements located thereon leased by Micropolis Singapore from Jurong Town Corporation and more fully described in Schedule 4 of the Disclosure Schedule
                                        -------------------------------------
            (the "SN Leasehold"),
                  ------------

            (the SN Leasehold together with all buildings, structures and improvements thereon and all rights, easements and appurtenances pertaining thereto and together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights, subleases, licences, permits, deposits and profits appurtenant to or related to the lease and the AMK leasehold are referred to as the "Singapore Leasehold");
                                -------------------

       (e) the total issued share capital of Micropolis Thailand (as defined in Section 15.14);

       (f) (at the election of ST Chatsworth pursuant to Section 1.2) the total issued share capital of each or any of the Purchased Companies (as defined in Section 15.14);

       (g) the machinery, plant and equipment, office furniture, fixtures, vehicles and trailers and other tangible personal property (other than inventory) held for use in the conduct of the Disk Drive Business at the locations at which the Disk Drive Business is conducted or at customers' premises on consignment of MC used or useful in the Disk Drive Business (the "Machinery and Equipment")
                                                    -----------------------
            including, without limitation, the foregoing purchased subject to any conditional sales or title retention agreement in favour of any other person other than items disposed of between the date hereof and the Closing Date in the ordinary course of business consistent with past practice and on an arm's length basis;

       (h) the corporate assets of MCUS located in Chatsworth, California, United States of America, used in the conduct of the Disk Drive Business including the MIS computer software and other related equipment (the "Corporate Assets");
                            -----------------

       (i) subject to Section 6.11, the finished goods inventory related to the Disk Drive Business of MC, the raw materials, supplies, work-in-progress on hand at MC's facilities at which the Disk Drive Business is conducted which are used solely in the Disk Drive Business (the "Inventory");
             ---------

       (j) the sundry assets and all notes and other evidence of such indebtedness occurring in the conduct of or related to the Disk Drive Business (collectively the "Sundry Assets");
                                              -------------

       (k) all, but not less than all of the customer lists and related data, lists of suppliers, sales reports, cost sheets, bills of material, inventions, technical information, engineering data, production data, manufacturing process and process control data, blueprints and specifications, drawings, formulae, laboratory notebooks, all data regarding product development, processes, trade secrets, know-how and the Confidential Information (as defined in Section 14.2), and all files, financial and business information and records of MC relating to the Disk Drive Business, all of which shall be in machine readable form to the extent available; provided, that if any of the foregoing do not relate exclusively to the Disk Drive Business, MC shall deliver to ST extracts of the foregoing which relate to the Disk Drive Business provided that (except in relation to Micropolis Thailand and each or any of the Purchased Companies where ST Chatsworth has elected to purchase the issued share capital) MC shall be entitled to retain the original copies of financial and business information and records which are required for the filing of tax returns;

       (l) all, but not less than all, patents, trademarks, trade names, service marks, brand names, business and product names, logos, copyrights and applications for any of the foregoing of MC, relating to or used in the conduct of the Disk Drive Business and including MC's rights, title and interest including goodwill to the word and name "Micropolis";

       (m) subject to Section 10.5 all right, title and interest of MC in and to:-

            (i)    the leases for real property (collectively the "Real Property
                                                                   -------------
                   Leases") together with any options to purchase the underlying
                   ------
                   property and leasehold improvements thereon, and in each case all other rights, subleases, licences, permits, deposits and profits appurtenant to or related to such leases and subleases of MC listed in Schedule 5 of the Disclosure
                                             ----------------------------
                   Schedule;
                   --------

            (ii) the leases or subleases of tangible personal property described in Schedule 6 of the Disclosure Schedule as to
                                -------------------------------------
                   which MC is the lessor or sublessor and the leases of tangible personal property described in Schedule 6 of the
                                                           -----------------
                   Disclosure Schedule as to which MC is the lessee or
                   -------------------
                   sublessee, together with any options to purchase the underlying property;

            (iii) all purchase orders given by MC in the ordinary course of business consistent with past practice for the purchase of products, materials, supplies, parts and other items related to the Disk Drive Business;

            (iv) all purchase orders related to the Disk Drive Business submitted to MC by customers of MC in the ordinary course of business and consistent with past practice with respect to which MC has not received full payment thereon on or prior to the Closing Date; and

            (v) all contracts to which MC is a party and which are utilized in the conduct of the Disk Drive Business, including without limitation contracts relating to suppliers, sales representatives, distributors, purchase orders, marketing arrangements and manufacturing arrangements listed in
                   Schedule 7 of the Disclosure Schedule,
                   -------------------------------------

            (all of such leases, contracts, purchase orders and sales commitments specified in this Section 1.1(m) are hereinafter referred to as the "Assumed Contracts");
                                -----------------

       (n) all government licences and permits of MC necessary to the conduct of the Disk Drive Business which are transferable to the extent permitted under applicable law;

       (o) all prepaid expenses and other assets of MC related to the Disk Drive Business;

       (p) any security deposits deposited by or on behalf of MC as lessee or sublessee under the Real Property Leases and the SN Leasehold;

       (q)  the goodwill of MC related to the Disk Drive Business;

       (r) subject to Section 10.5, all manufacturers', vendors' and suppliers' warranties in respect of any asset of the Acquired Assets (as hereinafter defined);

       (s) subject to Section 10.5, all rights, contractual or otherwise, in favour of MC regarding Confidential Information related to the Disk Drive Business;

       (t) all books and records used or held for use in the conduct of the Disk Drive Business or otherwise relating to the Acquired Assets (except in relation to Micropolis Thailand and the Purchased Companies where ST has elected to purchase the issued share capital) other than the minute books, stock transfer books and corporate seal of MC; and

       (u) all other assets and properties of MC used or held for use in connection with the Disk Drive Business except as otherwise provided in Section 1.4.

       Provided that in the case where the assets described above are owned by, belonging to or to be sold by the Purchased Companies, such assets shall only be included in the sale and purchase if ST Chatsworth makes the election pursuant to Section 1.2 to purchase these assets.

       All of the assets of MC described above to be acquired by ST are hereinafter collectively referred to as the "Acquired Assets."
                                                    ---------------

1.2    Option Over Purchased Companies
       -------------------------------

       MC irrevocably grant to ST Chatsworth or a ST Affiliate nominated by ST Chatsworth an option to be exercised in its absolute discretion in relation to each of the Purchased Companies to either:-

       (i) purchase the assets set out in Section 1.1 owned by, belonging to or to be sold by that Purchased Company; or

       (ii) purchase the total issued share capital of that Purchased Company.

       The option shall be exercised no later than the date falling 30 days prior to the Closing Date, by ST Chatsworth giving written notice to MCUS of the exercise of the option under this Section 1.2.

1.3    Option Over US Real Property
       ----------------------------

       MCUS irrevocably grants to ST Chatsworth or a ST Affiliate nominated by ST Chatsworth an option to purchase the US Real Property and/or the US Leasehold.

       The option may be exercised no later than the date falling 30 days prior to the Closing Date by ST Chatsworth giving written notice to MCUS of the exercise of the option.

1.4    Excluded Assets
       ---------------

       Notwithstanding anything in Section 1.1 to the contrary, the following shall be specifically excluded from the Acquired Assets:-

       (a) cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

       (b) life insurance policies of officers and other employees of MC and all other insurance policies relating to the operation of the Disk Drive Business;

       (c) all refunds or credits, if any, of Taxes (as defined in Section 15.14) due to or from MC which cannot be assigned by law;

       (d) any rights (including indemnification) and claims and recoveries under litigation of MC against third parties arising out of or relating to events prior to the Closing Date;

       (e) the rights of MC in, to and under all contracts of any nature, the obligations of MC under which expressly are not assumed by ST pursuant to Section 1.6;

       (f)  the assets and properties of Tulip Memory System Inc; and

       (g) except as provided in Section 1.1(j) in relation to the Sundry Assets, the accounts receivable related to the Disk Drive Business of MC.

1.5    Assumption of Certain Obligations by ST
       ---------------------------------------

       In addition to the contractual obligations of ST under this Agreement on and as of the Closing Date, ST shall assume and pay, perform or discharge when due the following obligations (collectively, the "Assumed
                                                              -------
       Liabilities"):-
       -----------

       (a) the liabilities as of the (Closing Date under the Assumed Contracts except for any liability under any of the Assumed Contracts arising out of MC's failure to perform its obligations thereunder to the extent such performance is due on or prior to the Closing Date;

       (b) the liabilities as of the Closing Date of Micropolis Limited (as defined in Section 15.14) under the contract in relation to the design, construction and completion of a proposed 4/part 5-storey factory building on Plot A14269 Mukim 18, Singapore, dated 20 June 1994 between Micropolis Limited, CDC-Construction & Development Pte Ltd and Design Team Pte Ltd;

       (c) the liabilities as of the Closing Date of Micropolis Limited under the contract in relation to the design, supply, installation and commissioning into operation of a cleanroom dated 12 September 1995 between Takasago Thermal Engineering Co. Ltd and Micropolis Limited;

       (d) the liabilities as of the Closing Date of Micropolis Limited under the Loan Agreement dated 8 September 1995 between Micropolis Limited and ST Capital Limited;

       (e) the liabilities as of the Closing Date of Micropolis Limited to Garytech Engineering & Trading pursuant to the letter dated 13 November 1995;

       (f) trade payables occurring in the conduct of or related to the Disk Drive Business not paid prior to the Closing Date (collectively the "Trade Payables");
             --------------

       (g)  the warranty claims reserve amounting to US$8,000,000; and

       (h) any benefits relating to the employment of the Transferred Employees (as defined in Section 10.7) which are imposed or required by statutory provisions of the relevant country where the Transferred Employees are employed but only to the extent reflected dollar for dollar on the Closing Date Balance Sheet (as defined in Section 3.4).

1.6    Excluded Liabilities
       --------------------

       With the exception of the Assumed Liabilities, ST assumes no liabilities or other obligations, commercial or otherwise, of MC, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise (the "Excluded Liabilities"). Without
                                               --------------------
       in any way limiting the generality of the foregoing, ST shall not assume any obligation or liability to any person with respect to the following:-

       (a) any liability of MC for Taxes other than Transfer Tax Liabilities (as set out in Section 10.9);

       (b) except as provided in Section 10.11, any liability for defects, returns or allowances, losses, personal injury, property damage or other damages of any kind whatsoever, whether suffered or incurred by a customer of MC or a customer of ST or any other person, arising out of products manufactured or sold by MC or services performed by MC on or prior to the Closing Date, whether the occurrence giving rise to such liability occurs before or after the Closing Date, whether the claim is asserted before or after the Closing Date;

       (c) except as provided in Section 1.5(h), any responsibility, liability or obligation (whether contractual, statutory or otherwise) with respect to salary, wages, sick pay, vacation pay, severance pay, redundancy pay, savings plans, deferred compensation, MC's pension, profit-sharing, retirement and other fringe benefit plans, or other obligations (whether contractual, governmentally mandated or otherwise) for the benefit of any employees of MC (including the Transferred Employees) including accounts payable and accrued payroll and pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date and/or their termination of employment by MC upon the consummation of the transactions contemplated hereby;

       (d) any liability with respect to the environmental condition of the Real Property (as defined in Section 4.2(A)(a)) or the clean-up thereof including, without limitation, the clean-up of any Hazardous Materials (as defined in Section 4.2(A)(d)) either on the Real Property or originating on the Real Property;

       (e) any liability resulting from the failure of MC to comply with the requirements of all applicable building, fire, zoning and Environmental Laws (as defined in Section 4.2(A)(c)), laws relating to occupational health and safety, anti-trust laws, and other laws (foreign or domestic) applicable to MC or the conduct of their business as previously or currently in effect;

       (f) any liability under any Assumed Contract to the extent such liability arises out of MC's failure to perform its obligations thereunder on or prior to the Closing Date;

       (g)  any liability of MC arising out of indebtedness for borrowed money;

       (h) any obligation or liability under MC's employee health and dental plans arising out of or relating to, medical or dental services provided or rendered to employees on or before the Closing Date;

       (i) any obligation of MC due and payable under non-competition covenants or consulting agreements or the like;

       (j) any liability arising from or related to tort claims or any penalties or fines, whether criminal or civil, assessed against MC; and

       (k) the liability to reinstate the premises in relation to the AMK Leasehold.

1.7    Discharge of Excluded Liabilities
       ---------------------------------

       MCUS shall and shall procure the MC Affiliates to discharge in a timely manner or shall make adequate provision for all of the Excluded Liabilities, provided that MC shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any person other than ST and ST Affiliates.

2.     CLOSING AND PAYMENT OF THE PURCHASE PRICE
       -----------------------------------------

2.1    Closing
       -------

       The closing of the transactions contemplated hereby (the "Closing") shall
                                                                 -------
       be held at the offices of Messrs Bih Li & Lee, Singapore counsel to ST Chatsworth at 4.00 p.m. on 29 March 1996 or at such other time, date or place as MCUS and ST Chatsworth shall mutually agree (the "Closing
                                                                  -------
       Date").
       ----

2.2    Purchase Price
       --------------

       The aggregate consideration to be paid by ST to MCUS for the Acquired Assets and the non-competition covenant set forth in Section 13 (the "Purchase Price") shall be the amount equal to the Disk Drive Final Net
        --------------
       Worth.  For the purpose hereof, the term "Disk Drive Final Net Worth"
                                                 --------------------------
       shall be the result of the following amounts:-

       (a) the purchase price of the goodwill of MC related to the Disk Drive Business and the name "Micropolis" which shall be US$7,000,000;

       (b) the purchase price of the following which shall be the net book value as of the Closing Date as reflected in the Closing Date Balance Sheet:-

            (i)    the Inventory and the Machinery and Equipment;

            (ii)   the SN Leasehold;

            (iii)  the Real Property Leases;

            (iv)   if applicable, the US Real Property; and

            (v)    the Sundry Assets;

       (c) the purchase price of the total issued share capital of Micropolis Thailand which shall be the net book value as of the Closing Date but excluding goodwill, if any, as reflected in the Closing Date Balance Sheet except that the land (excluding the building and the improvements) of Micropolis Thailand located at 733/1-8 Phaholyothin Road, Lumlookkar Pathumthani (the "Thai Land") shall be deemed to
                                               ---------
            have a value of US$2,000,000;

       (d) if applicable, the purchase price of the total issued share capital of each of the Purchased Companies which shall be the net book value as of the Closing Date but excluding goodwill, if any, as reflected in the Closing Date Balance Sheet; and

       (e) the purchase price of the Corporate Assets which shall be the fair market value, to be determined by an appraiser of international repute to be agreed between ST Chatsworth and MCUS;

       minus
       -----

       (a) the amount of the net book value of the Assumed Liabilities other than the warranty claims reserve as of the Closing Date as reflected in the Closing Date Balance Sheet; and

       (b)  the warranty claims reserve of US$8,000,000,

       Provided that under no circumstances shall the Purchase Price exceed the mount equal to the Disk Drive Final Net Worth determined as of 29 December 1995 in accordance with the Financial Statements (as defined in Section 4.6) plus 10 per cent and if the Purchase Price exceeds the said amount, it shall be reduced by an amount equal to the difference.

       For the avoidance of doubt, no other payment will be made by ST for any other Acquired Assets.

       ST Chatsworth shall pay the Purchase Price in the manner hereinafter set forth by telegraphic transfer of immediately available funds to such account or accounts as may be specified by MCUS for such purpose.

2.3    Payment of Initial Payment
       --------------------------

       At the Closing, on the conveyance, transfer, assignment and delivery of the Acquired Assets, ST shall pay to MCUS for and on behalf of MC the initial payment (the "Initial Payment") which shall be an amount equal to
                             ---------------
       the result of the following amounts:-

       (a) 90 per cent of the net book value of the Acquired Assets other than the Inventory; and

       (b)  50 per cent of the net book value of the Inventory,

       minus
       -----

       (a) the amount of the net book value of the Assumed Liabilities other than the warranty claims reserve as of the Closing Date; and

       (b)  the warranty claims reserve of US$8,000,000.

       For the purpose of calculating the Initial Payment only, the net book value as aforesaid shall be as reflected in the Preliminary Closing Date Balance Sheet as defined in Section 3.1).

2.4    Payment of Second Payment
       -------------------------

       (a) In the event no ST Disapproval Notice (as defined in Section 3.3(a)) is given by ST Chatsworth within the 21-day period set forth in
            Section 3.3(a), within 3 days of the determination of the Closing Date Balance Sheet, ST Chatsworth shall pay to MCUS for and on behalf of MC, the balance of the Purchase Price, after subtracting five (5) per cent from the said balance.

       (b) In the event ST Chatsworth gives the ST Disapproval Notice to MCUS within the 21-day period set forth in Section 3.3(a), within 3 days of the delivery of the ST Disapproval Notice by ST Chatsworth to MCUS, ST Chatsworth shall pay to MCUS for and on behalf of MC, the balance of the Purchase Price in relation to the items not in dispute, after subtracting five (5) per cent from the said balance. The balance of the Purchase Price in relation to the disputed items, after subtracting five (5) per cent from the said balance shall be paid within 3 days of the resolution of the dispute in accordance with Section 3.3(a) or (b) as the case may be.

2.5    Payment of Final Payment
       ------------------------

       On or prior to the date falling 6 months from the Closing Date, ST shall pay to MCUS for and on behalf of MC, the remaining five (5) per cent of the Purchase Price, after deducting and netting-off any sums owing by MC or for which MC are liable to ST under this Agreement whether as a result of any claims for breach of warranty or otherwise.

2.6    Allocation of Purchase Price
       ----------------------------

       ST Chatsworth and MCUS shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by ST Chatsworth for the Acquired Assets. ST and MC shall report the purchase and sale of the Acquired Assets in accordance with the allocation for all national, federal, state, provincial and local tax and other purposes.

2.7    Transfer of Acquired Assets
       ---------------------------

       At the Closing, MCUS shall or shall procure the appropriate MC Affiliate to deliver to ST Chatsworth or the appropriate ST Affiliate duly executed deeds, bills of sale, endorsements, assignments and other instruments of transfer and assignment of the Acquired Assets sufficient to vest in such party the interests in the Acquired Assets being conveyed in accordance with the terms of this Agreement in form and substance reasonably satisfactory to ST.

       In the event that local laws, custom and practice require that the transactions contemplated by this Agreement be the subject of an instrument or other agreement under applicable local law ("Local
                                                                  -----
       Agreement"), such Local Agreement shall be in form and substance
       ---------
       reasonably satisfactory to ST Chatsworth and MCUS, provided that such Local Agreement will give full force and effect to the provisions of this Agreement, and in the event of conflict, the terms of this Agreement shall prevail. (The deeds, bills of sale, endorsements, assignments, instruments and agreements and Local Agreements referred to in this
       Section 2.7 are hereinafter referred to collectively as the "Ancillary
                                                                    ---------
       Documents").
       ---------

2.8    Transfer by Delivery
       --------------------

       At the Closing or such other date and time thereafter as may reasonably be determined by ST, MCUS shall or shall procure the appropriate MC Affiliate to deliver to ST Chatsworth or the appropriate ST Affiliate:-

       (a) such of the Acquired Assets which are capable of transfer by delivery; and

       (b)  possession of the Real Property.

2.9    Operative Agreements
       --------------------

       At the Closing, each of ST Chatsworth and MCUS shall enter into or shall procure the relevant ST Affiliate or MC Affiliate as the case may be to enter into the following agreements:-

       (a) computer services agreement in relation to the use by MCUS (or such other person as ST Chatsworth and MCUS may agree) of the MIS computer system;

       (b) patent cross-licensing agreement whereby MCUS shall license to ST Chatsworth (or such other person as ST Chatsworth and MCUS may agree) the use of all its patents in relation to the system application business and ST Chatsworth shall license MCUS (or such other person as ST Chatsworth and MCUS may agree) the use of all the patents in relation to the Disk Drive Business to be sold and transferred herein; and

       (c) a distributorship agreement whereby MCUS shall appoint ST Chatsworth (or such other person as ST Chatsworth and MCUS may agree) to distribute its products in relation to the system business in Europe, for a period of 2 years.

2.10   Closing in Relation to Sale of Shares in Micropolis Thailand
       ------------------------------------------------------------

       (a)  At the Closing, MCUS shall deliver to ST Chatsworth:-

            (i) duly executed transfers in favour of ST Chatsworth or as it may direct accompanied by the relative share certificates in respect of the shares in Micropolis Thailand to be sold by MCUS to ST Chatsworth;

            (ii) the written resignations of all directors from their directorships in Micropolis Thailand to take effect as ST Chatsworth may determine with acknowledgements signed by each of them in the form required by ST Chatsworth to the effect that he has no claim against Micropolis Thailand for compensation for loss of office or otherwise howsoever;

            (iii) a certified copy of board resolutions of Micropolis Thailand in the form required by ST Chatsworth:-

                   (aa)  approving the registration of the said share transfers;

                   (bb) appointing such persons as ST Chatsworth may nominate as directors of Micropolis Thailand; and

                   (cc) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as ST Chatsworth may nominate to operate such accounts and appointing such persons as ST Chatsworth may nominate as the signatories of all the bank accounts of Micropolis Thailand; and

            (iv) MCUS shall deliver to ST Chatsworth a list of all Micropolis Thailand's bank accounts and banking facilities.

       (b) At the Closing, ST Chatsworth shall procure the discharge of all guarantees given by MCUS to secure the liabilities of Micropolis Thailand.

2.11   Closing in Relation to Sale of Shares in the Purchased Companies
       ----------------------------------------------------------------

       In the event ST Chatsworth elects to purchase the total issued share capital of each or any of the Purchased Companies pursuant to the option in Section 1.2, at the Closing:-

       (a)  MCUS shall deliver to ST Chatsworth:-

            (i) duly executed transfers in favour of ST Chatsworth or as it may direct accompanied by the relative share certificates or other analogous documents in respect of the shares in the Purchased Companies to be sold by MCUS to ST Chatsworth;

            (ii) the written resignations of all directors from their directorships in the relevant Purchased Companies to take effect as ST Chatsworth may determine with acknowledgements signed by each of them in the form required by ST Chatsworth to the effect that he has no claim against the relevant company for compensation for loss of office or otherwise howsoever;

            (iii) a certified copy of board resolutions of the Purchased Companies in the form required by ST Chatsworth:-

                   (aa)  approving the registration of the said share transfers;

                   (bb) appointing such persons as ST Chatsworth may nominate as directors of the relevant company; and

                   (cc) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as ST Chatsworth may nominate to operate such accounts and appointing such persons as ST Chatsworth may nominate as the signatories of all the bank accounts of the relevant company; and

            (iv) MCUS shall deliver to ST Chatsworth a list of the Purchased Companies' bank accounts and banking facilities.

       (b) At the Closing, ST Chatsworth shall procure the discharge of all guarantees issued by MCUS to secure the liabilities of the relevant Purchased Companies.

2.12   Prorations
       ----------

       The following prorations relating to the Acquired Assets and the ownership and operation of the Disk Drive Business will be made as of the Closing Date, with MC liable to the extent such items relate to any time period prior to the Closing Date and ST liable to the extent such items relate to periods beginning with and subsequent to the Closing Date:-

       (a)  real estate taxes on or with respect to the Acquired Assets;

       (b) rents, additional rents, taxes and other items payable by MC under the Real Property Leases and the AMK Leasehold so long as ST Chatsworth occupies and continues to occupy the AMK Leasehold;

       (c) the amount of rents, taxes and charges for sewer, water, telephone, electricity and other utilities relating to the Real Property and the Real Property Leases; and

       (d) all other items (excluding personal property taxes and other taxes) normally adjusted in connection with similar transactions.

       Except as otherwise agreed by the parties, the net amount or all such prorations will be settled and paid on the Closing Date. If the Closing shall occur before a real estate tax rate is fixed, the apportionment of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation.

3.     DETERMINATION OF NET WORTH AND CLOSING DATE BALANCE SHEET
       ---------------------------------------------------------

3.1    Determination of Preliminary Closing Date Balance Sheet
       -------------------------------------------------------

       MCUS shall prepare a combined balance sheet of the Disk Drive Business (the "Preliminary Closing Date Balance Sheet") as of the Closing Date
             --------------------------------------
       and shall deliver the Preliminary Closing Date Balance Sheet to ST Chatsworth or ST's Accountants as promptly as possible and in any event no later than the date falling 21 days after the Closing Date. The Preliminary Closing Date Balance Sheet shall be prepared in accordance with the generally accepted accounting principles applicable in the United States of America and applied on a consistent basis (collectively, the "Accounting Principles"). ST and ST's Accountants shall have the
            ---------------------
       obligation to participate in the physical inventory.

3.2    Supply of Information and Documents
       -----------------------------------

       (a) MCUS agrees to provide ST and ST's Accountants the opportunity to review the Preliminary Closing Date Balance Sheet delivered by MCUS and the underlying work papers with a view to confirming the Disk Drive Final Net Worth.

       (b) As promptly as possible and in any event no later than 28 days after the Closing Date, MCUS shall give or shall procure for ST's Accountants all such information and documentation relating to the Disk Drive Business as ST's Accountants shall require to enable them to confirm the Disk Drive Final Net Worth.

3.3    Confirmation of Disk Drive Final Net Worth
       ------------------------------------------

       (a) If ST Chatsworth notifies MCUS in writing of its disagreement with the Preliminary Closing Date Balance Sheet within 21 days after receipt thereof, specifying the nature of each disagreement and the basis therefor (the "ST Disapproval Notice"), then ST Chatsworth
                                 ---------------------
            and MCUS shall attempt to resolve their differences with respect thereto within fourteen (14) days after MCUS's receipt of the ST Disapproval Notice, in which case, the Preliminary Closing Date Balance Sheet, as amended to the extent necessary to reflect resolution of all such disagreements, shall be the Closing Date Balance Sheet (as hereinafter defined) and shall be conclusive and binding on ST and MC.

       (b) Any disputes not resolved by ST Chatsworth and MCUS within such 14 day period regarding the Preliminary Closing Date Balance Sheet shall be submitted by the parties promptly after the expiration of the applicable 14-day period to an internationally recognized accounting firm mutually acceptable to both parties, which firm shall not have had a material relationship with either ST Chatsworth or MCUS or any of their respective affiliates within the two years preceding the selection (the "Independent CPA"). Within thirty (30)
                                          ---------------
            days after its acceptance of its appointment as Independent CPA, the Independent CPA shall determine, based solely on presentations by ST Chatsworth and MCUS, and not by independent review, those items in dispute and shall render a written report as to the resolution of each dispute and the resulting calculation of the Closing Date Balance Sheet and the Disk Drive Final Net Worth. Materiality shall not be a basis for rejection of a disputed item in the calculation of the Disk Drive Final Net Worth. In resolving any disputed item, the Independent CPA may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent CPA shall have exclusive jurisdiction over (and resort to the Independent CPA as provided in this Section 3.3) shall be the sole recourse and remedy of the parties against one another or any other person with respect to) any disputes (without prejudice to the parties' rights to claim a breach of any representation or warranty or to indemnification under Section 11 hereof) arising out of or relating to the Preliminary Closing Date Balance Sheet and the Closing Date Balance Sheet; and the Independent CPA's determination (without prejudice to the parties' rights to claim a breach of any representation or warranty or to indemnification under Section 11 hereof) shall be conclusive and binding on the parties and shall be enforceable in a court of law. In the event ST Chatsworth does not deliver the ST Disapproval Notice within 21 days from ST Chatsworth's receipt of the Preliminary Closing Date Balance Sheet, ST Chatsworth shall be deemed to have accepted MCUS's determination and the Preliminary Closing Date Balance Sheet shall be deemed to be the Closing Date Balance Sheet and shall be conclusive and binding (without prejudice to the parties' rights to claim a breach of any representation or warranty or to indemnification under Section 11 hereof) on ST Chatsworth and MCUS.

       (c) MCUS and ST Chatsworth shall bear the fees and expenses of their respective accountants and other representatives. The fees and expenses of the Independent CPA shall be borne equally by MCUS and ST Chatsworth.

3.4    Definition of Closing Date Balance Sheet
       ----------------------------------------

       As used herein, the term "Closing Date Balance Sheet" shall mean:-
                                 --------------------------

       (a) the Preliminary Closing Date Balance Sheet if no ST Disapproval Notice is given by ST Chatsworth within the 21-day period set forth in Section 3.3(a); or

       (b) if the ST Disapproval Notice is given in accordance with Section 3.3(a) and all of the disputed items are resolved by mutual agreement of the parties, the Preliminary Closing Date Balance Sheet, as amended, if necessary, to reflect such resolution of all disputes; or

       (c) if any or all of the disputed items are submitted to the Independent CPA for resolution, the Preliminary Closing Date Balance Sheet, as amended, if necessary, to reflect any resolution of any disputes by mutual agreement of the parties and the resolution of all other disputes by the Independent CPA.

3.5    Application of Accounting Principles
       ------------------------------------

       ST's Accountants in confirming the Disk Drive Final Net Worth shall apply the Accounting Principles.

4.     REPRESENTATIONS AND WARRANTIES OF MCUS
       --------------------------------------

       MCUS makes the following representations and warranties to each of ST Chatsworth and the ST Affiliates (with the intent that the provisions of this Section 4 shall continue to have full force and effect notwithstanding Closing):-

4.1    Information and Corporate Capacity
       ----------------------------------

       (A)  Information
            -----------

            All information in writing which has been given by or on behalf of MC or their agents to ST or their agents before and during the negotiations leading to this Agreement was, when given, and remains to the best of the knowledge of MC true, complete and accurate in all respects and not misleading and that after making all proper enquiries MC is not aware of any fact or matter, not in the public domain, in relation to the Disk Drive Business which would render any such information untrue, incomplete, inaccurate or misleading or might reasonably affect the willingness of ST to purchase the Disk Drive Business or the price at or the terms upon which the purchase is made.

       (B)  Organisation and Qualification of MC
            ------------------------------------

            Each of MCUS and the MC Affiliates is duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except in the case where under the laws of a jurisdiction in which the concept of good standing is inapplicable, as to which no representation or warranty regarding good standing is made). Except for the approval by the shareholders of MCUS of the transactions contemplated hereby, which approval shall be obtained before the Closing, each of MCUS and the MC Affiliates has full corporate power and authority to enter into and perform the transactions contemplated by this Agreement.

       (C)  Authority of MCUS
            -----------------

            (i) This Agreement and each of the Ancillary Documents delivered or to be delivered by MCUS when executed and delivered in accordance with their respective terms will constitute the valid and binding obligations of each of MCUS and the MC Affiliates and shall be enforceable against it in accordance with their respective terms.

            (ii) The execution, delivery and performance of this Agreement and each of the Ancillary Documents delivered or to be delivered by MCUS have been, or when delivered will be, duly authorised by all necessary corporate action of MCUS.

            (iii) The execution, delivery and performance by MCUS of this Agreement or any Ancillary Documents does not and will not with the passage of time or the giving of notice or both:-

                   (aa) result in a breach of or constitute a default by MC or result in any right of termination or other effect adverse to MC under any agreement, lease or instrument pertaining to the Disk Drive Business to which MC is a party or by which any Acquired Asset is bound or affected or under any other agreement binding on MC the effect of which breach or default would hinder, delay, interfere with or prohibit the transactions contemplated by this Agreement;

                   (bb) result in a violation of any law, rule or regulation now in effect to which MC is subject, or any order, writ, judgement, injunction, decree, determination or award, now in effect which is applicable to MC; and

                   (cc) violate any provisions of the memorandum and articles of association or equivalent, or bylaws of MC, as amended.

       (D)  Assets
            ------

            (i) To the best of the knowledge of MCUS after making due and careful inquiries, the Machinery and Equipment conforms to all applicable laws, ordinances and regulations.

            (ii)   Except as listed in Schedule 8 of the Disclosure Schedule,
                                       -------------------------------------
                   MC have good and marketable title to the Acquired Assets, free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title.

            (iii) To the best of the knowledge of MCUS after making due and careful inquiries, the inventories of MC are of a quality and quantity saleable or usable in the ordinary course of MC's business.

            (iv) All of the Acquired Assets are located on the premises owned or leased by MC or on consignment to its customers.

            (v) To the best of the knowledge of MCUS after making due and careful inquiries, the Acquired Assets comprise all assets now used in the Disk Drive Business and which are necessary for the continuation of the Disk Drive Business as now carried on.

            (vi)   The Machinery and Equipment:-

                   (aa) are in a proper state of repair and condition and satisfactory working order;

                   (bb)  have been regularly and properly maintained; and

                   (cc) are adequate for and not surplus to the requirements of the Disk Drive Business.

            (vii)  The Sundry Assets:-

                   (aa) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms;

                   (bb) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms;

                   (cc)  are not subject to any valid set-off or counterclaim;

                   (dd) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the annual financial statements; and

                   (ee) are not the subject of any actions or proceedings brought by or on behalf of MC.

4.2    Real Property
       -------------

       (A)  Environmental Matters
            ---------------------

            (i) The Real Property and the operations thereon and the uses made thereof, are in compliance with all, and are not in violation of any Environmental Laws (as hereinafter defined).

            (ii) There has been no generation, use, treatment, handling, storage or disposal of Hazardous Materials on or from the Real Property by any person (including, without limitation, MC and the past and present officers, employees and agents of MC and all past and present owners, operators and lessees of the Real Property) at any time except in full compliance with all Environmental Laws.

            (iii) The Real Property has not been used at any time by any person in such a manner as to cause a violation of any Environmental Law or to potentially give rise to any liability or obligation for the remediation or restoration of the Real Property or for the treatment, storage, removal, disposal, release, arrangement for removal or disposal or transportation of any Hazardous Materials.

            (iv) None of MCUS or the MC Affiliates has received any notice of, and no circumstances exist that could form the basis of, an Environmental Action (as hereinafter defined) arising out of or relating to the Real Property or the generation, use, treatment, handling, storage or disposal of Hazardous Materials thereon, or the release or transportation of Hazardous Materials thereto or therefrom.

            (v) Each of MCUS and the MC Affiliates has obtained all permits, approvals, licences and other authorisations required under Environmental Laws, such licenses and permits being in full force and effect and is complying in all respects therewith.

            (vi) No employees of MC or its predecessors or any past owner, operator or lessee of the Real Property have been exposed to Hazardous Materials.

            (vii) Each of MCUS and the MC Affiliates has delivered to ST true, complete and correct copies or results of any and all reports, studies or tests in the possession of or initiated by it pertaining to the existence of Hazardous Materials and other environmental concerns on any part of the Real Property or concerning compliance with or liability under Environmental Laws in the operation of the business of MC or as conducted by any prior owner, operator or lessee of the Real Property.

            As used in this Section 4.2 and elsewhere in this Agreement:-

            (a)    The term "Real Property" shall mean the US Real Property (in
                             -------------
                   the event ST Chatsworth exercises the option pursuant to
                   Section 1.3), the US Leasehold (in the event ST Chatsworth exercises the option pursuant to Section 1.3), the Singapore Leasehold and the Thai Land and the Real Property Leases;

            (b)    "Environmental Action" means any administrative, regulatory
                    --------------------
                   or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, including, without limitation:-

                   (aa) any claim by any Governmental or Regulatory Authority (as defined in Section 15.14) for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Law; and

                   (bb) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment;

            (c)    "Environmental Laws" and "Environmental Law" mean any
                    ------------------       -----------------
                   applicable national, federal, provincial, state or local law of any country or any political subdivision thereof, rule, regulation, order, writ, judgement, injunction, decree, determination or award of any jurisdiction relating to the environment or Hazardous Materials; and

            (d)    "Hazardous Materials" means:-
                    -------------------

                   (aa) petroleum or petroleum products, natural or synthetic gas and asbestos in any form;

                   (bb) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" or words of any similar import under any Environmental Law; and

                   (cc) any other substance exposure to which is regulated under any Environmental Law.

       (B)  Violation of Applicable Laws
            ----------------------------

            (i) No notice of violation of any applicable federal, national, provincial, state or local statute, ordinance, order, requirement, law, rule, regulation (including, without limitation, any Environmental Law), or of any covenant, condition, restriction or easement affecting the Real Property with respect to the use or occupancy of the Real Property has been given to MC by any person having jurisdiction over the Real Property or by any other person entitled to enforce the same, or by any private citizen or citizen action group and, to the best knowledge of each of MCUS and the MC Affiliates, no such notice has been given to any other person.

            (ii) To the best of the knowledge of each of MCUS and the MC Affiliates, there is not:-

                   (aa) any intended or proposed federal, national, provincial, state, or local statute, ordinance, order, requirement, law, rule or regulation (including, but not limited to, zoning changes) which may prevent or hinder ST's continued use of the Real Property as heretofore used in the conduct of the Disk Drive Business; or

                   (bb) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation (other than Environmental Actions) pending or threatened in writing against or affecting either the Real Property or the use thereof or that would prevent or hinder ST's continued use thereof in the Disk Drive Business.

       (C)  Title
            -----

            In relation to each Real Property:-

            (i) MCUS or the MC Affiliates as indicated as the owner or lessee of the Real Property in Schedule 5 is the beneficial owner or lessee of and is beneficially entitled to the whole of the proceeds of sale of and has a good and marketable title to the whole of the Real Property.

            (ii) MCUS has in its possession or unconditionally held to its order all the original documents of title and other documents and papers relating to the Real Property.

            (iii) There are no mortgages, charges or debentures (whether legal or equitable and whether fixed or floating), rent charges, liabilities to maintain roadways, liens (whether for costs or to any unpaid vendor or otherwise), annuities or other unusual outgoings or trusts (whether for securing money or otherwise) affecting the Real Property or the proceeds of sale thereof.

            (iv) Except for the lots-tie restriction in relation to the US Real Property and the US Leasehold, the Real Property is not subject to any lease, sub-lease, tenancy, concession, occupancy agreement or similar right, adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, profit a prendre, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) nor is there any agreement or commitment to give or create any of the foregoing and where the Real Property is subject to any such arrangement no breach has occurred of any of the terms thereof and all rights of light, air and support are enjoyed fully is of right.

            (v) The Real Property enjoys access and egress over roads which prior to the date of this Agreement have been adopted by the appropriate highway authority and are maintainable at the public expense. The Real Property drains into a public sewer and is serviced by water, electricity and gas utilities. The pipes, sewers, wires, cables, conduits and other conducting media serving the Real Property connect directly to the mains without passing through land in the occupation and ownership of a third party or if they do, the facilities, easements or rights necessary for the enjoyment and present use of the Real Property are enjoyed on terms which do not entitle any person to terminate or curtail the same.

       (D)  Planning
            --------

            In relation to each Real Property:-

            (i) No development at the Real Property or use of the Real Property has been undertaken in breach of any planning, building or construction legislation or any regulations, by-laws, orders, consents or permissions made or given thereunder.

            (ii) The planning consents and permissions affecting the Real Property are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary and which have been satisfied or fully observed and performed up to the date of this Agreement.

            (iii) There is no resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Real Property or any access or egress, or for the alteration, construction or improvement of any road, sub-way, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining the Real Property or any access or egress.

            (iv) There is no outstanding statutory or informal notice relating to the Real Property or any business carried on thereat or the use thereof.

            (v) To MC's knowledge, there are no encroachments onto the Real Property by any improvements on any adjoining property which would materially and adversely impair the utility of the Real Property for the uses for which it is currently used in the Disk Drive Business.

            (vi) To MC's knowledge, there are no material encroachments onto any adjoining property by any improvements on the Real Property.

       (E)  State and Condition of the Real Property
            ----------------------------------------

            In relation to each Real Property:-

            (i) The buildings and other structures on the Real Property are in good and substantial repair and fit for the purposes for which they are presently used.

            (ii) None of the following has in the past affected the Real Property:-

                   (aa) structural or other defects in the Real Property or the building of which the Real Property is part or in any drains, pipes, wires or services;

                   (bb)  flooding;

                   (cc)  subsidence; and

                   (dd)  rising damp, wet or dry rot or any infestation.

       (F)  Leasehold Properties
            --------------------

            Where the interest of MC in any Real Property is a leasehold interest:-

            (i) Any consent necessary for the grant of the lease under which MC holds its interest in the Real Property (the "Lease") was
                                                                    -----
                   duly obtained and a copy of the consent is with the documents of title and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement unqualified.

            (ii) There is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the Lease on the part of either the relevant landlord or MC and no landlord has refused to accept rent or made any complaint or objection.

            (iii) There are no restrictions in the Lease which prevent the Real Property being used now or in the future for the present or proposed use.

            (iv) No alterations have been made to the Real Property at the expense of MC without all necessary consents and approvals and all such alterations to the Real Property are to be disregarded on rent reviews and do not have to be reinstated at the expiry of the term.

            (v) All steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts.

            (vi) The Lease does not contain any unusual or objectionable covenants or agreements having regard to the use to which the Real Property is currently put.

4.3    General Environmental Matters
       -----------------------------

       (a) MC have obtained all licences which are required under applicable Environmental Laws in connection with the conduct of the Disk Drive Business or the Acquired Assets. Each of such licences is in full force and effect. MC have conducted the Disk Drive Business in compliance in all material respects with the terms and conditions of such licences and with any applicable Environmental Law.

       (b) No order has been issued, no Environmental Claim (as defined in Section 15.14) has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of MC, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by MC to have any licence required under applicable Environmental Laws in connection with the conduct of the Disk Drive Business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material in connection with the Disk Drive Business and to the knowledge of MC there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such order, Environmental Claim, penalty or investigation.

       (c) MC has not transported or arranged for the transportation of any Hazardous Material in connection with the operation of the Disk Drive Business to any location that is:-

            (i) listed on the NPL (as defined in Section 15.14) under CERCLA (as defined in Section 15.14);

            (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS (as defined in Section 15.14) or on any similar state or local list; or

            (iii) the subject of enforcement actions by federal, state or local Governmental or Regulatory Authority that may lead to Environmental Claims against MC or the Disk Drive Business.

       (d) No Hazardous Material generated in connection with the operation of the Disk Drive Business has been recycled, treated, stored, disposed of or released by MC at any location.

4.4    Conduct of the Business
       -----------------------

       No supplier, distributor or customer of MC has notified MC that it intends to discontinue its relationship with MC other than any supplier, distributor or customer, the loss of which would not have a Material Adverse Effect (as defined in Section 4.12).

4.5    Permits and Licences
       --------------------

       (a) MC have obtained all governmental authorisations, licences, permits and orders necessary for the conduct of the Disk Drive Business as presently conducted. MC is not required to have any form of security clearance from any governmental agency in order to conduct the Disk Drive Business in the manner it is presently conducted.

       (b) The execution, delivery and performance by MC of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not:-

            (i) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to,

            (ii) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or

            (iii) result in the creation or imposition of any Lien upon MC or any of the Acquired Assets and under,

            any business licence.

4.6    Financial Statements and Undisclosed Liabilities
       ------------------------------------------------

       (a) MCUS will deliver to ST Chatsworth the audited accounts of MC on a consolidated basis for the twelve months ended 29 December 1995 together with all notes thereto. The foregoing accounts are referred to herein as the "Financial Statements".
                              --------------------

       (b)  The Financial Statements:-

            (i) will present fairly the results of operations of MC as of 29 December 1995 in accordance with the Accounting Principles applied on a consistent basis; and

            (ii)   are based on the books and records of MC.

4.7    Compliance with Laws
       --------------------

       Each of MCUS and the MC Affiliates has been and is, and its business and operations have been and are being conducted, in compliance with all requirements of all applicable statutes, laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, national, provincial, state or local, which are currently in effect and apply to the Disk Drive Business or the Acquired Assets including, without limitation, those relating to fair labour practices and standards, equal employment practices, occupational safety and health, export/import licences or controls, foreign exchange controls, restraint of trade and unfair competition, immigration, and federal procurement. MC has not received any written notice from any person with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing.

4.8    Patents and Patent Applications
       -------------------------------

       (a) All patents and patent applications owned by or licensed to or used by each of MCUS and the MC Affiliates in connection with the Disk Drive Business have been duly filed in or issued by the United States Patent and Trademark Office or the corresponding offices of other countries or other jurisdictions and have been properly maintained in accordance with all applicable provisions of law and administrative regulations in the United States and each such country or other jurisdictions. To the best of the knowledge of MCUS, after making due and careful inquiries, each of MCUS and the MC Affiliates' use of the said patent does not require the consent of any third party. Also the same are freely transferable and are owned exclusively by MC free and clear of any attachments, liens, royalties, encumbrances, adverse claims, licences or any other ownership or other interest of any person whatsoever, including, without limitation, any ownership or other interest of any other affiliate of MC. To the best of the knowledge of MCUS, after making due and careful inquiries, no person has a licence to use any of such patents or any claim which may arise from the existence of such patent application and no outstanding order, decree, judgement or stipulation, and no proceeding charging MC or its affiliates with infringement of any adversely held patent with respect to the Disk Drive Business, has been served upon MC or its affiliates at any time during the 1-year period prior to and ending upon the Closing Date or, except as disclosed by MCUS's patent counsel in its attorney representation letter to ST Chatsworth or its representatives and to the best of MC's knowledge, is threatened to be filed; and to the best of the knowledge of MCUS, after making due and careful inquiries, the continuing conduct of the Disk Drive Business by ST, as heretofore conducted by MC, will not result in the infringement of any patents or patent application or other rights owned by or owed to any third party. To the best knowledge of MC after a review of the current files of MC and their affiliates, no person or entity is infringing upon the patents referred to herein.

       (b) To the best of the knowledge of MCUS, after making due and careful inquiries, each of MCUS and the MC Affiliates owns and has the right to use, free and clear of any claims or rights of any third party, including without limitation, any affiliate of MC, all trademarks, trade names, service marks, brand names, business and product names, logos, trade secrets, customer lists, secret processes, technology, know-how and any other Confidential Information required for or used in the manufacture, sale, distribution or marketing of all products either being or proposed to be manufactured, sold, distributed or marketed by MC and included in the Disk Drive Business, including, without limitation, any products licensed by MC from others in connection with the Disk Drive Business.

       (c) MC is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, manufacturing processes, secret processes, technology, know-how or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of MC. The manufacturing processes, secret processes, know-how and any other intellectual property and confidential information resulting from the development activities engaged in by any employees of MC with respect to the Disk Drive Business is the property of MC.

       (d) Neither MC nor any Transferred Employees of MC is a party to any non-competition agreement or similar agreement with any third party pertaining to the Disk Drive Business.

       (e) MC has not provided to any entities in which MC has a beneficial equity or ownership interest but which are not affiliates ("Investees") any material know-how or technology with respect to
              ---------
            the Disk Drive Business and to the knowledge of MC, no Investees have any material know-how or technology with respect to the Disk Drive Business.

4.9    Insolvency
       ----------

       (a) No order has been made or petition presented or resolution passed for the winding up of MC or for the appointment of a provisional liquidator to MC or for an administration order to be made in respect of MC and no meeting has been convened for the purposes of winding up MC.

       (b) No receiver or receiver and manager has been appointed by any person and no steps have been taken for the appointment of a receiver or a receiver and manager over the whole or any part of the business or assets of MC.

       (c) There is no unfulfilled or unsatisfied judgement or court order outstanding against MC.

       (d) No judicial management order has been made and no petition for such an order has been presented in respect of MC.

       (e) No distress, charging order, garnishee order, execution or other process has been levied against MC or the Acquired Assets and no action has been taken to repossess any of the Acquired Assets.

       (f) MC has not made or proposes to make any arrangement or composition with its creditors or any class of its creditors.

4.10   Affiliate Transactions
       ----------------------

       (a) No officer, director, affiliate or associate of MC or any associate of any such officer, director or affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Disk Drive Business.

       (b) The Disk Drive Business does not provide or cause to be provided any assets, services or facilities to any such officer, director, affiliate or associate.

4.11   Litigation
       ----------

       (a) There are no actions or proceedings pending or, to the knowledge of MC, threatened against, relating to or affecting MC with respect to the Disk Drive Business or any of the Acquired Assets which:-

            (i) could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Documents or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Ancillary Documents to ST; or

            (ii) if determined adversely to MC, could reasonably be expected to result in any injunction or other equitable relief that would interfere in any material respect with the Disk Drive Business.

       (b) There are no facts or circumstances known to MC that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to Section 4.11(a).

       (c) There are no orders outstanding against MC with respect to the Disk Drive Business.

4.12   Absence of Changes
       ------------------

       Since 29 December 1995, MC has conducted the Disk Drive Business only in the ordinary course, and MC has not (in connection with or pertaining to the Disk Drive Business), as of the date hereof and as of the date of the Closing, either directly or indirectly:-

       (a) suffered any change in the financial condition, assets, liabilities of the Disk Drive Business, whether or not arising in the ordinary course of business, which change by itself or in conjunction with any or all other such changes has a Material Adverse Effect (the term "Material Adverse Effect" shall mean a material adverse effect
                  -----------------------
            on the business or financial condition of the Disk Drive Business, excluding any general economic, market or industry changes);

       (b) incurred any obligation or liability (absolute, accrued, contingent or otherwise) with respect to the Disk Drive Business other than liabilities in the ordinary course of business consistent with past practice;

       (c) permitted any Acquired Assets to become subject to any Lien, mortgage, pledge or encumbrance other than in the ordinary course of business;

       (d)  (i)    purchased, sold, assigned, transferred, abandoned or
                   otherwise disposed of any asset of the Disk Drive Business other than in the ordinary and normal course of its business consistent with past practice; or

            (ii) cancelled any debts or claims of the Disk Drive Business, other than in the ordinary and normal course of business consistent with past practice;

       (e) entered into any transaction or agreement other than in the ordinary and normal course of the Disk Drive Business consistent with past practice;

       (f) entered into any compromise or settlement of any litigation or governmental investigation relating to the Disk Drive Business or the Acquired Assets;

       (g) suffered any damage, destruction or loss to the Acquired Assets, whether or not covered by insurance, which has a Material Adverse Effect;

       (h) made or suffered any amendment, modification or termination of any of the Assumed Contracts which has a Material Adverse Effect;

       (i) received notice or acquired knowledge of any labour trouble, difficulty, dispute or organizing effort involving employees of the Disk Drive Business;

       (j) entered into any lease or sub-lease, pledge or hypothecation of any Acquired Asset; or

       (k) (except where it has given written notice thereof to ST) suffered any loss of employees, customers or suppliers that has a Material Adverse Effect on the Disk Drive Business or been advised by any customer or supplier that such customer or supplier intends to discontinue its relationship with MC with respect to the Disk Drive Business.

4.13   Employee Benefit Plans
       ----------------------

       In relation to all employee benefit plans, agreements, policies, arrangements and understandings (whether or not written) relating to employee benefits provided to the Business Employees (as defined in
       Section 10.7), including, without limitation, all plans, agreements, arrangements, policies or understandings relating to sick pay, vacation pay or severance pay, deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, disability benefits, insurance benefits and all other employee benefits or fringe benefits (individually referred to as "a Plan" and collectively referred
                                              ------
       to as the "Plans").
                  -----

       (a) True, correct and complete copies of each such Plan (or in the case of any unwritten Plan, a description thereof) have been furnished to ST.

       (b) Each Plan has been administered and operated in accordance with its terms and applicable law.

       (c) Full payment has been made of all amounts which MC was required, under the terms of any of the Plans, to have paid as contributions to such Plans on or prior to the date hereof. There are no accrued liabilities under any Plans, programmes or practices maintained on behalf of the employees of MC which are not provided for on their books or financial statements or which have not been fully provided for by contributions to such Plans, programmes, or practices.

       (d) Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the best of MC's knowledge, threatened, nor, to the best of MC's knowledge does there exist any basis therefor, which would result in any liability with respect to any Plan of MC.

       (e) MC does not maintain any employee welfare benefit plans which provide post-retirement benefits to employees.

4.14   Governmental and Other Approvals
       --------------------------------

       MC is not required to obtain or make any application for any approval, licence or permit from or take other action or effect any filing with, any foreign or domestic, federal, national, provincial, state, municipal or other governmental body, commission, board, department or agency or third party in order to execute this Agreement and/or consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

4.15   Brokerage
       ---------

       MCUS agree to indemnify and hold ST harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of MC in connection with the transactions contemplated herein.

4.16   Labour Relations
       ----------------

       None of the Business Employees is covered by a collective bargaining agreement between a collective bargaining unit, trade union, works council, or other employees' association and MC.

4.17   Warranties in Respect of Micropolis Thailand
       --------------------------------------------

       (a) MCUS hereby makes the representations and warranties contained in Sections 4.1 to 4.16 in respect of Micropolis Thailand insofar as the same would be applicable as if the assets, business, undertaking and liabilities of such company were being acquired by ST.

       (b) In respect of Micropolis Thailand, MCUS hereby warrants and represents to ST that:-

            (A)    Debts to, contracts with, connected persons
                   -------------------------------------------

                   (i)   There are:-

                         (aa) no loans made by Micropolis Thailand to its shareholder and/or any director of Micropolis Thailand;

                         (bb) no debts owing to Micropolis Thailand by its shareholder and/or any director of Micropolis Thailand;

                         (cc) except in relation to inter-company balances, no debts owing by Micropolis Thailand other than debts which have arisen in the ordinary course of business; and

                         (dd) no securities for any such loans or debts as aforesaid.

                   (ii) There are no existing contracts or engagements to which Micropolis Thailand is a party and in which any director of Micropolis Thailand is interested.

            (B)    Accounts receivable
                   -------------------

                   (i) None of the accounts receivable which are included in the audited accounts (the "Audited Accounts") of
                                                    ----------------
                         Micropolis Thailand for the year ended 29 December 1995 (the "Balance Sheet Date") or which have subsequently
                               ------------------
                         arisen have been outstanding for more than three (3) months from their due dates for payment and all such debts have realized or will realize in the normal course of collection their full value as included in the Audited Accounts or in the books of Micropolis Thailand after taking into account the provisions for bad and doubtful debts in the Audited Accounts.

                   (ii) No part of the amounts included in the Audited Accounts or in the books of Micropolis Thailand as due from debtors has been released on terms that any debtors pays less than the net book value after any provisions made in the Audited Accounts as at the Balance Sheet Date or has been written off or has proved to any extent to be irrecoverable or is now regarded as being irrecoverable.

            (C)    Insurance
                   ---------

                   All the assets of Micropolis Thailand which are of an insurable nature have at all material times been and are as at the date hereof insured in amounts reasonably regarded as adequate against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and Micropolis Thailand has at all material times been, and is at the date hereof, adequately covered against accident, third party errors and omissions and other risks normally covered by insurance by such companies. The particulars of the insurance of Micropolis Thailand which have been supplied to ST are true and correct. In respect of all such insurances:-

                   (i)   all premiums have been duly paid; and

                   (ii) all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party.

            (D)    Title to assets
                   ---------------

                   All assets of Micropolis Thailand and all debts due to it which are included in the Audited Accounts or have otherwise been represented as being the property of or due to Micropolis Thailand or at the Balance Sheet Date used or held for the purposes of its business were at the Balance Sheet Date the absolute property of Micropolis Thailand and (save for those subsequently disposed of or realized in the ordinary course of trading) all such assets and all assets and debts which have subsequently been acquired or arisen are as at the date hereof the absolute property of Micropolis Thailand free from all and any encumbrance of whatever nature and there are no circumstances under which by operation of law or otherwise Micropolis Thailand's title, right or interest in and to such assets may be adversely affected in any way whatsoever.

            (E)    Books and records
                   -----------------

                   The records, statutory books and books of account of Micropolis Thailand are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered to or made to the relevant authority in Thailand have been duly and correctly delivered or made.

            (F)    Options on capital
                   ------------------

                   (i) MCUS is entitled to sell and transfer to ST the full legal and beneficial ownership of the total issued share capital of Micropolis Thailand on the terms of this Agreement without the consent of any third party.

                   (ii) No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of Micropolis Thailand under any option or other agreement (including conversion rights and rights of pre-emption) and there are no claims, charges, liens, equities or encumbrances on the share capital of Micropolis Thailand.

            (G)    Subsidiaries and associated companies
                   -------------------------------------

                   (i) Micropolis Thailand has no subsidiaries or associated companies (that is to say a company in which Micropolis Thailand has not less than 20 per cent of its issued share capital and in whose commercial and financial policy decisions Micropolis Thailand participates) and is not a partner in any partnership.

                   (ii) Micropolis Thailand does not carry on any business outside Thailand.

                   (iii) Micropolis Thailand has not, other than in the ordinary course of business, made any material investment in, or material advance of cash to, guarantee of indebtedness of, or other extension of credit to any company.

            (H)    Statutory and other requirements, consents and licenses
                   -------------------------------------------------------

                   (i) All statutory and other requirements applicable to the carrying on of the business of Micropolis Thailand as now carried on, and all conditions applicable to any licences and consents involved in the carrying on of such business, have been complied with and MCUS is not aware (after making due and careful enquiries) of any breach thereof or of any intended or contemplated refusal or revocation of any such licence or consent.

                   (ii) No notice has been issued and received and, to the knowledge of MCUS, no investigation or review is pending or threatened by any governmental or self-regulatory entity:-

                         (aa) with respect to any alleged violation by Micropolis Thailand or, to the best knowledge of MCUS, any officer, director or employee of Micropolis Thailand, of any law, ordinance, rule, regulation, order, policy or guideline of any governmental or self-regulatory entity, the sanction for which violation could be reasonably expected to have a Material Adverse Effect on the business, assets or prospects or the financial condition or the results of operations of Micropolis Thailand; or

                         (bb) with respect to any alleged failure to have all permits, certificates, licences, registrations, approvals and other authorisations required in connection with the operation of the business of Micropolis Thailand, the absence of which may have a Material Adverse Effect on the business, assets or prospects or the financial condition or the results of operations of Micropolis Thailand.

                   (iii) The Promotion Certificate of the Board of Investment
                         No. 1555 issued to Micropolis Thailand is valid and has not been revoked and Micropolis Thailand is not in breach of the Promotion Certificate and has complied with all the terms and conditions of the Promotion Certificate.

            (I)    The Audited Accounts
                   --------------------

                   (i) The Audited Accounts have been prepared in accordance with all applicable laws and on a consistent basis in accordance with accounting principles, standards and practices generally accepted at the date hereof in Thailand so as to give a true and fair view of the state of affairs of Micropolis Thailand at the Balance Sheet Date and of the profits or losses for the period concerned and as at that date make:-

                         (aa)  full provision for all actual liabilities;

                         (bb) proper provision (or note in accordance with good accountancy practice) for all contingent and disputed liabilities;

                         (cc) provision reasonably regarded as adequate for all bad and doubtful debts; and

                         (dd) due provision for depreciation and amortisation and any obsolescence of assets.

                   (ii) Full provision or reserve has been made in the Audited Accounts for all taxation liable to be assessed on Micropolis Thailand or for which it is or may become accountable in respect of:-

                         (aa) profits, gains or income (as computed for taxation purposes) arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date;

                         (bb) any transactions effected or deemed to be effected on or before the Balance Sheet Date or provided for in the Audited Accounts; and

                         (cc) distributions made or deemed to be made on or before the Balance Sheet Date or provided for in the Audited Accounts.

                   (iii) Proper provision or reserve for deferred taxation in accordance with accounting principles and standards generally accepted at the date hereof in Thailand has been made in the Audited Accounts.

                   (iv) The profits of Micropolis Thailand as shown by the Audited Accounts have not been affected to a material extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low.

            (J)    Taxation
                   --------

                   There is no liability for Taxes in respect of which a claim could be made against Micropolis Thailand (other than as specifically provided for in the Audited Accounts and other than taxes on income arising from transactions entered into in the ordinary course of business after the Balance Sheet
                   Date)
                   and there are no circumstances likely to give rise to such a Liability.

            (K)    Contributions
                   -------------

                   (i) All deductions and payments required to be made by Micropolis Thailand in respect of contributions (including employer's contributions) to any relevant competent authority have been so made.

                   (ii) Proper records have been maintained in respect of all such deductions and payments and all regulations applicable thereto have been complied with.

            (L)    Tax returns
                   -----------

                   (i) Micropolis Thailand has duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of taxation and all such returns, notices, accounts and information (and all other information supplied to the inland revenue or the customs and excise or other fiscal authority concerned for any such purpose) have been correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any material respect by the fiscal authority concerned and there is not in existence any fact which might be the occasion of any such dispute or of any claim for taxation in respect of any financial period down to and including the Balance Sheet Date not provided for in the Audited Accounts.

                   (ii) Without limiting the generality of Section 4.17(b)(L)(i), except as disclosed in the audited accounts for the period ending 29 December 1995, the tax returns of Micropolis Thailand have at all times been correct and on a proper basis and no taxes, levies or duties, including but not limited to goods and services tax, value added tax, sales tax and property tax, if any, are the subject of any arrears or other dispute with the fiscal authorities in Thailand or elsewhere and there is no liability to taxation in respect of which a claim could be made against Micropolis Thailand and there are no circumstances likely to give rise to such a claim.

                   (iii) All documents the enforcement of which Micropolis
                         Thailand may be interested in and which are subject to ad valorem stamp duty have been duly stamped and no document belonging to Micropolis Thailand which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which relief has been obtained will become payable.

                   (iv) Micropolis Thailand has not received any tax concession, relief or other special tax treatment, whether in relation to its assets or the business carried on by it or otherwise which, if revoked or otherwise removed, will or may give rise to any additional liability to taxation and, to the extent that Micropolis Thailand has received any such tax concession, relief or other special tax treatment, there are not in existence any facts or circumstances which will or may lead to the revocation or removal of the same.

4.18   Warranties in Respect of Purchased Companies
       --------------------------------------------

       In the event ST Chatsworth elects to purchase the total issued share capital of each or any of the Purchased Companies pursuant to the option in Section 1.2:-

       (a) MCUS hereby makes the representations and warranties contained in Sections 4.1 to 4.16 in respect of the Purchased Company whose share capital is to be purchased insofar as the same would be applicable as if the assets, business, undertaking and liabilities of such companies were being acquired by ST; and

       (b) in respect of the Purchased Company whose share capital is to be purchased, MCUS warrants and represents to ST in the terms of
            Section 4.17(b) mutatis mutandis and all references therein to Micropolis Thailand shall be construed as references to the Purchased Company whose share capital is to be purchased and all references therein to Thailand shall be construed as references to the country of incorporation of the Purchased Company whose share capital is to be purchased.

4.19   Trade Payables
       --------------

       The Trade Payables:-

       (a) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms;

       (b) are legal, valid and binding obligations of MC enforceable in accordance with their terms;

       (c)  are not subject to any valid set-off or counterclaim; and

       (d)  will be paid on normal credit terms.

4.20   Disclosure
       ----------

       No representation or warranty in this Section 4 and the Disclosure Schedule, and no statement contained therein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect.

5.     REPRESENTATIONS AND WARRANTIES OF ST
       ------------------------------------

       ST Chatsworth hereby makes the following representations and warranties to MCUS:-

5.1    Organisation and Qualification of ST
       ------------------------------------

       ST Chatsworth is duly organised and validly existing under the laws of Singapore. ST Chatsworth has full corporate power and authority to enter into and perform the transactions contemplated by this Agreement.

5.2    Authority
       ---------

       This Agreement and each of the Ancillary Documents delivered or to be delivered by ST Chatsworth or a ST Affiliate will constitute the valid and binding obligation of ST Chatsworth or such ST Affiliate, as appropriate, when executed and delivered in accordance with its terms, and shall be enforceable against ST Chatsworth or such ST Affiliate in accordance with their respective terms, except to the extent such enforceability:-

       (a) may be limited by bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors' rights generally;

       (b)  is subject to equitable principles generally.

       The execution, delivery and performance of this Agreement and of the Ancillary Documents delivered or to be delivered by ST Chatsworth or such ST Affiliate have been, or when delivered will be, duly authorised by all necessary corporate action of ST Chatsworth or such ST Affiliate. The execution, delivery and performance by ST Chatsworth or such ST Affiliate, as the case may be, of this Agreement or any Ancillary Documents does not and will not with the passage of time or the giving of notice or both:-

       (a) violate any provisions of the memorandum and articles of association or equivalent, or bylaws of ST Chatsworth or the ST Affiliate; or

       (b) require any approval, consent or waiver of, or filing with, any entity, private or governmental except such approvals which are required under Section 8.4.

6.     COVENANTS OF MCUS PRIOR TO CLOSING
       ----------------------------------

       MCUS covenants and agrees as follows throughout the period from the date hereof through and including the Closing:-

6.1    Restrictions
       ------------

       Except as may be otherwise contemplated by this Agreement or except as ST Chatsworth may otherwise consent to in writing, MCUS shall cause the Disk Drive Business in all material respects to be conducted in the ordinary course of business and in substantially the same manner in which such business and operations have been previously conducted prior to the date hereof and shall:-

       (a) deliver or make, duly and correctly all accounts, documents and returns required by applicable law to be made to such authorities as is appropriate;

       (b) conduct its business and affairs in all material respects in accordance with its memorandum and articles of association or equivalent and all applicable laws and regulations of any country in which it operates;

       (c) keep ST Chatsworth informed and consult with ST Chatsworth on all material proposals and matters affecting or potentially affecting the Disk Drive Business;

       (d) hold meetings from time to time with the representatives of ST Chatsworth at such times as may be requested by ST Chatsworth on reasonable notice in order that ST Chatsworth may be informed as to the progress of the Disk Drive Business;

       (e)  use all efforts to:-

            (i) preserve intact the present business organisation and reputation of the Disk Drive Business;

            (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the employees;

            (iii) maintain the Acquired Assets in good working order and condition, ordinary wear and tear excepted;

            (iv) maintain the goodwill of customers, suppliers, lenders and other persons to whom MC sell goods or provide services or with whom MC otherwise have significant business relationships in connection with the Disk Drive Business; and

            (v) continue all current sales, marketing and promotional activities relating to the Disk Drive Business; and

       (f)  except to the extent required by applicable law:-

            (i) cause the Disk Drive Business books and records to be maintained in the usual, regular and ordinary manner, and

            (ii) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of MC that would adversely affect the Disk Drive Business, the Acquired Assets and the Assumed Liabilities.

6.2    Matters Pending Closing
       -----------------------

       Without limiting the generality of Section 6.1 with respect to the Disk Drive Business throughout the period from the date hereof through and including the Closing, MCUS shall not (except with the prior written consent of ST Chatsworth) cause or permit MC to:-

       (a) suffer or permit any event or condition within MC's control which will have a Material Adverse Effect on the Disk Drive Business or the Acquired Assets;

       (b) effect any dissolution, winding up, liquidation or termination of MC;

       (c) effect any merger or consolidation of MC unless MC is the survivor thereof;

       (d) institute, settle or dismiss any litigation, claim or other proceeding with respect to the Disk Drive Business or the Acquired Assets before any court or governmental agency;

       (e) make any change in the memorandum and articles of association or equivalent, or bylaws of MC which would hinder, delay or prohibit the transactions contemplated by this Agreement;

       (f) dispose of or agree to dispose of any interest in the Disk Drive Business or grant any option or right of pre-emption over, or mortgage, charge or otherwise encumber the assets of the Disk Drive Business including the Acquired Assets;

       (g) take any action which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated hereunder;

       (h) enter into any transaction, agreement, contract, commitment or arrangement:-

            (i) which involves or is likely to involve negotiations or resources on the Disk Drive Business of an unusual or exceptional nature; or

            (ii) which is not in the ordinary course of business and on arm's length terms;

       (i) amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any contract in relation to the Disk Drive Business;

       (j) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under any term or provision of any contract in relation to the Disk Drive Business;

       (k) fail to take any action required to maintain any of its insurances in force or knowingly do anything to make any policy of insurance void or voidable;

       (l) make or agree to make any change in the nature or organisation of the Disk Drive Business;

       (m) make any material change to the accounting procedures or principles by reference to which its accounts are drawn up otherwise than as required by any accounting standards authorities;

       (n) borrow any money or agree to (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting as at the date of this Agreement);

       (o) incurring, purchasing, cancelling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of MC under, any liability of or owing to MC in connection with the Disk Drive Business, other than in the ordinary course of business consistent with past practice;

       (p) make or agree to make any capital commitment, including for this purpose, the acquisition of any capital asset under a finance lease;

       (q) create, grant or issue, agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities or give or agree to give any guarantees or indemnities; and

       (r) engaging in any transaction with respect to the Disk Drive Business with any officer, director, affiliate or associate of MC, or any associate of any such officer, director or affiliate or in relation to the system business, either outside the ordinary course of business consistent with past practice or other than on an arm's length basis.

6.3    Notice of Breach
       ----------------

       To the extent MCUS obtains knowledge that any of the representations or warranties contained in Section 4 would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, MCUS shall notify ST Chatsworth in writing promptly of such fact and MCUS shall or shall procure the MC Affiliates to exercise their best efforts to remedy the same.

6.4    Access
       ------

       MCUS shall or shall procure the MC Affiliates to provide ST and ST's solicitors, auditors, environmental consultants and appraisers, officers, directors, employees, agents, financial advisors, consultants and other representatives, with such information as ST may from time to time reasonably request with respect to the Disk Drive Business and the transactions contemplated by this Agreement, and shall provide ST and such representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Disk Drive Business as ST may from time to time reasonably request.

6.5    Authorisation from Others
       -------------------------

       MCUS will or will procure the MC Affiliates to:-

       (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authority or any other person required of MC to consummate the transactions contemplated hereby and by the Ancillary Documents;

       (b) provide such other information and communications to such Governmental or Regulatory Authority or other persons as ST or such Governmental or Regulatory Authority or other persons may reasonably request in connection therewith; and

       (c) co-operate with ST as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authority or other persons required of ST to consummate the transactions contemplated hereby and by the Ancillary Documents and in connection with the voluntary notice to CFIUS (as defined in Section 15.14). MCUS will provide prompt notification to ST when any such consent, approval, action, filing or notice referred to in Section 6.5(a) is obtained, taken, made or given, as applicable, and will advise ST of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Documents.

6.6    HSR Filings
       -----------

       In addition to and not in limitation of MCUS's covenants contained in
       Section 6.5, MCUS will:-

       (a) take promptly all actions necessary to make the filings required or MC under the HSR Act (as defined in Section 15.14);

       (b) comply at the earliest practicable date with any request for additional information received by MC from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act; and

       (c) co-operate with ST in connection with ST's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general and CFIUS under the Exon-Florio Amendment (as defined in Section 15.14) of the transactions contemplated by this Agreement and by the Ancillary Documents and, in connection therewith, provide CFIUS with such information concerning the transactions contemplated by this Agreement and the Ancillary Documents as is reasonably necessary or desirable.

6.7    Consummation of Agreement
       -------------------------

       MCUS and ST Chatsworth shall use their reasonable efforts and due diligence to satisfy all conditions to the Closing to the end that the transactions contemplated by this Agreement shall be fully carried out.

6.8    Relationships with Customers and Suppliers
       ------------------------------------------

       MCUS shall and shall procure the MC Affiliates to use their best efforts to keep available until the Closing its key employees and shall not make any material variation to the terms and conditions of employment of such employees and to maintain its relationship with material customers, distributors and suppliers and other persons having material business dealings with it such that the Disk Drive Business will not be impaired.

6.9    Defective Disk Drives
       ---------------------

       MCUS shall notify ST Chatsworth on a weekly basis of the number of disk drives that are returned by customers for after-sales service or to meet warranty claims or the subject of complaint by customers and a reasonably detailed description of the reason for the return of the disk drives.

6.10   Stock Verification
       ------------------

       MCUS shall conduct a joint stock verification exercise with ST Chatsworth of the Machinery and Equipment and Inventory as of the Closing Date. Provided that the stock verification exercise shall not in any way relieve or discharge MCUS from any liability for breach of warranty or otherwise which would have arisen under this Agreement.

6.11   Inventory for System Business
       -----------------------------

       MCUS shall ensure that at the Closing the finished goods inventory sold or transferred to or otherwise in the possession or control of its system business shall not exceed the value of US$4,000,000.

6.12   Balance Sheet For Disk Drive Business
       -------------------------------------

       MCUS shall at Closing provide ST Chatsworth with a list of the Acquired Assets owned by, belonging to or to be sold by it and the relevant MC Affiliate and the country of location of the relevant Acquired Assets.

6.13   Financial Statement of Disk Drive Business
       ------------------------------------------

       MCUS shall at Closing deliver to ST Chatsworth the audited accounts of MCUS on a consolidated basis for the twelve months ended 29 December 1995 together with all notes thereto and a division of the audited accounts between the Disk Drive Business and the system business and an analysis supporting such division.

6.14   List of Acquired Assets
       -----------------------

       On or before 1 February 1996, MCUS shall deliver to ST Chatsworth a detailed list of all the Acquired Assets together with copies of the relevant contract, agreement or document in relation thereto as ST Chatsworth may require to identify the Acquired Assets.

6.15   Accounts of Purchased Companies
       -------------------------------

       MCUS shall on or before 29 February 1996 deliver to ST Chatsworth the audited accounts of Micropolis Thailand and each of the Purchased Companies for the year ending 29 December 1995.

6.16   Inventory for Evaluation
       ------------------------

       MCUS shall obtain the written consent of ST Chatsworth prior to sending any inventory to any customer for evaluation.

6.17   Purchase of Issued Share Capital
       --------------------------------

       In relation to Micropolis Thailand and each of the Purchased Companies which ST Chatsworth has elected to purchase the issued share capital, MCUS shall not and shall ensure that without the prior written consent of ST Chatsworth:-

       (a) no dividend or other distribution will be declared, made or paid to its members;

       (b) no material change will be made in the basis of the emoluments or other terms of employment of its directors or any of its employees; and

       (c) it has not terminated the lease in relation to any of the premises where the business of the relevant companies are carried on.

7.     COVENANTS OF ST CHATSWORTH
       --------------------------

7.1    Regulatory and Other Approvals
       ------------------------------

       ST Chatsworth will:-

       (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authority or any other person required of ST Chatsworth to consummate the transactions contemplated hereby and by the Ancillary Documents;

       (b) provide such other information and communications to such Governmental or Regulatory Authority or other persons as MCUS or such Governmental or Regulatory Authority or other persons may reasonably request in connection therewith; and

       (c) co-operate with MCUS as promptly as practicable in obtaining a consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authority or other persons required of MCUS to consummate the transactions contemplated hereby and by the Ancillary Documents. ST Chatsworth will provide prompt notification to MCUS when any such consent, approval, action, filing or notice referred to in Section 7.1(a) is obtained, taken, made or given, as applicable, and will advise MCUS of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Documents.

7.2    HSR Filings
       -----------

       In addition to and without limiting ST Chatsworth's covenants contained in Section 7.1, ST Chatsworth will:-

       (a) take promptly all actions necessary to make the filings required of ST Chatsworth under the HSR Act;

       (b) comply at the earliest practicable date with any request for additional information received by ST Chatsworth from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act; and

       (c) co-operate with MCUS in connection with MCUS's filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general and CFIUS under the Exon-Florio Amendment of the transactions contemplated by this Agreement and by the Ancillary Documents and, in connection therewith, provide CFIUS with such information concerning the transactions contemplated by this Agreement and the Ancillary Documents as is reasonably necessary or desirable.

7.3    Maintenance of Goodwill
       -----------------------

       ST Chatsworth shall use such reasonable efforts to assist MCUS to maintain the goodwill of the Disk Drive Business, including making visits to the suppliers and customers.

8.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ST CHATSWORTH TO CLOSE
       -----------------------------------------------------------------

       The obligation of ST Chatsworth to acquire the Acquired Assets and assume the Assumed Liabilities as contemplated hereby shall be subject to the fulfilment, on or prior to the Closing Date, unless otherwise waived, in whole or in part, in writing by ST Chatsworth, of the following conditions:-

8.1    Representations and Warranties
       ------------------------------

       The representations and warranties of MCUS set forth in Section 4 hereof shall be true and correct in all respects when made and shall be true and correct in all respects on the Closing Date as if made on and as of such date, except to the extent that such representations and warranties were made as of a specified date as to such representations and warranties the same shall continue on the Closing Date to have been true as of the specified date.

8.2    Performance of Covenants
       ------------------------

       MCUS shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and ST Chatsworth shall have received a certificate to such effect, executed by MCUS and dated as of the Closing Date, in form satisfactory to ST Chatsworth. Notwithstanding the provisions of Sections 8.1 and 8.2 hereof, ST Chatsworth shall be entitled to enforce, without regard to materiality, the representations, warranties, agreements, covenants and obligations which are made by MCUS herein and which are not, by their terms, qualified as to materiality.

8.3    Orders and Laws
       ---------------

       There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Documents or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Ancillary Documents to ST and there shall not be pending or threatened on the Closing Date any action or proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability to ST or the transactions contemplated by this Agreement or any of the Ancillary Documents of any such law.

8.4    Regulatory Consents and Approvals
       ---------------------------------

       All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit ST and MCUS to perform their obligations under this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby:-

       (a)  shall have been duly obtained, made or given;

       (b) shall be in form and substance reasonably satisfactory to ST Chatsworth;

       (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived; and

       (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including under the HSR Act, shall have occurred, including without limitation, the approval of MCUS's stockholders of the transactions contemplated hereby, and ST shall have been furnished with copies of all applicable resolutions certified by the Secretary or Assistant Secretary or other appropriate officer of MCUS.

8.5    Delivery of Certificates and Documents to ST Chatsworth
       -------------------------------------------------------

       MCUS shall have delivered, or caused to be delivered to ST Chatsworth the certificates as to the legal existence and corporate good standing of each of MCUS and the MC Affiliates and copies of their respective memorandum and articles of association, or equivalent, as amended, issued or certified by the Secretary or Assistant Secretary or other appropriate officer of MCUS (except for any jurisdiction in which the concept of good standing is inapplicable).

8.6    Exon-Florio Amendment
       ---------------------

       ST Chatsworth shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement and the Ancillary Documents.

8.7    Pledge
       ------

       That the pledge in favour of the CIT Group/Business Credit Inc, over all the assets of MC and all other Liens shall be discharged to the extent that the Acquired Assets shall cease to be subject to such pledge on or prior to Closing.

8.8    Damage or Destruction
       ---------------------

       MC shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity or casualty to an extent that would materially interfere with the conduct of the Disk Drive Business or materially impair the value of the Disk Drive Business as a going concern, regardless of whether any such loss or losses have been insured against.

8.9    Title Insurance
       ---------------

       In the event ST Chatsworth exercises the option to purchase the US Real Property, ST Chatsworth shall have received a policy of title insurance on forms of and issued by one or more title companies reasonably satisfactory to ST Chatsworth insuring the title of MCUS to the US Real Property, subject only to such exceptions as are reasonably satisfactory to ST Chatsworth, and MCUS shall have paid to such title companies all expenses and premiums of such title companies in connection with the issuance of such policies.

8.10   Completion of Due Diligence
       ---------------------------

       The completion of a due diligence investigation on each of MCUS and the MC Affiliates (including, without limitation):-

       (a) an audit of the financial condition of Micropolis Thailand and each of the Purchased Companies whose issued share capital is to be purchased by ST Chatsworth; and

       (b) a legal and financial analysis of each of MCUS and the MC Affiliates and the Acquired Assets and the Assumed Liabilities on or before Closing,

       and the result of such due diligence exercise being satisfactory to ST Chatsworth.

       Provided that if ST Chatsworth shall not have informed MCUS to the contrary on or before 29 February 1996, it shall be deemed to be satisfied with the said due diligence.

8.11   Approval of Board of Directors
       ------------------------------

       The approval by the board of directors of ST Chatsworth of the purchase or the Disk Drive Business by ST Chatsworth and the entry into this Agreement by ST Chatsworth.

9.     CONDITIONS PRECEDENT TO OBLIGATIONS OF MCUS TO CLOSE
       ----------------------------------------------------

       The obligation of MCUS to sell or procure the MC Affiliates to sell the Acquired Assets as contemplated hereby shall be subject to the fulfilment, on or prior to the Closing Date, unless otherwise waived in writing by MCUS of the following conditions:-

9.1    Approval of Board of Directors
       ------------------------------

       The approval of the board of directors of MCUS of the sale of the Disk Drive Business by MCUS and the entry into this Agreement by MCUS.

9.2    Approval of MCUS Stockholders
       -----------------------------

       The stockholders of MCUS shall have approved the transactions contemplated hereby.

9.3    Delivery of Certificates and Documents to MCUS
       ----------------------------------------------

       ST Chatsworth shall have delivered, caused to be delivered, to MCUS the certificates as to the legal existence and corporate good standing of ST Chatsworth and the ST Affiliate and copies of their respective memorandum and articles of association or equivalent, as amended, issued or certified by the Secretary or Assistant Secretary or other appropriate officer of ST Chatsworth or the ST Affiliate as appropriate (except for any of such entities organised under the laws of a jurisdiction in which the concept of good standing is inapplicable).

9.4    Exon-Florio Amendment
       ---------------------

       ST Chatsworth shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement and the Ancillary Documents.

9.5    Orders and Laws
       ---------------

       There shall not be in effect on the Closing Date any order or law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Documents or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Ancillary Documents to MCUS and there shall not be pending or threatened on the Closing Date any action or proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability to MCUS or the transactions contemplated by this Agreement or any of the Ancillary Documents of any such law.

9.6    Regulatory Consents and Approvals
       ---------------------------------

       All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit MC and ST to perform their obligations under this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby:-

       (a)  shall have been duly obtained, made or given;

       (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived; and

       (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including under the HSR Act, shall have occurred.

10.    CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING
       ----------------------------------------------------

10.1   Survival of Representations, Warranties, Agreements, Covenants and
       ------------------------------------------------------------------
       Obligations
       -----------

       All representations, warranties, agreements, covenants and obligations herein or in any exhibit, schedule, certificate or financial statement delivered by any party to another party incident to the transactions contemplated in this Agreement or in any Ancillary Document shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation made by any party hereto, and the sale and purchase of the Acquired Assets and payment therefor.

10.2   Further Assurances
       ------------------

       From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take such other action or arrange for such other actions as the other parties may reasonably request in order to evidence the consummation of the transactions contemplated hereby and to further effectuate the transactions contemplated by this Agreement.

10.3   Publicity and Disclosures
       -------------------------

       No press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the prior knowledge and written consent of MCUS and ST Chatsworth, provided that either MCUS or ST Chatsworth may make such disclosures as are required by law or the rules and regulations of any stock exchange on which their shares are quoted after notice to, and, to the extent practicable, consultation with, the other.

10.4   Further Co-operation of the Parties
       -----------------------------------

       (a) MCUS and ST Chatsworth agree to use their reasonable efforts and cooperate in good faith to secure the transfer to ST or the re-issuance or issuance in the name of ST of all consents, licences and permits required under applicable law or regulation, federal, state and local or necessary to the ownership of the Acquired Assets or the operation of the Disk Drive Business.

       (b) After Closing, ST Chatsworth shall at the request of MCUS provide MCUS access to the records and books sold and transferred herein to ST Chatsworth for the purpose of enabling MCUS to prepare and file its tax returns and to comply with other regulatory requirement.

10.5   Consents of Third Parties
       -------------------------

       To the extent that any transfer or assignment of any Acquired Assets or Assumed Contract to be transferred and assigned to ST as provided herein shall require the consent of the other party thereto, or of any other person or governmental or other authority, and such consent is not obtained, then as between MC and such other party, person or authority this Agreement shall not constitute an agreement to assign the same unless and until such consent shall have been obtained. MCUS agrees that, at the request of ST, they will use their best efforts, before and after Closing, to obtain and deliver the consent of the other parties and the approvals of other persons or authorities, to the extent necessary, to the assignment of all such contracts, leases, licences, commitments or rights to ST. Until such consent or approval is obtained, MCUS, at their expense, shall or shall procure the MC Affiliates to either act as ST's agent in order to obtain for it the benefits thereunder or will co-operate with ST in any reasonable arrangement designed to provide for ST all benefits under such contracts, leases, licenses, commitments or rights and, to the extent ST obtains the benefit of any such Acquired Assets or Assumed Contract, ST shall perform its obligations with respect thereto.

10.6   Mail Received after Closing
       ---------------------------

       (a) In the event that ST receives after the Closing any mail or other communications addressed to MC, ST may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to any of the Acquired Assets or to any of the Assumed Liabilities, including the right to endorse without recourse the name of MC on any cheque received by ST with respect to the Acquired

            Assets, and to deal with the proceeds in accordance with the terms of this Agreement. ST agrees to deliver or cause to be delivered to MC all other mail and the contents thereof which does not relate to the Acquired Assets or the Assumed Liabilities, including any amounts received by ST on or after the Closing Date not in respect of Acquired Assets or Assumed Liabilities. If any cheque or other evidence of indebtedness endorsed by ST represents a payment not on account of an Acquired Asset or Assumed Liability, ST shall pay MC on the date ST receives payment the amount of such payment.

       (b) In the event that MC receive after the Closing Date any mail or other communications addressed to MC which relates to any of the Acquired Assets or the Assumed Liabilities, MCUS shall or shall procure the MC Affiliates to promptly deliver or cause to be delivered all such mail or other written communication and the contents thereof to ST. MCUS agrees to co-operate with ST and to make arrangements reasonably necessary in order to properly deal with cheques addressed to MC but which belong to ST pursuant to this Agreement, and to properly direct the proceeds thereof to ST.

10.7   Employment of Business Employees by ST
       --------------------------------------

       (a) ST Chatsworth or the ST Affiliate may at any time hereafter, offer employment to such of the current employees of MC employed in the Disk Drive Business as ST in its absolute discretion deems fit (such employees to whom ST shall offer employment shall hereinafter be referred to as the "Business Employees"). ST's or the ST
                                ------------------
            Affiliate's offer of employment to the Business Employees shall be on such terms as ST or the ST Affiliate in its absolute discretion deems fit. Provided that ST shall offer employment to Mr Ray Vapian and Mr Terry Atkins, such offer of employment shall be on such terms as ST in its absolute discretion deems fit and shall commence 120 days after the Closing Date or such earlier date as the parties may agree. Such Business Employees who accept such offers of employment are hereinafter referred to as "Transferred Employees." To the
                                            ---------------------
            extent assignable, MCUS shall and shall procure the MC Affiliates to assign to ST Chatsworth all confidentiality and non-compete covenants related to the Disk Drive Business of all Transferred Employees.

       (b) For injuries arising out of employment by MC prior to the Closing Date, MC shall be liable for any damages, costs, losses, expenses or liabilities including, without limitation, any workers' compensation (including benefits, medical and rehabilitation expenses and any other expenses or obligations) payable under tort, occupational health and safety laws or otherwise in respect of MC's Business Employees. ST shall be liable for any such damages, costs, losses, expenses or liabilities payable for injuries arising out of the employment of the Transferred Employees by ST on or after the Closing Date.

       (c) ST shall have no liabilities or obligations under or with respect to MC's Plans (as defined in Section 4.13).

       (d) ST shall have no liabilities or obligations with respect to MC's employees other than Transferred Employees as set out in Section 1.5(h), and MC shall be solely responsible for such other employees for all purposes, including, without limitation, any health benefit continuation, severance, redundancy or other entitlements under any applicable law.

10.8   Accounts Receivable
       -------------------

       (a) In relation to the accounts receivable related to the Disk Drive Business of MC except the Sundry Assets, ST shall render such reasonable assistance to MC in the collection of the accounts receivable, however, ST shall not be required to initiate legal proceedings or to engage a collection agent for this purpose or to terminate its business relationship with the debtor.

       (b) ST shall at the written request of MC supported by reasonable grounds, stop or suspend the sale of disk drives to any customer which has unreasonably failed to discharge its debt giving rise to the aforesaid accounts receivable of MC.

       (c) In the event within a period of 90 days after the Closing Date, any pricing policy adopted by ST Chatsworth has an adverse effect on the price protection policy of MCUS towards customers, resulting in a reduction of the aforesaid accounts receivable, ST Chatsworth will indemnify MCUS for the reduction in the aforesaid accounts receivable during the 90-day period.

10.9   Transfer Tax Liabilities
       ------------------------

       (a) ST Chatsworth shall be responsible for all documentary, stamp, sales, use, notarisation, excise, transfer or other taxes or fees payable in respect of the sale and transfer of the Acquired Assets and Assumed Liabilities including any value added tax, but excluding any income taxes payable by MC in relation to or arising from the sale of the Acquired Assets and the Assumed Liabilities (the "Transfer Tax Liabilities" or "Transfer Taxes").
             ------------------------      --------------

       (b) ST Chatsworth and MCUS shall use reasonable efforts to minimise the Transfer Tax or to recover any Transfer Taxes paid and shall cooperate with each other in such efforts and in the filing of any exemption, application, returns or reports relating to the Transfer Taxes. MCUS shall deliver on a timely basis to ST Chatsworth any documents which may be used by ST Chatsworth under applicable state or local law to support the position that the sale of any Acquired

            Assets pursuant hereto is not subject to a Transfer Tax (including resale certificates and similar documents relating to the sale of inventory for resale of property incorporated into inventory for resale), and shall promptly deliver to ST Chatsworth any other documents reasonably requested by ST Chatsworth with respect to the applicability of any Transfer Tax.

10.10  Provisions in Relation to the Name "Micropolis"
       -----------------------------------------------

       (a) MC undertakes that at no time after the Closing Date shall it or the MC Affiliates or related company use as or as part of its corporate name or as, or as part of, any trade mark, service mark or logo (whether any of the foregoing is registered or unregistered) or as or as part of any trading or business name, the name "Micropolis" or any name which is the same as, similar to or a colourable imitation of, the name "Micropolis".

       (b) Within 3 months, in the case of premises, sales literature and stationery and 6 months in the case of products, following the Closing Date, MCUS shall and shall procure the MC Affiliates or other related company to remove the "Micropolis" name or mark from its premises, products, sales literature and stationery and by the last day of the relevant period and so far as practicable during the relevant period shall delete from existing stocks of sales literature and stationery, references to the "Micropolis" name or mark by taking reasonable steps to delete the same with an ink marker so that no trace can be seen of the "Micropolis" name or mark.

       (c) Promptly after the Closing, MCUS shall and shall procure the MC Affiliates or other related company whose corporate name or title is or includes the name "Micropolis" to change the corporate name or title to remove the name "Micropolis" therefrom.

       (d) After the Closing Date, MCUS undertakes to provide ST with such assistance as may be required to enable ST or such party nominated by ST Chatsworth to register the name "Micropolis" with the relevant registry of companies and businesses or other similar or analogous body as ST may determine.

10.11  Warranty Servicing
       ------------------

       After the Closing Date, ST shall take all reasonable steps to perform, in accordance with its normal business standards, the obligations of MC to provide after-sales service or to meet warranty claims of customers in relation to inventory sold in the normal course of the Disk Drive Business by MC prior to the Closing Date, insofar as the same are required by MC's conditions of sale.

10.12  Inventory Sent for Evaluation
       -----------------------------

       In relation to the inventory delivered to customers of MC prior to the date hereof for evaluation, on the return of such inventory by the customers, ST shall return the inventory to MCUS.

10.13  AMK Leasehold
       -------------

       At the request of ST Chatsworth, Micropolis Singapore shall use its best endeavours to obtain from the lessor such extension of the lease of the AMK Leasehold as ST Chatsworth may require and upon such extension the irrevocable licence granted to ST Chatsworth to use the leasehold interest in relation to the AMK Leasehold to the exclusion of Micropolis Singapore shall be extended accordingly.

11.    INDEMNIFICATION
       ---------------

11.1   General Indemnification by MCUS
       -------------------------------

       (a) MCUS agrees to indemnify and hold each of ST Chatsworth and the ST Affiliates and their respective officers, directors, affiliates, employees and agents (individually a "ST Indemnified Party" and
                                                  --------------------
            collectively the "ST Indemnified Parties"), harmless from and
                              ----------------------
            against any damages, liabilities, losses and expenses and any claims by third persons (including, without limitation, reasonable solicitors' fees, amounts paid in settlement of any claim or suit, fines, penalties or interest, of any kind or nature whatsoever including loss of profits and/or consequential damages) ("Loss" or
                                                                      ----
            "Losses"), which may be sustained or suffered by an ST Indemnified
             ------
            Party arising out of or by reason of:-

            (i) a breach of any representation or warranty of MCUS made in this Agreement, the Disclosure Schedule or any Ancillary Document;

            (ii) any failure to perform any agreement or covenant of MCUS in this Agreement or in any Ancillary Document to be performed or complied with; and

            (iii)  any liability of MCUS that is not an Assumed Liability.

       (b) Provided that no claim shall be made in respect of the aforesaid indemnity by the ST Indemnified Parties unless notice shall have been given by ST Chatsworth to MCUS within 12 months following Closing in the case where the claim relates to the Acquired Assets and the Assumed Liabilities (except Micropolis Thailand and the Purchased Companies where ST Chatsworth has elected to purchase the issued share capital thereof) and 24 months following Closing in the case where the claim relates to Micropolis Thailand and the Purchased Companies where ST Chatsworth has elected to purchase the issued share capital thereof.

       (c) The maximum aggregate liability of MCUS for all claims in respect of the aforesaid indemnity shall not exceed the Purchase Price.

       (d) No claim shall be made in respect of the aforesaid indemnity unless the aggregate amount of all such claims exceeds US$100,000.

11.2   Environmental Indemnification by MCUS
       -------------------------------------

       MCUS agrees to indemnify and hold each of the ST Indemnified Parties harmless from and against any Losses including any claim by third persons (including, without limitation, any foreign, provincial, state or local agency having jurisdiction over environmental matters or Environmental
       Laws) (including, without limitation, reasonable solicitors' fees, amounts paid in settlement of any claim or suit and costs of clean-up, restoration, remediation or removal required under Environmental Laws) which may be sustained or suffered by any of the ST Indemnified Parties arising out of or by reason of:-

       (a)  any environmental matters disclosed in the Disclosure Schedule;

       (b)  any of the following occurring prior to the Closing Date;

            (i) generation, use, treatment, handling, storage or disposal, or arrangement for the treatment, handling, storage or disposal, of Hazardous Materials on, or release of Hazardous Materials to or from, the Real Property permitted, taken or made by any person whomsoever, whether or not in compliance with Environmental Laws then in force;

            (ii) the removal of Hazardous Materials from the Real Property and/or the ultimate disposition of such Hazardous Materials, by any person whomsoever, whether or not in compliance with Environmental Laws then in force;

            (iii) the use of the Real Property by any person whomsoever in such a manner as to cause a violation of any Environmental Laws or to potentially give rise to any liability or obligation for the remediation or restoration of the Real Property or any other affected property, or for the treatment, storage, removal, disposal, release or arrangement for removal or disposal or transportation of any Hazardous Materials;

            (iv) any violation of Environmental Laws in relation to the Real Property;

            (v) the failure by any person to obtain, maintain current, and comply with the terms and conditions of, all permits, approvals, licenses and other authorisations and renewals thereof, required by the Environmental Laws for the use and operation of the Real Property; and

            (vi) the exposure of employees of any owner, operator or lessees of the Real Property to Hazardous Materials on or in relation to the Real Property.

       The obligations of MCUS under this Section 11.2 shall survive indefinitely.

11.3   Notice and Defence of Claim
       ---------------------------

       (a) In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Section 11, the party seeking to be indemnified hereunder (the "Indemnified Party") shall assert a
                                           -----------------
            claim for indemnification by written notice (a "Notice") to the
                                                            ------
            party from whom indemnification is sought (the "Indemnifying Party")
                                                            ------------------
            stating the nature and basis of such claim. In the case of Losses arising by reason of any third party claim, the Notice shall be given within sixty (60) days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced thereby.

       (b) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all premises (including the Real Property), books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

       (c) In the case of any claims for which indemnification is sought, the Indemnified Party shall have the option:-

            (i) to conduct and control or cause the Indemnifying Party to conduct and control any proceedings or negotiations in connection therewith; and

            (ii) to perform and control or direct or cause the Indemnifying Party to perform and control or direct the performance of activities required, including remedial activities, under Environmental Laws.

            The parties agree to cooperate fully with one another in connection with the matters set out in this Section 11.3(c).

       (d) Notwithstanding anything in this Agreement to the contrary, MCUS shall be responsible for any liability or obligation as a result of ST's failure to comply with applicable law in connection with the ownership or operation of the Disk Drive Business by ST after the Closing if the Disk Drive Business is owned or operated after the Closing in the manner owned or operated prior to Closing except that MCUS shall be responsible for such on-going failure to comply until the earlier of:-

            (i)    the first anniversary of the Closing Date; or

            (ii) the date upon which ST obtains actual knowledge that such manner of operation is in violation of applicable law.

11.4   No Tax Effect; Insurance
       ------------------------

       (a) Indemnification for Losses payable pursuant to the indemnification provisions in this Section 11 shall be on a dollar for dollar basis and shall be determined without regard to deductibility for tax purposes or other tax benefits to the Indemnified Party or any other person or entity resulting therefrom.

       (b) The Indemnifying Party shall make any indemnification payments determined to be payable to the Indemnified Party hereunder promptly after such determination is made, without delay, and without regard to any expectation that the Indemnified Party will recover insurance proceeds as a direct result of the matter giving rise to the claim for which indemnification payments are to be made. The Indemnified Party shall have no obligation whatsoever to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the Indemnified Party against the Indemnifying Party. Notwithstanding the foregoing, if the Indemnified Party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party's indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party. If the Indemnified Party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the

            Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over my such insurance proceeds received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party on the claim.

12.    TERMINATION OF AGREEMENT
       ------------------------

12.1   Termination
       -----------

       At any time prior to the Closing Date, this Agreement may be terminated:-

       (a)  by the written agreement of ST Chatsworth and MCUS;

       (b) by MCUS if there has been a material misrepresentation, breach of warranty or breach of covenant by ST Chatsworth in its representation, warranties and covenants set forth herein and such breach results in a failure to satisfy a condition to MCUS's obligation to consummate the transactions provided herein;

       (c) by ST Chatsworth if there has been a material misrepresentation, breach of warranty or breach of covenant by MCUS in their representations, warranties and covenants set forth herein and such breach results in a failure to satisfy a condition to ST Chatsworth's obligation to consummate the transactions provided herein;

       (d) by MCUS if the conditions stated in Section 9 have not been satisfied on or prior to the Closing Date; or

       (e) by ST Chatsworth if the conditions stated in Section 8 have not been satisfied on or prior to the Closing Date.

12.2   Effects of Termination
       ----------------------

       If this Agreement shall be terminated as above provided, all obligations of the parties hereunder shall terminate without liability of any party to the other whether for costs, damages or otherwise; provided however, that termination pursuant to Section 12.1(b) or (c) by reason of a knowing and wilful breach by ST Chatsworth or MCUS of its representations and warranties or covenants shall not relieve the breaching party from any liability to the other party hereto.

12.3   Right to Proceed
       ----------------

       Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 8 have not been satisfied at or prior to the Closing, ST Chatsworth shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 9 have not been satisfied at or prior to the Closing, MCUS may determine to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

13.    MCUS's NON-COMPETITION COVENANTS
       --------------------------------

13.1   Non-Competition of MCUS
       -----------------------

       MCUS covenants and agrees with each of ST Chatsworth and each of the ST Affiliates that it and the MC Affiliates and other affiliates which are controlled by or under common control with MCUS and/or the MC Affiliates will not without the prior written consent of ST, directly or indirectly, anywhere within the world (the "Territory"), during the period
                                       ---------
       commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date (the "Restrictive Period"):-
                                             ------------------

       (a) form, acquire (except for the ownership of less than five (5%) percent of the issued and outstanding capital stock of a publicly traded company), finance, assist, support, provide premises, facilities, goods or services to, or become associated in any capacity or to any extent, directly or indirectly with, an enterprise which is substantially similar to, as to types of customers or products or otherwise competitive with the Disk Drive Business of MC as heretofore conducted (a "Competing Business")
                                                       ------------------
            provided that the foregoing shall not prohibit MC from engaging in transactions with parties which conduct a Competing Business so long as such transactions with such parties are not directly or indirectly connected with such other parties Competing Business;

       (b) interfere with or attempt to interfere with or induce or attempt to induce any Transferred Employee to leave the employ of ST or any of it affiliates, or violate the terms of their contract with any of them;

       (c)  cause or attempting to cause:-

            (i) any client, customer or supplier of the Disk Drive Business to terminate or materially reduce its business with ST, or

            (ii) any officer, employee or consultant of ST engaged in the Disk Drive Business to resign or sever a relationship with ST; or

       (d) disclose (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Disk Drive Business or any client, customer or supplier of the Disk Drive Business.

13.2   Injunctive Relief
       -----------------

       The parties hereto acknowledge and agree that the breach by MCUS and the MC Affiliates of the restrictive covenant contained in Section 13.1 would cause irreparable injury to each of ST Chatsworth and/or each of the ST Affiliates or any of them and that the remedy at law for any such breach would be inadequate, and MCUS agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by ST or any ST Affiliate to enforce such restrictive covenant without necessity of proof that any other remedy at law is adequate.

13.3   Enforcement
       -----------

       ST Chatsworth and MCUS intend that the covenants of Section 13.1 shall be deemed to be a series of separate covenants, one for each country or province of each and every state, territory or jurisdiction of, each country included within the Territory and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

14.    NON-DISCLOSURE COVENANTS
       ------------------------

14.1   Non-Disclosure of Information by MCUS
       -------------------------------------

       It is understood that the Disk Drive Business acquired by ST hereunder is of a confidential nature. MCUS agrees that it will and will procure that the MC Affiliates will never divulge or appropriate to their own use, or to the use of any third party, any Confidential Information (as hereinafter defined).

14.2   Definition of Confidential Information
       --------------------------------------

       As used in this Section 14 and elsewhere in this Agreement, the term "Confidential Information" means the following oral or written
        ------------------------
       information relating to the business operations and affairs of the Disk Drive Business of MC including know-how, technology, inventions, designs, methodologies, trade secrets, patents, secret processes and formula, information and data relating to the development, research, testing, manufacturing, marketing, sale, distribution and use of products, sources of supplies, budgets and strategic plans, the identity and special need of customers, plants and other properties, provided that the term "Confidential Information" shall not include:-

       (a) any such information that can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of ST through no breach of the provisions of this
            Section 14 or other non-disclosure covenants;

       (b) any such information that rightfully comes into the receiving party's possession after the Closing Date, without violation of the provisions of this Section 14 or other non-disclosure covenants; and

       (c) any such information that was independently developed after the Closing Date by the receiving party without violation of the provisions of this Section 14 or other non-disclosure covenants; and

       provided further that MC may retain and use Confidential Information to the extent it relates to any business of MC other than the-Disk Drive Business.

14.3   Injunctive Relief
       -----------------

       The parties hereto acknowledge and agree that the breach by MCUS and the MC Affiliates and employees of the restrictive covenant contained in
       Section 14.1 would cause irreparable injury to each of ST Chatsworth and/or each of the ST Affiliates or any of them and that the remedy at law for any such breach would be inadequate, and MCUS agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by ST or any ST Affiliate to enforce such restrictive covenant without necessity of proof that any other remedy at law is adequate.

15.    MISCELLANEOUS
       -------------

15.1   Expenses
       --------

       ST Chatsworth and MCUS shall pay the fees and expenses of their respective accountants and legal advisors incurred in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 3.

15.2   Notices
       -------

       Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given (and shall be deemed to have been duly given upon receipt) by:-

            (a)    registered air mall;

            (b)    hand delivery;

            (c)    reputable overnight courier; or

            (d)    facsimile transmission.

            To MCUS:               21211 Nordhoff St.
                                   Chatsworth, CA 91311
                                   United States of America
                                   Fax:  1 (818) 709 3302

            To ST Chatsworth:      83 Science Park Drive
                                   #01-01/02 The Curie
                                   Singapore Science Park
                                   Singapore 118258
                                   Fax:  65 775 3233

15.3   Waiver
       ------

       The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and, no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party. No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any of its other rights or any of its rights on a future occasion.

15.4   Bulk Sales Act
       --------------

       The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. MCUS shall indemnify ST and its officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of MCUS to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

15.5   Section Headings
       ----------------

       The Section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

15.6   Exhibits and Schedules
       ----------------------

       Any exhibits, schedules, financial statements and other documents referenced herein shall be deemed to be attached hereto and made a part hereof.

15.7   Severability
       ------------

       Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement has been executed with the invalid portions thereof deleted. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

15.8   Entire Understanding
       --------------------

       This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle between them. None of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorised officer of the party to be bound thereby.

15.9   Binding Effect
       --------------

       This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any other person.

15.10  Governing Law
       -------------

       This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of Singapore, and shall in all respects be governed, construed, applied and enforced in accordance with the laws of Singapore.

15.11  Choice of Forum and Consent to Jurisdiction
       -------------------------------------------

       Each party hereby irrevocably submits to the exclusive jurisdiction of the district or state court of California in any action, suit or proceeding arising out of or relating to this Agreement or any of the Ancillary Documents or any of the transactions contemplated hereby or thereby, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 15.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of California other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

15.12  Assignability
       -------------

       Except as set forth in this Section 15, neither this Agreement nor any rights or obligations hereunder are assignable by MCUS or ST Chatsworth. Rights of ST Chatsworth under this Agreement are assignable in part or wholly to any affiliate of ST Chatsworth and any assignee of ST Chatsworth shall succeed to and be possessed of the rights of ST Chatsworth hereunder to the extent of the assignment made, provided, however, that any such assignment by ST Chatsworth shall not relieve ST Chatsworth of its obligations hereunder and any assignee of ST shall also assume any of the obligations of ST Chatsworth hereunder. In addition, after the Closing, ST Chatsworth may assign all or any part of its rights and/or obligations under this Agreement to any person who acquires substantially all of the assets of the Disk Drive Business from ST Chatsworth.

15.13  Counterparts; Delivery by Facsimile
       -----------------------------------

       This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

15.14  Certain Definitions
       -------------------

       For the purposes of this Agreement:-

       (a)  an "affiliate" of any specified natural persons shall mean and
                ---------
            include the members of such person's immediate family;

       (b)  an "affiliate" of any specified other person shall mean and
                ---------
            include any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person;

       (c)  a "person" shall mean and include any natural person, firm,
               ------
            partnership, association, corporation, limited liability company, company, unincorporated organisation, trust, public body or government or any department or agency thereof; and

       (d)  the following defined terms have the meanings indicated below:-

            "CERCLA" means the Comprehensive Environmental Response,
             ------
            Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

            "CERCLIS" means the Comprehensive Environmental Response and
             -------
            Liability Information System, as provided for by 40 C.F.R. S300.5.


            "CFIUS" means The Committee on Foreign Investments in the United
             -----
            States.

            "Environmental Claim" means, with respect to any person, any
             -------------------
            written or oral notice, claim, demand or other communication (collectively, a "claim") by any other person alleging or asserting such person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from:-

            (a) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such person; or

            (b) circumstances forming the basis of any violation or alleged violation, of any Environmental Law.

            The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

            "Exon-Florio Amendment" means Section 721 of the Defense Production
             ---------------------
            Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof.

            "Governmental or Regulatory Authority" means any court, tribunal,
             ------------------------------------
            arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

            "HSR Act" means Section 7A of the Clayton Act (Title II of the
             -------
            Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

            "Liens" means any mortgage, pledge, assessment, security interest,
             -----
            lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

            "Micropolis Limited" means the company registered in the Cayman
             ------------------
            Islands with its address c/o Roy West Trust Corporation (Cayman) Limited, Post Office Box 707, Grand Cayman, British West Indies.

            "Micropolis Thailand" means Micropolis Corporation (Thailand) Ltd
             -------------------
            with its address at 733/1-8 Phaholyothin Road, Lumlookkar Pathumthani, Thailand.

            "Micropolis Singapore" means the Singapore branch of Micropolis
             --------------------
            Limited with its address at Block 5004, Ang Mo Kio Avenue 5 #01-11, Singapore 569872.

            "NPL" means the National Priorities List under CERCLA.
             ---

            "Purchased Companies" means Micropolis GmbH, Micropolis Ltd.,
             -------------------
            Micropolis S.A.R.L., Micropolis Japan Limited and Micropolis Australia Pty. Limited.

            "ST's Accountants" means Messrs Arthur Andersen.
             ----------------

            "Taxes" means all forms of taxation, whenever created or imposed
             -----
            of any jurisdiction, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, capital-based, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium, utility and property taxes, together with any deficiencies, related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority (domestic or foreign).

            "US Dollars" and "US$" mean the lawful currency of the United
             ----------       ---
            States of America.

15.15  No Rights to Third Parties
       --------------------------

       Nothing in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties to this Agreement any rights or remedies under or by reason of this Agreement.

15.16  Pronouns and Plurals
       --------------------

       All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require in the context, and the singular form of nouns, pronouns and verbs will include the plural, and vice versa, whichever the context may require.

                                  Schedule 1
                                  ----------

                                21223 Nordhoff
                                  Chatsworth
                                  California
                           United States of America

                                  Schedule 2
                                  ----------

                                21211 Nordhoff
                                  Chatsworth
                                  California
                           United States of America

                                  Schedule 3
                                  ----------

                     First, Second, Third and Fifth Storey
                        Block 5004, Ang Mo Kio Avenue 5
                                 TechPlace II
                                   Singapore

                             First to Fifth Storey
                        Block 5002, Ang Mo Kio Avenue 5
                                 TechPlace II
                                   Singapore

                                  Schedule 4
                                  ----------

                      Private Lot A14269 forming part of
              Government Survey Lots 7634, 9419, 10979 and 12500,
                     Mukim No. 18, Ang Mo Kio, Singapore.

                                  Schedule 5
                                  ----------
                            MICROPOLIS CORPORATION
                             WORLD-WIDE LOCATIONS

                                                   ADDRESS/                  START DATE
                                                   LESSOR/                    DATE END
                                                   SQ. FT.                     /TERM         MO. RENT         1995          1996
                                        --------------------------------------------------------------------------------------------

UNITED STATES                           MUSA
------------------------------------------------------------------------------------------------------------------------------------

Type: SALES OFFICE
Micropolis Corporation                  4975 PRESTON PARK BLVD., STE 320      12/15/93       $2,300.00       $27,600       $27,600
South Central District Sales Office     PLANO, TX 75093                        1/31/97
Plano, TX, USA
# of Employees:  3                      LESSOR: H.D. DELAWARE PROPERTIES, INC.
                                        SQ. FT. 2,253
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE
Micropolis Corporation                  100 CENTURY CENTER CT., #410            5/1/94       $4,212.00       $50,544       $50,544
Western Regional Sales Office           SAN JOSE, CA 95112                     4/30/98
San Jose, CA, USA
# of Employees:  7                      LESSOR: 100 HOMELAND CORP
                                        SQ. FT. 2,568      Lease Signed 3/1/94
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                      19782 MAC ARTHUR BLVD.                  1/1/96       $1,905.00    $22,860.00            $0
Micropolis Corporation                  SUITE 320                             12/31/96
Southern Calif. District Sales Office   IRVINE, CA 92715
Irvine, CA, USA
# of Employees:  5                      LESSOR: INTEGRITY FUND II/COLTON CAPITAL
                                        SQ. FT. 1,732      Month-to-Month
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                      1 STILES ROAD                           2/1/93       $4,350.00       $52,200            $0
Micropolis Corporation                  UNIT 303                              11/30/96
Eastern Regional OEM Sales Office       SALEM, NH
Salem, NH, USA
# of Employees:  8                      LESSOR: GUDEK ENTERPRISES REALTY TRUST
                                        SQ. FT. 3,527
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------

                                                   ADDRESS/                  START DATE
                                                   LESSOR/                    END DATE
                                                   SQ. FT.                     /TERM          1997                  1998       1999

------------------------------------------------------------------------------------------------------------------------------------

UNITED STATES                           MUSA
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE
Micropolis Corporation                  4975 PRESTON PARK BLVD., STE 320      12/15/93       $2,300               $0            $0
South Central District Sales Office     PLANO, TX 75093                        1/31/97
Plano, TX, USA
# of Employees:  3                      LESSOR: H.D. DELAWARE PROPERTIES, INC.
                                        SQ. FT. 2,253
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE
Micropolis Corporation                  100 CENTURY CENTER CT., #410            5/1/94      $50,544          $16,848            $0
Western Regional Sales Office           SAN JOSE, CA 95112                     4/30/98
San Jose, CA, USA
# of Employees:  7                      LESSOR:  100 HOMELAND CORP
                                        SQ. FT. 2,568       Lease Signed 3/1/94
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                      19782 MAC ARTHUR BLVD.                  1/1/96           $0               $0            $0
Micropolis Corporation                  SUITE 320                             12/31/96
Southern Calif. District Sales Office   IRVINE, CA 92715
Irvine, CA, USA
# of Employees:  5                      LESSOR: INTEGRITY FUND II/COLTON CAPITAL
                                        SQ. FT. 1,732       Month-to-Month
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                      1 STILES ROAD                           2/1/93           $0               $0            $0
Micropolis Corporation                  UNIT 303                              11/30/96
Eastern Regional OEM Sales Office       SALEM, NH
Salem, NH, USA
# of Employees:  8                      LESSOR: GUDEK ENTERPRISES REALTY TRUST
                                        SQ. FT. 3,527
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------

                                                   ADDRESS/                  START DATE
                                                   LESSOR/                    END DATE                     TOTAL FUTURE
                                                   SQ. FT.                     /TERM         THEREAFTER    COMMITMENTS
------------------------------------------------------------------------------------------------------------------------------------

UNITED STATES                           MUSA
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE
Micropolis Corporation                  4975 PRESTON PARK BLVD., STE 320      12/15/93           $0          $29,900
South Central District Sales Office     PLANO, TX 75093                        1/31/97
Plano, TX, USA
# of Employees:  3                      LESSOR: H.D. DELAWARE PROPERTIES, INC.
                                        SQ. FT. 2,253
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE
Micropolis Corporation                  100 CENTURY CENTER CT., #410            5/1/94           $0         $117,936
Western Regional Sales Office           SAN JOSE, CA 95112                     4/30/98
San Jose, CA, USA
# of Employees:  7                      LESSOR:  100 HOMELAND CORP
                                        SQ. FT. 2,568       Lease Signed 3/1/94
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                      19782 MAC ARTHUR BLVD.                  1/1/96           $0               $0
Micropolis Corporation                  SUITE 320                             12/31/96
Southern Calif. District Sales Office   IRVINE, CA 92715
Irvine, CA, USA
# of Employees:  5                      LESSOR: INTEGRITY FUND II/COLTON CAPITAL
                                        SQ. FT. 1,732       Month-to-Month
Facility Leased
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                      1 STILES ROAD                           2/1/93           $0               $0
Micropolis Corporation                  UNIT 303                              11/30/96
Eastern Regional OEM Sales Office       SALEM, NH
Salem, NH, USA
# of Employees:  8                      LESSOR: GUDEK ENTERPRISES REALTY TRUST
                                        SQ. FT. 3,527
Branch of: Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------


* Approximate number of employees based on 12/15/95 Manpower Report

                                      78
                                                          MICROPOLIS     1/17/96
                            MICROPOLIS CORPORATION
                             WORLD-WIDE LOCATIONS

                                             ADDRESS/                       START DATE
                                             LESSOR/                         END DATE
                                              SQ FT.                          /TERM       MO. RENT            1995           1996
                                        --------------------------------------------------------------------------------------------

Type: SALES OFFICE                      220 E. DEVON                          11/1/95     $1,325.00        $9,135.00       $15,900
North Central District Sales Office     SUITE 215                            10/31/97
Des Plaines, IL, USA                    DES PLAINES, IL
# of Employees:  3
                                        LESSOR: HIFFMAN, SHAFFER, ANDERSON, INC.
Branch of: Micropolis Corporation       SQ. FT. 1,116
                                        --------------------------------------------------------------------------------------------
                                        SUBTOTAL - US PROPERTIES                                          $1,065,819       $94,044
------------------------------------------------------------------------------------------------------------------------------------


                                             ADDRESS/                       START DATE
                                             LESSOR/                         END DATE
                                              SQ FT.                          /TERM           1997             1998            1999
                                        --------------------------------------------------------------------------------------------


Type: SALES OFFICE                      220 E. DEVON                          11/1/95            $0                $0           $0
North Central District Sales Office     SUITE 215                            10/31/97
Des Plaines, IL, USA                    DES PLAINES, IL
# of Employees:  3
                                        LESSOR: HIFFMAN, SHAFFER, ANDERSON, INC.
Branch of: Micropolis Corporation       SQ. FT. 1,116
                                        --------------------------------------------------------------------------------------------
                                        SUBTOTAL - US PROPERTIES                            $52,844           $16,848           $0
------------------------------------------------------------------------------------------------------------------------------------


                                             ADDRESS/                       START DATE
                                             LESSOR/                         END DATE                       TOTAL FUTURE
                                              SQ FT.                          /TERM          THEREAFTER     COMMITMENTS
                                        --------------------------------------------------------------------------------------------

Type: SALES OFFICE                      220 E. DEVON                          11/1/95            $0           $15,900
North Central District Sales Office     SUITE 215                            10/31/97
Des Plaines, IL, USA                    DES PLAINES, IL
# of Employees:  3
                                        LESSOR: HIFFMAN, SHAFFER, ANDERSON, INC.
Branch of: Micropolis Corporation       SQ. FT. 1,116
                                        --------------------------------------------------------------------------------------------
                                        SUBTOTAL - US PROPERTIES                                 $0          $163,736
------------------------------------------------------------------------------------------------------------------------------------



* Approximate number of employees based on 12/15/95 Manpower Report

                            MICROPOLIS CORPORATION
                              WORLD-WIDE LOCATION

                                ADDRESS/                      START DATE
                                LESSOR/                        END DATE
                                 SQ.FT.                         /TERM                MO.RENT          1995        1996      1997
                             -------------------------------------------------------------------------------------------------------

EUROPE
ENGLAND
Type: WAREHOUSE              ACRE ROAD                           10/23/86           (Pounds)5,208    $98,119    $98,119   $98,119
Micropolis Ltd.              READING                              7/7/11          AT 1.57 $/(Pounds)
Berkshire, England           BERKSHIRE                           25 years
# of Employees:  N/A         ENGLAND

Facility: Leased             LESSOR: GRIMWADE AND MORRELL
wholly owned subsidiary of:  SQ.FT. 8,000
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE           4 WORTON DRIVE                      9/21/93            (Pounds)15,583      $0      $85,629  $293,584
Micropolis Ltd.              WORTON GRANGE                       9/17/05          AT 1.57 $/(Pounds)
Berkshire, England           READING
# of Employees:  36          BERKSHIRE                           12 years       Note: 1 or 2 yrs - free
                             ENGLAND

Facility: Leased
wholly owned subsidiary of:  LESSOR: LLOYDS BANK SF NOMINEES LTD
Micropolis Corporation       SQ.FT. 34,000
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE           MICROPOLIS SARL                     12/1/87               FF10,000      $20,636       $0        $0
Micropolis S.A.R.L.          2 RUE DE BUISSON AUX FRAISES       11/30/95            AT .1876 $/FF
Massey, France               Z.1. DE LA BLONDE, 91300 MASSEY
# of Employees:  3           FRANCE

Facility: Leased             LESSOR: ACTIPIERRE
wholly owned subsidiary of:  SQ.FT.                              Cancellable every 3 years with 6 month notice
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE           MICROPOLIS GmbH                     9/1/93                DM 6,809      $53,061    $55,719  $58,501
Micropolis GmbH              BEHRINGSTRASSE 10                  8/31/98             AT .6494 $/DM
Munchen, Germany             8033 PLANEGG BEI MUNCHEN
# of Employees:  6           WEST GERMANY

                             LESSOR: HERR FRANZ BAUER
wholly owned subsidiary of:  SQ.FT. 3,600
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE           MICROPOLIS SRL                      6/1/95              IL 1,668,122    $12,395       $0        $0
Micropolis S.r.l.            VIA STEPHENSON, 43/A                5/31/96             AT IL 1,588/$
Milan, Italy                 20157 MILAN
# of Employees:  3           ITALY

Facility:  Leased            LESSOR:
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE           MICROPOLIS A.B.                     7/1/92                SEK 5170       $9,274       $0        $0
Micropolis A.B.              APRIL VAGEN 3                                         AT 6.69 Krona/$
Jardalla, Sweden             17540 JARFALLA                    Mo. to Mo.
# of Employees:  1           SWEDEN

                             LESSOR:
wholly owned subsidiary of:  SQ.FT. 269
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
                             TOTAL - EUROPEAN PROPERTIES                                            $193,484   $239,466  $450,203
                             -------------------------------------------------------------------------------------------------------


                                                                                                             TOTAL FUTURE
                                                              1998           1999          THEREAFTER        COMMITMENTS
                             ------------------------------------------------------------------------------------------------------
EUROPE
ENGLAND
Type: WAREHOUSE                                              $98,119        $98,119        $1,177,425        $1,569,900
Micropolis Ltd.
Berkshire, England
# of Employees:  N/A

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                                          $293,584       $293,584        $1,761,502        $2,727,882
Micropolis Ltd.
Berkshire, England
# of Employees:  36

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                                              $0             $0              $0               $0
Micropolis S.A.R.L.
Massey, France
# of Employees:  3

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                                           $40,949           $0              $0            $  155,168
Micropolis GmbH
Munchen, Germany
# of Employees:  6

wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                                              $0             $0              $0               $0
Micropolis S.r.l.
Milan, Italy
# of Employees:  3

Facility:  Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
Type: SALES OFFICE                                              $0             $0              $0               $0
Micropolis A.B.
Jardalla, Sweden
# of Employees:  1

wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
                             TOTAL - EUROPEAN PROPERTIES    $432,651       $391,702        $2,938,927        $4,452,949
                             -------------------------------------------------------------------------------------------------------


*Approximate number of employees based on 12/15/95 Manpower Report

                                      80

                                ADDRESS/                         START DATE
                                LESSOR/                           END DATE
                                 SQ.FT.                            /TERM              MO.RENT       1995      1996        1997
                             -----------------------------------------------------------------------------------------------------

TYPE WAREHOUSE               BLK 302 UBI AVE 1 - 17 UNITS          7/1/94            S$11900           $0          $0        $0
Micropolis Limited           SINGAPORE 1440                       6/30/95          AT .685 $/S$
Singapore                                                        Mo. to Mo.
# of Employees:  N/A         LESSOR: HOUSING & DEVELOPMENT BOARD
                                    SINGAPORE
Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
-----------------------------------------------------------------------------------------------------------------------------------

                             SUBTOTAL - SINGAPORE                                               $2,785,270  $1,247,714  $616,500

                             ------------------------------------------------------------------------------------------------------


                                                                                                             TOTAL FUTURE
                                                              1998           1989          THEREAFTER        COMMITMENTS
                             ------------------------------------------------------------------------------------------------------
TYPE WAREHOUSE                                                 $0             $0               $0                 $0
Micropolis Limited
Singapore
# of Employees:  N/A

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
-----------------------------------------------------------------------------------------------------------------------------------

                             SUBTOTAL - SINGAPORE           $616,500      $616,500       $15,412,500       $21,294,983
                             ------------------------------------------------------------------------------------------------------


*Approximate number of employees based on 12/15/95 Manpower Report

                                                      MICROPOLIS CORPORATION
                                                       WORLD-WIDE LOCATIONS

                                               ADDRESS/                  START DATE
                                               LESSOR/                    END DATE
                                               SQ. FT.                     /TERM           MO. RENT              1995
------------------------------------------------------------------------------------------------------------------------------------

                                        SUBTOTAL - SINGAPORE                                                    $52,200
------------------------------------------------------------------------------------------------------------------------------------

TAIWAN

Type: SALES OFFICE                      MICROPOLIS CORP.                   9/1/94         NT$ 114,434           $33,534
Asia/Pacific Sales Headquarters         (TAIWAN BRANCH)                   8/31/96        AT 27.30$/NT$
Micropolis Corporation                  ROOM 1111, 11F, NO. 333
Taipei, Taiwan                          KEELUNG ROAD, SEC. 1
# of Employees:  2                      TAIPEI, TAIWAN, ROC

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
AUSTRALIA
                                                                                            A.$6,692            $53,536
Type: SALES OFFICE                      LEVEL 21, 201 MILLER STREET                       AT 1.35S/A.$
Micropolis Corporation                  NORTH SYDNEY, NSW 2060 AUSTRALIA
North Sydney, Australia
# of Employees:  2

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
JAPAN
Type: SALES OFFICE                      MADRE MATSUDA BLDG. 3F-312                          Y707,797            $82,462
Micropolis Corporation                  4-13 KIO-CHO, CHIYODA-KU                           AT 103.00Y/$
Tokyo, Japan                            TOKYO, JAPAN 102
# of Employees:  2

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                        TOTAL - ASIAN PROPERTIES                                             $3,007,001
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        TOTAL - ALL PROPERTIES                                               $4,266,305
------------------------------------------------------------------------------------------------------------------------------------


                                               ADDRESS/                  START DATE
                                               LESSOR/                    END DATE
                                               SQ. FT.                     /TERM           1996           1997           1998
------------------------------------------------------------------------------------------------------------------------------------

                                        SUBTOTAL - SINGAPORE                                $0             $0             $0
------------------------------------------------------------------------------------------------------------------------------------

TAIWAN

Type: SALES OFFICE                      MICROPOLIS CORP.                   9/1/94      $33,534             $0             $0
Asia/Pacific Sales Headquarters         (TAIWAN BRANCH)                   8/31/96
Micropolis Corporation                  ROOM 1111, 11F, NO. 333
Taipei, Taiwan                          KEELUNG ROAD, SEC. 1
# of Employees:  2                      TAIPEI, TAIWAN, ROC

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
AUSTRALIA

Type: SALES OFFICE                      LEVEL 21, 201 MILLER STREET
Micropolis Corporation                  NORTH SYDNEY, NSW 2060 AUSTRALIA
North Sydney, Australia
# of Employees:  2

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
JAPAN
Type: SALES OFFICE                      MADRE MATSUDA BLDG. 3F-312
Micropolis Corporation                  4-13 KIO-CHO, CHIYODA-KU
Tokyo, Japan                            TOKYO, JAPAN 102
# of Employees:  2

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                        TOTAL - ASIAN PROPERTIES                    $1,281,247       $616,500       $616,500
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        TOTAL - ALL PROPERTIES                      $1,614,757     $1,119,547     $1,065,999
------------------------------------------------------------------------------------------------------------------------------------


                                               ADDRESS/                  START DATE
                                               LESSOR/                    END DATE                                   TOTAL FUTURE
                                               SQ. FT.                     /TERM           1999        THEREAFTER    COMMITMENTS
------------------------------------------------------------------------------------------------------------------------------------

                                        SUBTOTAL - SINGAPORE                                $0             $0             $0
------------------------------------------------------------------------------------------------------------------------------------
TAIWAN

Type: SALES OFFICE                      MICROPOLIS CORP.                   9/1/94           $0             $0        $33,534
Asia/Pacific Sales Headquarters         (TAIWAN BRANCH)                   8/31/96
Micropolis Corporation                  ROOM 1111, 11F, NO. 333
Taipei, Taiwan                          KEELUNG ROAD, SEC. 1
# of Employees:  2                      TAIPEI, TAIWAN, ROC

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
AUSTRALIA

Type: SALES OFFICE                      LEVEL 21, 201 MILLER STREET
Micropolis Corporation                  NORTH SYDNEY, NSW 2060 AUSTRALIA
North Sydney, Australia
# of Employees:  2

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
JAPAN
Type: SALES OFFICE                      MADRE MATSUDA BLDG. 3F-312
Micropolis Corporation                  4-13 KIO-CHO, CHIYODA-KU
Tokyo, Japan                            TOKYO, JAPAN 102
# of Employees:  2

Facility: Leased
wholly owned subsidiary of:
Micropolis Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                        TOTAL - ASIAN PROPERTIES                      $616,500    $15,412,500    $21,328,517
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                        TOTAL - ALL PROPERTIES                      $1,008,202    $18,351,427    $25,945,202
------------------------------------------------------------------------------------------------------------------------------------



* Approximate number of employees based on 12/15/95 Manpower Report

                                  Schedule 6
                                  ----------


1. Leased data transmission lines from AT&T with a monthly payment of US$26,500.

2. Computer rental equipment leases from Hewlett-Packard, with a total amount to be financed of US$116,820 and monthly payments of US$3,893.61.

3. One car leasing agreement, with a remaining amount to be financed of approximately US$90,000.

4.     Leases of photocopy machines, at a monthly rate of approximately $4,500.

                                  Schedule 7
                                  ----------


1.     Distribution Agreements

2.     OEM Contracts for the sale of disk drives

3.     Spring Board Agreement

4.     Sales Agreement/Representative Agreements

5. Advertising Contracts and Contracts/Commitments for Trade shows with a total commitment of not more than US$1,000,000

6. Computer software, licence and maintenance agreements related to the purchase of the Chatsworth Corporate Assets.

                                  Schedule 8
                                  ----------


1. Deed of Assignment of Building Agreement dated 27 September 1995 between Micropolis Limited and ST Capital Limited.

2. Deed of Assignment of Building Contract dated 27 September 1995 between Micropolis Limited and ST Capital Limited.

3.     Mortgage in Escrow between Micropolis Limited and ST Capital Limited.

4. Deed of Assignment of Building Agreement between Micropolis Limited and Singapore Technologies Construction Pte Ltd.

5. Mortgage in Escrow between Micropolis Limited and Singapore Technologies Construction Pte Ltd.

6. Pledge Agreement dated 18 March 1992 between Micropolis Corporation, Micropolis Limited and The CIT Group/Business Credit, Inc.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



Seller
------


Signed by J. LARRY SMART  )
for and on behalf of      )
MICROPOLIS CORPORATION    )
in the presence of:-      )



Buyer
-----


Signed by CHEN YUK FU     )
for and on behalf of      )
ST CHATSWORTH PTE LTD     )
in the presence of:-      )

--------------------------------------------------------------------------------
   THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            MICROPOLIS CORPORATION

          CONSENT CARD FOR ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
             TO BE EFFECTIVE AS SET FORTH IN THE PROXY STATEMENT
                        ACCOMPANYING THIS CONSENT CARD.

  Proposed consent resolution to approve and authorize a single proposal (i) to approve the sale of substantially all of Micropolis Corporation's assets (other than cash and accounts receivable) related to its disk drive business to ST Chatsworth Pte Ltd, a Singapore corporation and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation, pursuant to the terms of an Asset Purchase Agreement, and (ii) to adopt an amendment to the Company's Certificate of Incorporation to change the name of the Company to StreamLogic Corporation.

-------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE
-------------------------------------------------------------------------------

(Continued and to be signed on other side)

--------------------------------------------------------------------------------
                     -- DO NOT FOLD, STAPLE OR MUTILATE --

--------------------------------------------------------------------------------

[X] Please mark your votes as indicated


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ABOVE PROPOSAL. FAILURE TO CHECK ANY OF THE BOXES WITH RESPECT TO THE PROPOSAL WILL, IF THIS CONSENT CARD HAS BEEN SIGNED AND DATED, CONSTITUTE APPROVAL OF AND CONSENT TO THE ADOPTION OF THE PROPOSAL.

      FOR      AGAINST      ABSTAIN
      [_]        [_]          [_]



____________________________________
        Consent Card Number



_____________________________________
         Number of Shares

Dated: ________________________, 1996

_____________________________________

_____________________________________
 (Signature(s) of Stockholders(s))

(Note--Please sign exactly as your name or names appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)

 Please return promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A.

--------------------------------------------------------------------------------
                     -- DO NOT FOLD, STAPLE OR MUTILATE --